   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2002

                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                     INTERNATIONAL SPECIALTY HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                   2860                                  22-3807354
    (State or other jurisdiction of           (Primary Standard Industrial        (I.R.S. Employer Identification Number)
    incorporation or organization)             Classification Code Number)

                             ---------------------
                        C/O ISP MANAGEMENT COMPANY, INC.
                                 1361 ALPS ROAD
                            WAYNE, NEW JERSEY 07470
                                 (973) 628-4000
           (Name, address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           RICHARD A. WEINBERG, ESQ.
                        C/O ISP MANAGEMENT COMPANY, INC.
                                 1361 ALPS ROAD
                            WAYNE, NEW JERSEY 07470
                                 (973) 628-4000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                WITH A COPY TO:
                           MICHAEL E. LUBOWITZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000
                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

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---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO          OFFERING PRICE         AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED             BE REGISTERED         PER UNIT(1)       OFFERING PRICE(1)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
10 5/8% Series B Senior Secured Notes due
  2009.......................................     $200,000,000             100%             $200,000,000           $18,400
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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act").
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

PROSPECTUS
                               EXCHANGE OFFER FOR
          $200,000,000 10 5/8% SERIES A SENIOR SECURED NOTES DUE 2009
                                       OF

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                             ---------------------

MATERIAL TERMS OF THE EXCHANGE OFFER

- Expires at 5:00 p.m., New York City time, on                , 2002, unless
  extended.

- The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

- All old notes that are validly tendered and not validly withdrawn will be exchanged.

- Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

- The terms of the registered notes to be issued in the exchange offer are substantially identical to the old notes that we issued on December 13, 2001, except for transfer restrictions, registration rights and additional interest.

- The old notes are, and the registered notes will be, secured by a first priority lien on all of the outstanding capital stock of ISP Chemco, Inc., one of our two direct wholly owned subsidiaries.

- We will not receive any cash proceeds from the exchange offer.

                             ---------------------

 CONSIDER CAREFULLY THE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

              The date of this prospectus is                , 2002

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and may not contain all information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. We encourage you to read the detailed information and financial statements appearing elsewhere in this prospectus. Unless otherwise specifically indicated, "we," "us" and "our" refer to International Specialty Holdings Inc. and its consolidated subsidiaries. "ISP" refers to International Specialty Products Inc., our direct parent, and its consolidated subsidiaries.

                               THE EXCHANGE OFFER

     We issued in a private placement $200.0 million in aggregate principal amount of our 10 5/8% Series A Senior Secured Notes due 2009 on December 13, 2001. We refer to these notes in this prospectus as the "old notes." We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for our 10 5/8% Series B Senior Secured Notes due 2009, which we refer to in this prospectus as the "registered notes," with substantially identical terms. We refer to the old notes and the registered notes collectively as the "notes." We believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, subject to limited conditions. You should read the discussion under the headings "The Exchange Offer" and "Description of the Registered Notes" for further information regarding the registered notes.

                                   WHO WE ARE

     Through our subsidiaries, we develop, manufacture and market specialty chemicals and have leading positions in niche markets throughout the world. Our broad spectrum of highly-engineered specialty chemicals has numerous applications in consumer and industrial products. Our specialty chemicals are often critical ingredients in the formulation of our customers' products, but typically represent only a small portion of their product costs. We sell these specialty chemicals in domestic and international markets, primarily for use in branded consumer products manufactured by companies engaged in relatively non-cyclical industries, such as the cosmetics, pharmaceuticals and beverage industries. We sell over 400 specialty chemical and mineral products to over 6,000 customers in over 90 countries, with sales outside of the United States accounting for approximately 50% of our net sales for the year ended December 31, 2000. We are also the second largest producer of mineral products for roofing applications in the United States.

     International Specialty Holdings Inc. is currently a holding company. Our business consists of owning 100% of the outstanding equity of ISP Chemco and ISP Investco. We were formed in June 2001 in connection with an internal restructuring completed by our parent corporation, ISP, for the purpose of separating its investment assets from its specialty chemicals business. ISP Chemco and its subsidiaries now hold all of ISP's specialty chemicals assets and ISP Investco and its subsidiaries now hold all of ISP's investment assets. For more information concerning this restructuring, see "The Transactions" below.

                                  ISP INVESTCO

     We conduct our investments business through ISP Investco and its subsidiaries. We invest primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions. Those investments include common stock short positions which are offset against long positions in securities which are expected, under specific circumstances, to be exchanged or converted into the short positions. ISP Investco and its subsidiaries have been designated as "unrestricted subsidiaries" under the indenture governing the notes and as such will not be subject to most of the covenants contained therein. For additional information about ISP Investco's investment business see the Notes to our Consolidated Financial Statements included elsewhere in this offering memorandum.

                                THE TRANSACTIONS

     In June 2001, ISP completed an internal restructuring in order to separate its investment assets from its specialty chemicals business. As part of that restructuring, ISP's investment assets were transferred to us and, in turn, we transferred those assets to our newly formed, wholly owned subsidiary, ISP Investco. As a result, all of ISP's specialty chemicals assets are now held by the direct and indirect subsidiaries of our other direct, wholly owned subsidiary, ISP Chemco. We refer to these transactions in this offering memorandum as the "Restructuring." In addition, as part of the Restructuring, ISP refinanced a substantial portion of its debt through the issuance by ISP Chemco and three of its wholly owned subsidiaries of $205.0 million in aggregate principal amount of their 10 1/4% Senior Subordinated Notes due 2011, which we refer to in this offering memorandum as the "2011 Notes," and the entering into of a new $450.0 million secured revolving credit and term loan facilities, which we refer to in this offering memorandum as the "Senior Credit Facilities." We used the net proceeds of that offering to repay the 9 3/4% Senior Notes due 2002 of ISP, which we refer to in this offering memorandum as the "2002 Notes." On July 31, 2001 and November 13, 2001, ISP Chemco and those same three subsidiaries jointly issued an additional $200.0 million of the 2011 Notes. We used the net proceeds of those offerings along with a portion of the proceeds from the offering of the old notes to retire the 9% Senior Notes due 2003 of ISP, which we refer to in this offering memorandum as the "2003 Notes." We collectively refer to the offerings of the 2011 Notes and the entering into of the Senior Credit Facilities in this offering memorandum as the "Financing Transactions." We refer to the Financing Transactions, the repayment of the 2002 Notes and the 2003 Notes and the issuance of the old notes as the "Transactions." The following chart illustrates our organization and structure.

                    [ORGANIZATION AND STRUCTURE FLOW CHART]

                              RECENT DEVELOPMENTS

     On December 28, 2001, ISP entered into a non binding letter agreement to sell our pharmaceutical fine chemicals business to Pharmaceutical Resources, Inc. ("PRI"), a manufacturer and distributor of generic pharmaceutical products. The sale will include all of the assets and intellectual property of our pharmaceutical custom manufacturing business, principally located in Columbus, Ohio, including a manufacturing and research facility, and all of the capital stock of our subsidiary, ISP FineTech Ltd. The purchase price is approximately $109.0 million in cash. The acquisition is subject to entering into a definitive purchase agreement relating to the sale, as well as customary regulatory approvals and other conditions and is expected to close in the first quarter of 2002. The letter agreement does not obligate any of the parties to complete the proposed acquisition, and provides for a break-up fee of $3.0 million payable to ISP if for specific reasons PRI decides not to continue with the transaction.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The exchange offer relates to the exchange of up to $200.0 million aggregate principal amount of old notes for an equal aggregate principal amount of registered notes. We issued and sold in a private placement $200.0 million in aggregate principal amount of the old notes on December 13, 2001. The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes have been registered under the Securities Act of 1933 and will not bear legends restricting their transfer. We issued the old notes under an indenture that grants you certain rights. The registered notes also will be issued under that indenture and you will have the same rights under the indenture as the holders of the old notes. See "Description of the Registered Notes."

Registration Rights
Agreement.....................   You are entitled under the registration rights
                                 agreement to exchange your old notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                                 The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See "The Exchange Offer -- Procedures for Tendering."

The Exchange Offer............   We are offering to exchange $1,000 principal
                                 amount of 10 5/8% Series B Senior Secured Notes due 2009, which have been registered under the Securities Act, for each $1,000 principal amount of 10 5/8% Series A Senior Secured Notes due 2009 which were issued on December 13, 2001 in a private placement. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are properly tendered and not properly withdrawn will be exchanged.

                                 As of this date, there are $200.0 million aggregate principal amount of old notes outstanding.

                                 We will issue the registered notes promptly after the expiration of the exchange offer.

Resales of the Registered
Notes.........................   We believe that registered notes to be issued
                                 in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the
                                 Securities Act if you meet the following conditions:

                                   (1) the registered notes are acquired by you
                                       in the ordinary course of your business;

                                   (2) you are not engaging in and do not intend
                                       to engage in a distribution of the
                                       registered notes;

                                   (3) you do not have an arrangement or
                                       understanding with any person to
                                       participate in the distribution of the
                                       registered notes; and

                                   (4) you are not an affiliate of ours, as that
                                       term is defined in Rule 405 under the
                                       Securities Act.

                                 If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

                                 Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for old notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2002, unless
                                 we decide to extend the exchange offer. We do
                                 not intend to extend the exchange offer,
                                 although we reserve the right to do so. If we
                                 determine to extend the exchange offer, we do
                                 not intend to extend it beyond           ,
                                 2002.

Conditions to the Exchange
Offer.........................   The only conditions to completing the exchange
                                 offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See "The Exchange Offer -- Conditions."

Procedures for Tendering Old
Notes Held in the Form of
Book-Entry Interests..........   The old notes were issued as global securities
                                 in fully registered form without coupons.
                                 Beneficial interests in the old notes, which are held by direct or indirect participants in The Depository Trust Company through certificateless depositary interests, are shown on, and transfers of the notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

                                 If you are a holder of an old note held in the form of a book-entry interest and you wish to tender your old note for exchange pursuant to the exchange offer, you must transmit to Wilmington Trust Company, as exchange agent, on or prior to the expiration of the exchange offer either:

                                   - a written or facsimile copy of a properly
                                     completed and executed letter of
                                     transmittal and all other required
                                     documents to the address set forth on the cover page of the letter of transmittal; or

                                   - a computer-generated message transmitted by
                                     means of DTC's Automated Tender Offer
                                     Program system and forming a part of a
                                     confirmation of book-entry transfer in
                                     which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                                 The exchange agent must also receive on or prior to the expiration of the exchange offer either:

                                   - a timely confirmation of book-entry
                                     transfer of your old notes into the
                                     exchange agent's account at DTC, in
                                     accordance with the procedure for
                                     book-entry transfers described in this
                                     prospectus under the heading "The Exchange
                                     Offer -- Book-Entry Transfer," or

                                   - the documents necessary for compliance with
                                     the guaranteed delivery procedures
                                     described below.

                                 A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC's Automated Tender Offer Program system, you will represent to us that, among other things:

                                   - the registered notes to be acquired by you
                                     in the exchange offer are being acquired in the ordinary course of your business;

                                   - you are not engaging in and do not intend
                                     to engage in a distribution of the
                                     registered notes;

                                   - you do not have an arrangement or
                                     understanding with any person to
                                     participate in the distribution of the
                                     registered notes; and

                                   - you are not our affiliate.

Procedures for Tendering
Certificated Old Notes........   If you are a holder of book-entry interests in
                                 the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes that are in equal principal amounts to your book-entry interests. See "Description of the Registered Notes -- Form of Registered Notes."
                                 No certificated notes are issued and
                                 outstanding as of the date of this prospectus.
                                 If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading "The Exchange
                                 Offer -- Procedures for Tendering --
                                 Certificated Old Notes."

Special Procedures for
Beneficial Owner..............   If you are the beneficial owner of old notes
                                 and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered.
                                 The transfer of
                                 registered ownership may take considerable time. See "The Exchange Offer -- Procedures for
                                 Tendering -- Procedures Applicable to All
                                 Holders."

Guaranteed Delivery
Procedures....................   If you wish to tender your old notes and:

                                   (1) they are not immediately available;

                                   (2) time will not permit your old notes or
                                       other required documents to reach the
                                       exchange agent before the expiration of
                                       the exchange offer; or

                                   (3) you cannot complete the procedure for
                                       book-entry transfer on a timely basis,

                                 you may tender your old notes in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedures for Tendering--Guaranteed Delivery Procedures."

Acceptance of Old Notes and
Delivery of Registered
Notes.........................   Except under the circumstances described above
                                 under "Conditions to the Exchange Offer," we will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer -- Terms of the
                                 Exchange Offer."

Withdrawal....................   You may withdraw the tender of your old notes
                                 at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent................   Wilmington Trust Company is serving as the
                                 exchange agent in connection with the exchange offer.

Consequences of Failure to
Exchange......................   If you do not participate in the exchange
                                 offer, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See "The Exchange
                                 Offer -- Consequences of Failure to Exchange."

Federal Income Tax
Consequences..................   The exchange of old notes will not be a taxable
                                 event for federal income tax purposes. See
                                 "Federal Income Tax Considerations."

                  SUMMARY OF THE TERMS OF THE REGISTERED NOTES

ISSUER........................   International Specialty Holdings Inc.

NOTES OFFERED.................   $200.0 million in principal amount of 10 5/8%
                                 Series B Senior Secured Notes due 2009.

MATURITY......................   December 15, 2009.

INTEREST PAYMENT DATES........   June 15 and December 15 of each year. The first
                                 payment will be made on June 15, 2002.

SECURITY......................   The old notes are, and the registered notes
                                 will be, secured by a first priority lien on all of the outstanding capital stock of ISP
                                 Chemco, one of our two direct, wholly owned subsidiaries.

UNRESTRICTED SUBSIDIARIES.....   ISP Investco and its subsidiaries, which
                                 represented 13% of our EBITDA for the nine months ended September 30, 2001, an accounts receivable subsidiary and certain immaterial subsidiaries have been designated as
                                 "unrestricted subsidiaries" under the indenture governing the notes. As a result, these subsidiaries will not be subject to most of the covenants contained in the indenture governing the notes.

OPTIONAL REDEMPTION...........   We may redeem the notes on or after December
                                 15, 2005, at the redemption prices listed under "Description of the Registered
                                 Notes -- Optional Redemption."

                                 Prior to December 15, 2004, we may use the proceeds of specific sales of our equity to redeem up to 35% of the original principal amount of the notes at a redemption price of 110.625% of their principal amount, plus accrued and unpaid interest to the redemption date.

CHANGE OF CONTROL OFFER.......   If we experience a change of control, holders
                                 of the notes may require us to repurchase part or all of their notes at 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

RANKING.......................   The registered notes will be our senior secured
                                 debt and rank equally with all of our future senior debt and senior to any of our subordinated debt. In addition, the registered notes will be effectively subordinated to all liabilities of our subsidiaries. At September
                                 30, 2001, after giving pro forma effect to the issuance of $100.0 million in aggregate principal amount of 2011 Notes on November 13, 2001, the issuance of the old notes in the private placement on December 13, 2001 and the repayment of the 2002 Notes, the 2003 Notes and a $50.0 million note payable from us to ISP, the notes would have been effectively subordinated to approximately $1,159.4 million of our subsidiaries' liabilities.

COVENANTS.....................   We will issue the notes under an existing
                                 indenture with Wilmington Trust Company, which will act as trustee on your behalf. The indenture, among other things, restricts our ability to:

                                 - sell all or substantially all of our assets
                                   or merge or consolidate with or into other companies;

                                 - incur other secured debt or allow liens to
                                   exist on our assets;

                                 - pay dividends or make other distributions;

                                 - make restricted payments and investments;

                                 - incur restrictions on the ability of some of
                                   our subsidiaries to pay dividends or other payments to us; and

                                 - enter into transactions with affiliates.

                                 Some of these limitations do not apply to our unrestricted subsidiaries.

                                 The indenture provides that during any period of time that the notes have an investment grade rating from Moody's Investors Services, Inc. and Standard & Poor's Ratings Services, neither of these rating agencies has attached any "negative outlook" to the rating of the notes and no default under the indenture has occurred, we will not be subject to many of these covenants. See "Description of the Notes -- Certain Covenants -- Changes in Covenants When Notes Rated Investment Grade."

                                 If either of the rating agencies downgrade the ratings assigned to the notes below an investment grade rating, we will again be subject to those covenants.

REGISTRATION RIGHTS;
LIQUIDATED DAMAGES............   In connection with the offering of the old
                                 notes, we granted registration rights to
                                 holders of the old notes and holders of any
                                 additional notes treated as the same class of
                                 notes under the indenture. We agreed to use
                                 reasonable efforts to consummate the offer to
                                 exchange these registered notes for the old
                                 notes by           , 2002. If we fail to
                                 complete the exchange offer by that date, then we will pay liquidated damages to each holder of old notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by that holder.

                                 In addition, under limited circumstances, we may be required to file a shelf registration statement to cover resales of the old notes held by you.

                                 We will also be required to pay liquidated damages if:

                                 - we fail to file the shelf registration
                                   statement required by the registration rights agreement on or before the date specified for that filing; or

                                 - the shelf registration statement is not
                                   declared effective by the Commission on or prior to the date specified for its effectiveness; or

                                 - the shelf registration statement or this
                                   registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement.

                                 The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of old notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of $.50 per week per $1,000 principal amount of notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

FORM OF REGISTERED NOTES......   The registered notes to be issued in the
                                 exchange offer will be represented by one or more global securities deposited with
                                 Wilmington Trust Company for the benefit of DTC. You will not receive registered notes in certificated form unless one of the events set forth under the heading "Description of the Registered Notes -- Form of Registered Notes" occurs. Instead, beneficial interests in the registered notes to be issued in the exchange offer will be shown on, and transfer of these interests will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

USE OF PROCEEDS...............   ISP used a portion of the net proceeds of the
                                 offering of old notes to retire its remaining outstanding 2003 Notes on January 14, 2002. We also used a portion of the net proceeds of the old notes offering to repay outstanding indebtedness we owed to ISP. We used the remainder to pay fees and expenses related to the Transactions. We will not receive any cash proceeds upon completion of the exchange offer.

     YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF THE RISKS OF PARTICIPATING IN THE EXCHANGE OFFER AND INVESTING IN THE NOTES.

                             SUMMARY FINANCIAL DATA

     The following information sets forth our summary financial data. The results of any interim period do not necessarily indicate the results for the full year. This information should be read in conjunction with the information in "Capitalization," "Unaudited Pro Forma Consolidated Financial Statements," "Selected Financial Data" and the Consolidated Financial Statements included elsewhere in this prospectus.

     International Specialty Holdings Inc., formerly known as Newco Holdings Inc., was formed in June 2001. We have prepared the financial data presented below on a basis which retroactively reflects our formation for all periods presented. The As Adjusted balance sheet data give effect to the issuance of $100.0 million of the 2011 Notes on November 13, 2001, the issuance of the old notes on December 13, 2001, and the repayment in full of the 2002 Notes, the 2003 Notes and a $50.0 million note payable from us to ISP as if those issuances and repayments had been completed as of September 30, 2001. The pro forma operating data give effect to the Transactions as if they had been completed as of January 1, 2000. The pro forma financial data presented below does not purport to project the financial position or the results of operations for any future period or to represent what the financial position or results of operations would have been if the Transactions had been completed at the dates indicated.

     Our unrestricted subsidiaries, including ISP Investco, had no impact on our net sales or operating income on a historical or pro forma basis.

                                                                                           NINE MONTHS ENDED
                                                                  YEAR ENDED          ---------------------------
                                                                 DECEMBER 31,         OCTOBER 1,    SEPTEMBER 30,
                                                           ------------------------      2000           2001
                                                            1998     1999     2000    (UNAUDITED)    (UNAUDITED)
                                                           ------   ------   ------   -----------   -------------
                                                                                 (MILLIONS)
OPERATING DATA:
Net sales................................................  $784.6   $787.4   $783.9     $594.1         $595.1
Operating income.........................................    71.6    146.5     82.3       79.6           92.5
Interest expense(1)......................................    77.5     80.7     84.3       65.1           65.8
Income from continuing operations before income taxes....    16.3     63.0    130.1       60.5           36.8
Income from continuing operations........................     9.7     40.9     84.4       39.3           23.9
Income before cumulative effect of accounting change.....    11.8     66.2     84.4       39.3           23.9
Net income...............................................    11.8     66.2     84.4       39.3           23.5

                                                                                  SEPTEMBER 30, 2001
                                                                             ----------------------------
                                                              DECEMBER 31,     ACTUAL      AS ADJUSTED(2)
                                                                  2000       (UNAUDITED)    (UNAUDITED)
                                                              ------------   -----------   --------------
                                                                              (MILLIONS)
BALANCE SHEET DATA:
Cash and short-term investments.............................    $  535.5      $  363.9        $  378.4
Restricted cash(3)..........................................          --         257.6              --
Total working capital.......................................       310.9         450.3           468.3
Total assets................................................     1,923.5       2,112.1         1,874.0
Total long-term debt(4).....................................       799.3       1,145.0           906.9
Shareholder's equity........................................       580.9         514.8           514.8

                                                                                     NINE MONTHS ENDED
                                                                                ---------------------------
                                                     YEAR ENDED DECEMBER 31,    OCTOBER 1,    SEPTEMBER 30,
                                                    -------------------------      2000           2001
                                                     1998      1999     2000    (UNAUDITED)    (UNAUDITED)
                                                    -------   ------   ------   -----------   -------------
                                                                 (MILLIONS, EXCEPT RATIO DATA)
OTHER DATA:
Depreciation......................................  $  48.9   $ 48.2   $ 50.9     $  37.7        $  39.2
Goodwill amortization.............................     14.9     16.2     16.0        12.0           12.0
Capital expenditures and acquisitions.............    163.8    108.9     58.4        39.4           58.7
Cash flows from:
  Operating activities............................    154.0    109.1     48.7       107.0          218.2
  Investing activities............................   (315.0)   (36.0)   (51.2)     (113.3)        (243.3)
  Financing activities............................    163.8    (74.0)    (4.1)       (1.0)          30.1
EBITDA(5)(8)......................................    157.5    208.0    281.3       175.4          153.9
Ratio of earnings to fixed charges(6).............      1.1x     1.7x     2.4x        1.9x           1.5x
Ratio of EBITDA to interest expense(5)............      2.0x     2.6x     3.3x        2.7x           2.3x

                                                                                      NINE MONTHS ENDED
                                                                                 ---------------------------
                                                                YEAR ENDED       OCTOBER 1,    SEPTEMBER 30,
                                                             DECEMBER 31, 2000      2000           2001
                                                             -----------------   -----------   -------------
                                                                      (MILLIONS, EXCEPT RATIO DATA)
                                                                               (UNAUDITED)
PRO FORMA OPERATING DATA:(7)
EBITDA(8)..................................................       $281.3           $175.4         $153.9
Interest expense...........................................        102.8             79.3           71.5
Income before cumulative effect of accounting change.......         72.4             30.1           20.2
Ratio of earnings to fixed charges(6)......................          2.0x             1.5x           1.4x
Ratio of EBITDA to interest expense(8).....................          2.7x             2.2x           2.2x

---------------

(1) Includes the effect of the retroactive push-down of the 2002 Notes and the 2003 Notes on to the consolidated balance sheet of International Specialty Holdings Inc. for all periods presented.

(2) The As Adjusted balance sheet data give effect to the issuance of $100.0 million of 2011 Notes on November 13, 2001, the issuance of the old notes on December 13, 2001 and the repayment in full of the 2002 Notes, the 2003 Notes and a $50.0 million note payable from us to ISP as if those issuances and repayments had been completed as of September 30, 2001. See "Unaudited Pro Forma Consolidated Financial Statements."

(3) Represents net proceeds from the issuance of $305.0 million in aggregate principal amount of our 2011 Notes on June 27, 2001 and July 31, 2001, which were placed in a restricted cash escrow account and distributed to our parent, ISP, to retire the 2002 Notes and a portion of the 2003 Notes. All of the 2002 Notes and the 2003 Notes have been retired by ISP.

(4) See "Capitalization" and Note 13 to Consolidated Financial Statements.

(5) EBITDA is calculated as income from continuing operations before income taxes, increased by interest expense, depreciation and goodwill amortization. As an indicator of operating performance. EBITDA should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.

(6) For purposes of these computations, earnings consist of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense, plus that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).

(7) The pro forma operating data give effect to the Transactions as if they had been completed as of January 1, 2000. See "Unaudited Pro Forma Consolidated Financial Statements."

(8) The details of the calculation of EBITDA are set forth below:

                                                                   NINE MONTHS ENDED                        PRO FORMA
                                                             -----------------------------   ---------------------------------------
                                                                                                              NINE          NINE
                               YEAR ENDED DECEMBER 31,       OCTOBER 1,     SEPTEMBER 30,       YEAR         MONTHS        MONTHS
                            ------------------------------      2000            2001            2000          2000          2001
                              1998       1999       2000     (UNAUDITED)     (UNAUDITED)     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                            --------   --------   --------   -----------   ---------------   -----------   -----------   -----------
                                                                             (THOUSANDS)
Income from continuing
  operations before income
  taxes...................  $ 16,307   $ 62,958   $130,114    $ 60,482        $ 36,838        $111,592      $ 46,283      $ 31,144
Add:
Interest expense..........    77,456     80,666     84,250      65,123          65,759         102,772        79,322        71,453
Depreciation..............    48,872     48,191     50,894      37,739          39,243          50,894        37,739        39,243
Goodwill amortization.....    14,875     16,195     16,042      12,031          12,031          16,042        12,031        12,031
                            --------   --------   --------    --------        --------        --------      --------      --------
EBITDA....................  $157,510   $208,010   $281,300    $175,375        $153,871        $281,300      $175,375      $153,871
                            ========   ========   ========    ========        ========        ========      ========      ========

                                  RISK FACTORS

     An investment in the notes is subject to a number of risks. You should carefully consider the following factors, as well as the more detailed descriptions elsewhere in this prospectus, before making an investment in the notes. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

RISKS RELATED TO THE NOTES

WE ARE SUBSTANTIALLY LEVERAGED. THIS COULD AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES.

     Our substantial outstanding debt has important consequences to you, including the risk that we may not generate sufficient cash flow from operations to pay principal of and interest on our indebtedness, including the notes, or to invest in our businesses. If we are unable to satisfy our obligations with cash flow from operations and refinancings, we might have to attempt to raise cash to satisfy our obligations through potential sales of assets or equity. Our ability to raise funds by selling either assets or equity depends on a number of factors, including market conditions, restrictions contained in the Senior Credit Facilities, the indenture governing the notes, the indenture governing the 2011 Notes, the indenture governing the outstanding indebtedness of ISP and other factors. If we are unable to refinance indebtedness or raise funds through sales of assets or equity or otherwise, we may be unable to pay principal of and interest on the notes.

     At September 30, 2001, after giving pro forma effect to the issuance of $100.0 million in aggregate principal amount of 2011 Notes on November 13, 2001, the issuance of the old notes on December 13, 2001 and the repayment of the 2002 Notes, the 2003 Notes and a $50.0 million note payable from us to ISP, we would have had total outstanding debt of $1,014.6 million and shareholder's equity of $514.8 million. In addition, subject to restrictions contained in the documents referred to above, we may incur additional indebtedness.

WE RELY UPON DISTRIBUTIONS FROM OUR SUBSIDIARIES TO MEET OUR PAYMENT
OBLIGATIONS.

     We are a holding company and our ability to pay interest on the notes depends upon the receipt of dividends from our direct and indirect subsidiaries. We do not have, and may not in the future have, any assets other than our ownership interests in ISP Investco and ISP Chemco. ISP Chemco and its subsidiaries are party to the Senior Credit Facilities and the indenture governing the 2011 Notes, each of which imposes substantial restrictions upon ISP Chemco's ability to pay dividends to us. Any payment of dividends from ISP Chemco will be subject to the satisfaction of financial conditions set forth in the Senior Credit Facilities and the indenture governing the 2011 Notes. In addition, under Delaware law, our subsidiaries may not make distributions to us if, after giving effect to those distributions, the liabilities of the subsidiary would exceed the fair value of its assets. We cannot predict what the value of our subsidiaries' assets or the amount of its liabilities will be in the future and whether those values or amounts will permit the payment of distributions to us. Accordingly, we cannot assure you that we will be able to pay our principal and interest obligations on the notes.

RESTRICTIVE COVENANTS IN THE SENIOR CREDIT FACILITIES, THE INDENTURE GOVERNING THE NOTES AND THE INDENTURE GOVERNING THE 2011 NOTES MAY LIMIT OUR ABILITY TO MOVE FUNDS OR ASSETS AMONG OUR SUBSIDIARIES AND UNDERTAKE SPECIFIC TYPES OF TRANSACTIONS.

     As a result of various restrictive covenants in the Senior Credit Facilities, the indenture governing the notes and the indenture governing the 2011 Notes, our financial flexibility is restricted in a number of ways. First, transfers of funds and other assets as well as other transactions among our subsidiaries are limited. The Senior Credit Facilities, the indenture governing the notes and the indenture governing the 2011 Notes restrict ISP Chemco's ability to pay dividends or otherwise make distributions or transfer funds to us.

     The Senior Credit Facilities, the indenture governing the notes and the indenture governing the 2011 Notes also subject us or our subsidiaries, as the case may be, to significant financial and other restrictive covenants, including restrictions on the ability to incur additional indebtedness, place liens upon assets, pay dividends or make other restricted payments and investments, consummate asset sales or asset swaps, enter into transactions with affiliates, make specified payments to us, conduct businesses other than their current or related businesses, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. These instruments also require us or our subsidiaries, as the case may be, to satisfy or maintain financial condition tests. Our and our subsidiaries' ability to meet these financial condition tests can be affected by events beyond our control and there can be no assurance that they will meet those tests. In the event of a default, the holders of the 2011 Notes and the lenders under the Senior Credit Facilities could elect to accelerate the maturity of all of the 2011 Notes or the loans under the Senior Credit Facilities. If the maturity of the 2011 Notes or the loans under the Senior Credit Facilities were to be accelerated, all of that debt would be required to be paid in full before ISP Chemco or its subsidiaries would be permitted to distribute any assets or cash to us. In that event, we would likely not have sufficient assets to repay all of that outstanding debt and to meet our obligations under the notes. Future borrowings by ISP Chemco and ISP Investco can be expected to contain restrictions or prohibitions on the payment of dividends by those subsidiaries to us.

THE NOTES ARE EFFECTIVELY SUBORDINATE TO THE LIABILITIES OF OUR SUBSIDIARIES.

     Because we are a holding company, the notes are structurally subordinated to all liabilities of our subsidiaries. As a result, in the event of a bankruptcy or liquidation of any of our subsidiaries, the creditors of that subsidiary would be entitled to be repaid in full before any assets of that subsidiary would be available to satisfy our obligations on the notes. At September 30, 2001, after giving pro forma effect to the issuance of $100.0 million in aggregate principal amount of the 2011 Notes on November 13, 2001, the issuance of the old notes on December 13, 2001 and the repayment of the 2002 Notes, the 2003 Notes and a $50.0 million note payable from us to ISP, the notes would have been effectively subordinated to approximately $1,159.4 million of our subsidiaries' liabilities.

ADDITIONAL ISSUANCES OF NOTES COULD DILUTE YOUR COLLATERAL.

     The old notes and the registered notes constitute the same series of notes under the indenture governing the notes. The indenture also permits us to issue additional notes of the same series as the old notes and the registered notes, subject to satisfaction of additional conditions. Any additional notes issued under the indenture will be secured by the same collateral as the old notes and the registered notes. The result of those additional issuances of notes would be that each holder's proportionate interest in the collateral would be diluted.

WE MAY HAVE INADEQUATE COLLATERAL TO SATISFY PAYMENTS ON THE NOTES.

     The old notes are, and the registered notes will be, secured by a first priority lien against all of the outstanding capital stock of ISP Chemco Inc., one of our wholly owned subsidiaries. The value of and your ability to foreclose on this collateral in the event of an acceleration of the notes will depend on market and economic conditions, the availability of buyers and other factors beyond our control. There is currently no established trading market for the common stock of ISP Chemco. Furthermore, the sale of all of the outstanding capital stock of ISP Chemco would constitute a change of control under the terms of the Senior Credit Facilities and the indenture governing the 2011 Notes. In that event, the lenders under the Senior Credit Facilities and/or the holders of the 2011 Notes could opt to accelerate the indebtedness represented by those instruments. As a result, the ability to dispose of the outstanding capital stock of ISP Chemco could be adversely affected. Accordingly, the value of the collateral to you may be diminished. In addition, the proceeds of any sale of the collateral following a default by us may not be sufficient to satisfy any payments due on the notes. If the proceeds are not sufficient to repay all amounts due on the notes, then you (to the extent not repaid from those proceeds) will have only an unsecured claim against our remaining assets, which currently consist only of our equity interests in ISP Investco.

THE TRUSTEE UNDER THE INDENTURE MAY BE UNABLE TO FORECLOSE ON THE COLLATERAL SECURING THE NOTES AND PAY YOU ANY AMOUNT DUE ON THE NOTES.

     Under the indenture governing the notes, if an event of default occurs, including defaults in payment of interest or principal on the notes when due at maturity or otherwise, the trustee may accelerate the notes and, among other things, initiate proceedings to foreclose on the collateral securing the notes. The right of the trustee to repossess and dispose of the collateral after the occurrence of an event of default is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by or against us prior to the trustee having disposed of the collateral. For example, under applicable U.S. bankruptcy laws, a secured creditor is prohibited from repossessing and selling its security from a debtor in a bankruptcy case without bankruptcy court approval. Under any of these circumstances, you may not be fully compensated for your investment in the notes in the event of a default.

OUR UNRESTRICTED SUBSIDIARIES ARE NOT SUBJECT TO MOST OF THE RESTRICTIVE COVENANTS CONTAINED IN THE INDENTURE.

     We have designated some of our direct and indirect subsidiaries as unrestricted subsidiaries. Those subsidiaries do not have to comply with most of the restrictions contained in the indenture governing the notes. There are no limitations on those subsidiaries' ability to incur debt, sell assets, place liens upon assets, consummate asset sales or merge or consolidate with any other person. As a result, we cannot assure you that these subsidiaries will maintain sufficient assets to pay dividends to us. The failure to pay those dividends to us could adversely affect our ability to make payments on the notes.

SUBSTANTIALLY ALL OF ISP INVESTCO'S ASSETS CONSIST OF MARKETABLE SECURITIES.

     A large portion of ISP Investco's assets consist of marketable securities of international and domestic companies. The value of those securities could be subject to wide fluctuations in response to events beyond our control including general economic conditions. As a result, ISP Investco could incur substantial losses with respect to its investments. Accordingly, the value of the stock of ISP Investco could be adversely affected.

WE MAY BE UNABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

     We cannot assure you that we will have enough funds to pay our obligations under the notes upon a change of control. In addition, any of our future debt agreements may prohibit our repayment of the notes in that event. Accordingly, we may be unable to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under any future indebtedness.

     In addition, we have been advised by G-I Holdings Inc., which in January 2001 filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to asbestos-related claims, that in 2000 three actions were commenced by creditors or potential creditors of G-I Holdings alleging that the distribution of the capital stock of ISP to Samuel J. Heyman and certain other stockholders by G-I Holdings through a series of transactions in 1997 was a fraudulent conveyance. Two of these actions were effectively stayed and the third was dismissed as a result of the G-I Holdings Chapter 11 filing. In September 2001, the Official Committee of Unsecured Creditors of G-I Holdings filed a substantially similar action against Mr. Heyman. If these actions are successful, the plaintiffs could seek to unwind those transactions which could cause the capital stock held by Mr. Heyman and those other shareholders to once again become owned by G-I Holdings. If that were to happen, creditors in G-I Holdings' bankruptcy proceeding could seek to cause the sale of the capital stock of ISP to satisfy their claims, which could result in a change of control. This event could cause other indebtedness of ours and of ISP (including the notes) to become accelerated. That event could have a material adverse impact on our financial condition if we are unable to refinance that indebtedness.

A COURT OF COMPETENT JURISDICTION COULD DETERMINE, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE NOTES IF IT FOUND WE COULD NOT PAY OUR DEBTS AS THEY BECOME DUE.

     Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court of competent jurisdiction could void, in whole or in part, the notes if it found we could not pay our debts as they become due. We depend on distributions from our subsidiaries to meet our payment obligations. ISP Chemco and its subsidiaries are subject to restrictive covenants in their debt instruments which restrict the ability of those subsidiaries to pay us dividends. A court could also subordinate the notes to our existing and future debt. For example, a court could void the notes if it finds that at the time the notes are issued any of the following occurred:

     - we incurred the debt represented by the notes with the intent to hinder, delay or defraud our creditors; or

     - we received less than reasonably equivalent value or fair consideration for incurring that debt; and;

        - were insolvent;

        - were rendered insolvent by reason of the incurrence of that debt and the application of the proceeds of that debt;

        - were engaged or were about to engage in a business or transaction for which the remaining assets constituted unreasonably small capital to carry on our business; or

        - intended to incur, or believed that we would incur, debts beyond our ability to pay as they matured.

     The measure of insolvency for purposes of determining these fraudulent conveyance issues will vary depending upon the law applied in each case. Generally, however, we would be considered insolvent if:

     - the sum of our debt, including contingent liabilities, were greater than the fair saleable value of all of our assets;

     - the present fair saleable value of our assets were less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

     - we could not pay our debts as they become due.

     We believe that for purposes of the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes are being issued without the intent to hinder, delay or defraud creditors and for proper purposes and in good faith. We believe that after the issuance of the notes and the application of the net proceeds therefrom, we will be solvent, will have sufficient capital for carrying on our business and will be able to pay our debts as they mature. We cannot assure you, however, that a court would agree with our view.

THE LIQUIDITY OF ANY MARKET FOR THE OLD NOTES COULD BE ADVERSELY AFFECTED AFTER COMPLETION OF THE EXCHANGE OFFER. IN ADDITION, THERE MAY BE NO ACTIVE TRADING MARKET FOR THE REGISTERED NOTES TO BE ISSUED IN THE EXCHANGE OFFER.

     There has been no public market for the old notes. If most holders of the old notes tender their notes in the exchange offer, the liquidity for the old notes not tendered in the exchange offer could be adversely affected upon completion of the exchange offer. In addition, we cannot assure you with respect to:

          (1) the liquidity of any market for the registered notes that may develop;

          (2) your ability to sell registered notes; or

          (3) the price at which you will be able to sell those registered notes.

If a public market were to exist, the registered notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not intend to list the registered notes to be issued to you in the exchange offer on any securities exchange or to seek approval for quotations through any automated quotation system. No active market for the registered notes is currently anticipated. The initial purchaser of the old notes has advised us that it currently anticipates making a secondary market for the registered notes, but it is not obligated to do so. We cannot assure you that an active or liquid public trading market will develop for the registered notes.

RISKS RELATED TO OUR BUSINESS

WE MAY EXPERIENCE FOREIGN CURRENCY FLUCTUATIONS.

     For the year ended December 31, 2001, approximately 50% of our net sales was attributable to our international operations. Fluctuations in the value of foreign currencies may cause our U.S. dollar-denominated sales and profits with respect to those operations to decrease or increase without relation to the actual sales or profits of our international operations. For a discussion of our international operations, see "Business -- Specialty Chemicals -- International Operations," and for a discussion of the impact of currency fluctuations on our historical results of operations and our policy to manage our foreign currency exposure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE MAY BE HELD RESPONSIBLE FOR A TAX CLAIM AGAINST G-I HOLDINGS INC.

     We were members of the G-I Holdings Inc. consolidated group for federal income tax purposes in certain prior years. As a result, we would be severally liable for any tax liability of the G-I Holdings consolidated tax group in respect of those prior years in which we were members of this tax group. On September 15, 1997, G-I Holdings received a tax deficiency notice from the IRS in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) for the 1990 fiscal year relating to Rhone-Poulenc Surfactants and Specialties, L.P., a partnership in which G-I Holdings held an interest. On September 21, 2001, the IRS filed a proof of claim with respect to this deficiency in the G-I Holdings bankruptcy. If that proof of claim is sustained, we, together with G-I Holdings and several current and former subsidiaries of G-I Holdings, would be severally liable for taxes and interest in an amount of approximately $250.0 million should G-I Holdings be unable to satisfy that liability.

WE ARE DEPENDENT ON OTHERS FOR SUPPLY OF ONE OF OUR PRINCIPAL RAW MATERIALS.

     Approximately 62% of our sales of specialty chemicals are derived from acetylene which is either purchased in the United States as a raw material or is produced by our wholly owned subsidiary, ISP Acetylene GmbH, in Marl, Germany. Acetylene is available as a raw material from a limited number of suppliers and, because of its instability, can only be transported short distances. We obtain acetylene for domestic use from two unaffiliated suppliers pursuant to supply contracts. In the event of a substantial interruption in the supply of acetylene from current sources, we may be unable to obtain as much acetylene from other sources as would be necessary to meet our supply requirements. A substantial interruption of our supply of acetylene or a substantial increase in its cost could have a material adverse effect on our business and operations.

THE SALES PRICES OF BUTANEDIOL CAN FLUCTUATE.

     Sales prices of butanediol, one of our industrial products that represented 8% of our net sales for the year ended December 31, 2000, have fluctuated based on supply and demand. We cannot assure you that future growth in demand for butanediol will be sufficient to keep pace with future increases in supply.

THE LOSS OF A SIGNIFICANT CUSTOMER COULD HAVE AN ADVERSE EFFECT ON THE MINERAL PRODUCTS SEGMENT OF OUR BUSINESS.

     In 2000, Building Materials Corporation of America, an indirect subsidiary of G-I Holdings Inc. and an affiliate of ours, and its subsidiaries purchased approximately $59.3 million of mineral products from us, representing approximately 7.6% of our net sales. BMCA and its subsidiaries purchase from us all of their colored roofing granules requirements (except for the requirements of some of their roofing plants which are supplied by third parties) under a requirements contract which expires on December 31, 2001 unless extended by the parties. A substantial decrease in business from BMCA could have an adverse impact on the financial condition of our mineral products segment.

WE ARE SUBJECT TO ENVIRONMENTAL AND OTHER REGULATIONS.

     Aspects of our business and operations are subject to a wide variety of federal, state, local and foreign environmental and occupational health and safety laws and regulations, including laws and regulations governing the storage and handling of chemicals and hazardous substances. We are also subject to liability for the investigation and remediation of environmental contamination at certain properties that we own or operate and at other properties where we or our predecessors have operated or arranged for the disposal of hazardous substances. We cannot predict whether additional expenditures, beyond those currently included in capital and operating budgets, may be required in order to comply with new environmental legislation and regulations.

WE ARE CONTROLLED BY AN EXISTING SHAREHOLDER.

     As of September 30, 2001, Samuel J. Heyman, our Chairman of the Board of Directors and Chairman of the Board of Directors of ISP, beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) approximately 80% of ISP's outstanding voting stock. Accordingly, Mr. Heyman has the ability to elect our entire Board of Directors and determine the outcome of any other matter submitted to shareholders for approval. In particular, subject to the terms of our existing indebtedness, Mr. Heyman has the ability to effect certain corporate transactions, including mergers, consolidations and the sale of all or substantially all of our assets.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the registered notes. This prospectus, which is a part of the registration statement, omits some of the information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each of those statements is deemed qualified in its entirety to that reference.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. These forward-looking statements are only predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. Our operations are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. You are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under "Risk Factors." The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances. We cannot assure you that projected results or events will be achieved.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     We issued the old notes on December 13, 2001 in a private placement. In connection with the issuance of the old notes, we entered into the registration rights agreement which requires that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. These registered notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. We refer to this indenture in this prospectus as the "indenture." As a result of the filing and the effectiveness of the
registration statement, assuming we complete the exchange offer by           ,
2002, prospective increases in the interest rate on the old notes provided for in the registration rights agreement will not occur.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our "affiliate" within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

          (1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

          (3) you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

     If you tender in the exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See "Plan of Distribution."

     If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your old notes registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. In the event that we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of two years following the date of original issuance of the old notes or the shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See
"-- Procedures for Tendering."

CONSEQUENCES OF FAILURE TO EXCHANGE

     After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to limited restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

     The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the old notes. The registered notes and the old notes will be deemed one issue of notes under the indenture.

     As of the date of this prospectus, $200.0 million in aggregate principal amount of the old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters' rights in connection with the exchange offer under the General Corporation Law of the State of Delaware or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

     We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

     You will not be required to pay brokerage commissions or fees or, except as set forth below under "-- Transfer Taxes," transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses" below.

EXPIRATION DATE; AMENDMENTS

     The exchange offer will expire at 5:00 p.m., New York City time, on
            2002, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do
not intend to extend it beyond             2002. If we extend the exchange
offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

     We also reserve the right, in our sole discretion,

          (1) to delay accepting any old notes or, if any of the conditions set forth below under "-- Conditions" have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

          (2) to amend the terms of the exchange offer in any manner, by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

     We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

PROCEDURES FOR TENDERING

  BOOK-ENTRY INTERESTS

     The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

     If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

          (1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

          (2) a computer-generated message transmitted by means of DTC's Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

     In addition, in order to deliver old notes held in the form of book-entry interests:

          (1) a timely confirmation of book-entry transfer of those notes into the exchange agent's account at DTC pursuant to the procedure for book-entry transfers described below under "-- Book-Entry Transfer" must be received by the exchange agent prior to the expiration date; or

          (2) you must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  CERTIFICATED OLD NOTES

     Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under "-- Exchange Agent." In addition, in order to validly tender your certificated old notes:

          (1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date or

          (2) you must comply with the guaranteed delivery procedures described below.

  PROCEDURES APPLICABLE TO ALL HOLDERS

     If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

          (1) old notes tendered in the exchange offer are tendered either

             (A) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or

             (B) for the account of an eligible institution; and

          (2) the box entitled "Special Registration Instructions" on the letter of transmittal has not been completed.

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

     If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

     We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

          (1) you improperly tender your old notes;

          (2) you have not cured any defects or irregularities in your tender;
     and

          (3) we have not waived those defects, irregularities or improper tender.

     The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

     In addition, we reserve the right in our sole discretion to:

          (1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

          (2) terminate the exchange offer; and

          (3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will represent to us that, among other things:

          (1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business,

          (2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer,

          (3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer and

          (4) you are not our "affiliate," as defined under Rule 405 of the Securities Act.

     In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent's account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

  GUARANTEED DELIVERY PROCEDURES

     If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

          (1) you tender through an eligible financial institution;

          (2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

          (3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

     The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

          (1) your name and address;

          (2) the amount of old notes you are tendering; and

          (3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

             (A) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

             (B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

             (C) any other documents required by the letter of transmittal.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent's account at DTC in accordance with DTC's procedures for transfer.

     If one of the following situations occur:

          (1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent's account at DTC; or

          (2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date.

     The notice of withdrawal must:

          (1) state your name;

          (2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

          (3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

          (4) specify the name in which the old notes are to be registered, if different from yours.

     We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS

     Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events shall occur:

          (1) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

          (2) the exchange offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order shall be threatened by the Commission or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

     The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

EXCHANGE AGENT

     We have appointed Wilmington Trust Company as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

  By Overnight Delivery or
   Registered or Certified        By Hand in New York:             By Hand in Delaware:
            Mail:
  Wilmington Trust Company      Wilmington Trust Company         Wilmington Trust Company
     Rodney Square North        c/o Computershare Trust            301 West 11th Street
  1100 North Market Street        Company of New York           Wilmington, DE 19801-1615
  Wilmington, DE 19890-1615        Wall Street Plaza         Attn: Corporate Trust, 1st Floor
    Attn: Corporate Trust      88 Pine Street, 19th Floor
                                   New York, NY 10005
                               Attn: Wilmington Trust/ISP

                             Facsimile Transmission Number:
                               (For Eligible Institutions
                                         Only)
                                     (302) 651-1079

                              Confirm Receipt of Facsimile
                                     by Telephone:
                                     (302) 651-1562

     The exchange agent also acts as trustee under the indenture.

FEES AND EXPENSES

     We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

     We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $250,000 which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under generally accepted accounting principles.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of September 30, 2001 (A) on a historical basis and (B) on a pro forma basis to give effect to the issuance of $100.0 million in aggregate principal amount of the 2011 Notes on November 13, 2001, the issuance of the old notes on December 13, 2001 and the repayment of the 2002 Notes, the 2003 Notes and a $50.0 million note payable from us to ISP.

                                                               AS OF SEPTEMBER 30, 2001
                                                               -------------------------
                                                                 ACTUAL       PRO FORMA
                                                               -----------   -----------
                                                                      (THOUSANDS)
                                                                      (UNAUDITED)
Senior Credit Facilities:
  Revolver..................................................   $   80,600    $   80,600
  Term loan.................................................      224,438       224,438
2002 Notes(1)...............................................      180,007            --
2003 Notes(1)...............................................      308,118            --
10 1/4% Senior Subordinated Notes due 2011..................      301,459       401,459
10 5/8% Senior Secured Notes due 2009(2)....................           --       200,000
Intercompany note payable to ISP............................       50,000            --
Other.......................................................          364           364
                                                               ----------    ----------
          Total long-term debt..............................    1,144,986       906,861
                                                               ----------    ----------
Shareholder's equity........................................      514,834       514,834
                                                               ----------    ----------
          Total capitalization..............................   $1,659,820    $1,421,695
                                                               ==========    ==========

---------------
(1) In connection with the issuances of the 2011 Notes and the issuance of the old notes, the 2002 Notes and the 2003 Notes were retroactively presented on our balance sheet in order to reflect the retirement of the 2002 Notes and the 2003 Notes with the net proceeds of those issuances. The 2002 Notes and the 2003 Notes were paid in full on October 15, 2001 and January 14, 2002, respectively.

(2) Gives effect to the offering of $200.0 million in aggregate principal amount of the old notes on December 13, 2001.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     We have prepared the following unaudited pro forma consolidated financial statements on the basis set forth in the accompanying notes. The accompanying pro forma consolidated balance sheet gives effect to the issuance of $100.0 million aggregate principal amount of 2011 Notes, the issuance of the old notes on December 31, 2001, the repayment of the 2002 Notes, the 2003 Notes and a $50.0 million note payable from us to ISP as if those transactions had been completed as of September 30, 2001. The accompanying pro forma consolidated statements of income give effect to the Transactions as if they had been completed as of January 1, 2000. The unaudited pro forma consolidated financial statements do not purport to project the results of operations for any future period or to represent what the financial position or results of operations would have been if the Transactions had been completed as of the dates indicated.

     Our unrestricted subsidiaries, including ISP Investco, had no impact on our pro forma net sales or operating income. For the impact of our unrestricted subsidiaries on our pro forma financial position and results of operations, see the footnotes to the Unaudited Pro Forma Consolidated Financial Statements on page 34.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2001

                                                                    ADJUSTMENTS
                                                 -------------------------------------------------
                                                                                    REPAYMENT OF
                                                                                    2002 NOTES,
                                                                                     2003 NOTES
                                                                                        AND
                                                    FINANCING      OFFERING OF      INTERCOMPANY
                                      ACTUAL     TRANSACTIONS(1)      NOTES             NOTE            PRO FORMA
                                    ----------   ---------------   -----------    ----------------      ----------
                                                                     (THOUSANDS)
                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash............................  $   19,816      $     --        $ 68,564         $  (4,040)(4)(5)   $   34,340
                                                                                       (50,000)(6)
  Restricted cash.................     176,519                                        (176,519)(4)              --
  Investments in trading
    securities....................      26,216                                                              26,216
  Investments in
    available-for-sale
    securities....................     315,638                                                             315,638
  Other short-term investments....       2,220                                                               2,220
  Accounts receivable trade,
    net...........................      89,784                                                              89,784
  Accounts receivable other.......      27,732                                                              27,732
  Receivable from related parties,
    net...........................      30,145                                                              30,145
  Inventories.....................     201,712                                                             201,712
  Other current assets............      36,638            --              --                --              36,638
                                    ----------      --------        --------         ---------          ----------
  Total current assets............     926,420            --          68,564          (230,559)            764,425
Property, plant and equipment,
  net.............................     554,800                                                             554,800
Goodwill, net.....................     482,911                                                             482,911
Long-term restricted cash.........      81,130       100,700         125,736(2)       (307,566)(5)              --
Other assets......................      66,843          (700)          5,700(3)             --              71,843
                                    ----------      --------        --------         ---------          ----------
Total assets......................  $2,112,104      $100,000        $200,000         $(538,125)         $1,873,979
                                    ==========      ========        ========         =========          ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Short-term debt(9)..............  $  107,735      $     --        $     --         $      --          $  107,735
  Current maturities of long-term
    debt..........................     182,446                                        (180,007)(4)           2,439
  Accounts payable................      51,555                                                              51,555
  Accrued liabilities.............     115,505                                                             115,505
  Income taxes....................      18,901            --              --                --              18,901
                                    ----------      --------        --------         ---------          ----------
  Total current liabilities.......     476,142            --              --          (180,007)            296,135
Long-term debt less current
  maturities......................     912,540       100,000         200,000(2)       (308,118)(5)         904,422
Long-term note payable to parent
  company.........................      50,000                                         (50,000)(6)              --
Deferred taxes....................      93,143                                                              93,143
Other liabilities.................      65,445                                                              65,445
Shareholder's equity:
  Common stock and additional
    paid-in capital...............     618,187                                                             618,187
  Accumulated deficit.............      (2,484)                                                             (2,484)
  Accumulated other comprehensive
    loss..........................    (100,869)                                                           (100,869)
                                    ----------      --------        --------         ---------          ----------
Total shareholder's equity........     514,834            --              --                --             514,834
                                    ----------      --------        --------         ---------          ----------
Total liabilities and
  shareholder's equity............  $2,112,104      $100,000        $200,000         $(538,125)         $1,873,979
                                    ==========      ========        ========         =========          ==========

     See accompanying Notes to Pro Forma Consolidated Financial Statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                 ADJUSTMENTS
                                              --------------------------------------------------
                                                                                  REPAYMENT OF
                                                                                  2002 NOTES,
                                                                                   2003 NOTES
                                                 FINANCING      OFFERING OF     AND INTERCOMPANY
                                   ACTUAL     TRANSACTIONS(1)      NOTES              NOTE           PRO FORMA
                                  ---------   ---------------   -----------     ----------------     ---------
                                                                  (THOUSANDS)
                                                                  (UNAUDITED)
Net sales.......................  $ 783,941      $     --        $     --           $     --         $ 783,941
Cost of products sold...........   (514,599)                                                          (514,599)
Selling, general and
  administrative................   (156,571)                                                          (156,571)
Provision for restructuring.....    (14,429)                                                           (14,429)
Goodwill amortization...........    (16,042)                                                           (16,042)
                                  ---------      --------        --------           --------         ---------
Operating income................     82,300            --              --                 --            82,300
Interest expense(10)............    (84,250)      (50,291)(7)     (21,963)(8)         19,515(4)       (102,772)
                                                                                      30,710(5)
                                                                                       3,507(6)
Gain on contract settlement.....      3,450                                                              3,450
Other income, net...............    128,614                                                            128,614
                                  ---------      --------        --------           --------         ---------
Income before income taxes......    130,114       (50,291)        (21,963)            53,732           111,592
Income taxes....................    (45,673)       17,655           7,709            (18,866)          (39,175)
                                  ---------      --------        --------           --------         ---------
Net income......................  $  84,441      $(32,636)       $(14,254)          $ 34,866         $  72,417
                                  =========      ========        ========           ========         =========

     See accompanying Notes to Pro Forma Consolidated Financial Statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED OCTOBER 1, 2000

                                                                             ADJUSTMENTS
                                                              -----------------------------------------
                                                                                           REPAYMENT OF
                                                                                           2002 NOTES,
                                                                                            2003 NOTES
                                                                                               AND
                                                                 FINANCING      OFFERING   INTERCOMPANY
                                                   ACTUAL     TRANSACTIONS(1)   OF NOTES       NOTE       PRO FORMA
                                                  ---------   ---------------   --------   ------------   ---------
                                                                             (THOUSANDS)
                                                                             (UNAUDITED)
Net sales.......................................  $ 594,084      $     --       $     --     $     --     $ 594,084
Cost of products sold...........................   (386,080)                                               (386,080)
Selling, general and administrative.............   (116,396)                                               (116,396)
Goodwill amortization...........................    (12,031)                                                (12,031)
                                                  ---------      --------       --------     --------     ---------
Operating income................................     79,577            --             --           --        79,577
Interest expense(10)............................    (65,123)      (37,972)(7)    (16,472)(8)     14,637(4)   (79,332)
                                                                                               23,032(5)
                                                                                                2,576(6)
Gain on contract settlement.....................      3,450                                                   3,450
Other income, net...............................     42,578                                                  42,578
                                                  ---------      --------       --------     --------     ---------
Income before income taxes......................     60,482       (37,972)       (16,472)      40,245        46,283
Income taxes....................................    (21,181)       13,297          5,768      (14,092)      (16,208)
                                                  ---------      --------       --------     --------     ---------
Net income......................................  $  39,301      $(24,675)      $(10,704)    $ 26,153     $  30,075
                                                  =========      ========       ========     ========     =========

     See accompanying Notes to Pro Forma Consolidated Financial Statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                                             ADJUSTMENTS
                                                            ---------------------------------------------
                                                                                           REPAYMENT OF
                                                                                           2002 NOTES,
                                                                                            2003 NOTES
                                                                                               AND
                                                             FINANCING     OFFERING OF     INTERCOMPANY
                                                 ACTUAL     TRANSACTIONS      NOTES            NOTE         PRO FORMA
                                                ---------   ------------   -----------   ----------------   ---------
                                                                             (THOUSANDS)
                                                                             (UNAUDITED)
Net sales.....................................  $ 595,124     $     --      $     --         $     --       $ 595,124
Cost of products sold.........................   (370,491)                                                   (370,491)
Selling, general and administrative...........   (120,113)                                                   (120,113)
Goodwill amortization.........................    (12,031)                                                    (12,031)
                                                ---------     --------      --------         --------       ---------
Operating income..............................     92,489           --            --               --          92,489
Interest expense(10)..........................    (65,759)     (27,987)(7)   (16,472)(8)       14,221(4)      (71,453)
                                                                                               22,314(5)
                                                                                                2,230(6)
Other income, net.............................     10,108                                                      10,108
                                                ---------     --------      --------         --------       ---------
Income before income taxes....................     36,838      (27,987)      (16,472)          38,765          31,144
Income taxes..................................    (12,939)       9,830         5,786          (13,615)        (10,938)
                                                ---------     --------      --------         --------       ---------
Income before cumulative effect of accounting
  change......................................     23,899      (18,157)      (10,686)          25,150          20,206
Cumulative effect of change in accounting
  principle, net of taxes.....................       (440)                                                       (440)
                                                ---------     --------      --------         --------       ---------
Net income....................................  $  23,459     $(18,157)     $(10,686)        $ 25,150       $  19,766
                                                =========     ========      ========         ========       =========

     See accompanying Notes to Pro Forma Consolidated Financial Statements.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The following Notes to Pro Forma Consolidated Financial Statements should be read in conjunction with the description of the Transactions included elsewhere in this prospectus.

          (1) Reflects the issuance of $100.0 million in aggregate principal amount of 2011 Notes on November 13, 2001 at a price of 101.5% of principal amount.

          (2) Reflects the issuance of $200.0 million in aggregate principal amount of old notes.

          (3) Reflects deferred financing fees related to the issuance of the old notes.

          (4) Reflects the repayment of the 2002 Notes with the net proceeds from the issuance of $205.0 million in aggregate principal amount of 2011 Notes on June 27, 2001 and the elimination of the related interest expense.

          (5) Reflects the repayment of the 2003 Notes with the net proceeds from the issuance of $200.0 million in aggregate principal amount of 2011 Notes on July 31, 2001 and November 13, 2001 and the issuance of the old notes and the elimination of the related interest expense.

          (6) Reflects the repayment of the long-term note payable to our parent company, ISP, with the net proceeds of the old notes.

          (7) Reflects interest expense, including amortization of deferred financing fees, related to the Financing Transactions.

          (8) Reflects interest expense, including amortization of deferred financing fees, related to the old notes.

          (9) Includes $107.6 million of short-term debt of ISP Investco, one of our unrestricted subsidiaries, which represents all of ISP Investco's outstanding debt.

          (10) Actual and pro forma interest expense included for the periods presented below includes the following interest expense of ISP Investco, one of our unrestricted subsidiaries:

                                                               (THOUSANDS)
      For the Year Ended December 31, 2000..................     $13,949
      For the Nine Months Ended October 1, 2000.............     $11,677
      For the Nine Months Ended September 30, 2001..........     $ 7,227

                            SELECTED FINANCIAL DATA

     The following information sets forth our selected financial data. The results of any interim period do not necessarily indicate the results for the full year. This information should be read in conjunction with the information in "Summary Financial Data," "Capitalization," "Unaudited Pro Forma Consolidated Financial Statements" and the Consolidated Financial Statements included elsewhere in this prospectus.

     International Specialty Holdings Inc., formerly known as Newco Holdings Inc., was formed in June 2001. We have prepared the financial data presented below on a basis which retroactively reflects our formation for all periods presented. In addition, our financial data presented below for periods prior to the formation of International Specialty Holdings Inc. represent the results of ISP Chemco Inc., and our financial data presented below for periods prior to the merger of International Specialty Products Inc. with and into ISP Holdings Inc. represent the results of the predecessor company to ISP.

     Our unrestricted subsidiaries, including ISP Investco, had no impact on net sales or operating income for the periods presented. See the footnotes below for the impact of our unrestricted subsidiaries on our financial position and results of operations as of and for the nine months ended September 30, 2001.

                                                                                                    NINE MONTHS ENDED
                                                                                             -------------------------------
                                                    YEAR ENDED DECEMBER 31,                    OCTOBER 1,      SEPTEMBER 30,
                                      ----------------------------------------------------        2000             2001
                                        1996       1997       1998       1999       2000       (UNAUDITED)      (UNAUDITED)
                                      --------   --------   --------   --------   --------   ---------------   -------------
                                                                            (MILLIONS)
OPERATING DATA:
Net sales...........................  $  677.0   $  709.0   $  784.6   $  787.4   $  783.9      $  594.1         $  595.1
Operating income....................     135.8      138.4       71.6      146.5       82.3          79.6             92.5
Interest expense(1).................      63.3       76.6       77.5       80.7       84.3          65.1             65.8
Income from continuing operations
  before income taxes...............      91.1       89.3       16.3       63.0      130.1          60.5             36.8
Income from continuing operations...      58.3       57.1        9.7       40.9       84.4          39.3             23.9
Income before cumulative effect of
  accounting change.................      58.5       59.5       11.8       66.2       84.4          39.3             23.9
Net income..........................      58.5       59.5       11.8       66.2       84.4          39.3             23.5

                                                                                                    SEPTEMBER 30, 2001
                                                           DECEMBER 31,                       ------------------------------
                                       ----------------------------------------------------      ACTUAL      AS ADJUSTED(2)
                                         1996       1997       1998       1999       2000     (UNAUDITED)      (UNAUDITED)
                                       --------   --------   --------   --------   --------   ------------   ---------------
                                                                            (MILLIONS)
BALANCE SHEET DATA:
Cash and short-term investments......  $  141.0   $  188.9   $  329.0   $  349.4   $  535.5     $  363.9        $  378.4
Restricted cash(3)...................        --         --         --         --         --        257.6              --
Total working capital................     221.1      274.4      376.6      384.4      310.9        450.3           468.3
Total assets.........................   1,316.6    1,393.9    1,718.3    1,805.1    1,923.5      2,112.1         1,874.0
Total long-term debt(4)..............     898.1      853.9      947.0      908.9      799.3      1,145.0           906.9
Total debt(4)........................     920.4      892.1    1,058.8    1,014.3      968.0      1,252.7         1,014.6
Total shareholder's equity...........     176.8      264.4      388.1      468.1      580.9        514.8           514.8

                                                   (Footnotes on following page)

                                                                                      NINE MONTHS ENDED
                                                                                 ---------------------------
                                             YEAR ENDED DECEMBER 31,             OCTOBER 1,    SEPTEMBER 30,
                                   -------------------------------------------      2000           2001
                                    1996     1997     1998      1999     2000    (UNAUDITED)    (UNAUDITED)
                                   ------   ------   -------   ------   ------   -----------   -------------
                                                         (MILLIONS, EXCEPT RATIO DATA)
OTHER DATA:
Depreciation.....................  $ 37.8   $ 40.9   $  48.9   $ 48.2   $ 50.9     $  37.7        $  39.2
Goodwill amortization............    13.2     13.2      14.9     16.2     16.0        12.0           12.0
Capital expenditures and
  acquisitions...................    51.4     67.6     163.8    108.9     58.4        39.4           58.7
Cash flows from:
  Operating activities...........    77.9     41.9     154.0    109.1     48.7       107.0          218.2
  Investing activities...........   (46.0)   (41.3)   (315.0)   (36.0)   (51.2)     (113.3)        (243.3)
  Financing activities...........   (28.7)     1.5     163.8    (74.0)    (4.1)       (1.0)          30.1
EBITDA(5)........................   205.5    220.0     157.5    208.0    281.3       175.4          153.9
Ratio of earnings to fixed
  charges(6).....................     2.4x     2.2x      1.1x     1.7x     2.4x        1.9x           1.5x
Ratio of EBITDA to interest
  expense(5).....................     3.2x     2.9x      2.0x     2.6x     3.3x        2.7x           2.3x

                                                                                      NINE MONTHS ENDED
                                                                                  --------------------------
                                                                 YEAR ENDED       OCTOBER 1,   SEPTEMBER 30,
                                                              DECEMBER 31, 2000      2000          2001
                                                              -----------------   ----------   -------------
                                                                      (MILLIONS, EXCEPT RATIO DATA)
                                                                               (UNAUDITED)
PRO FORMA OPERATING DATA:(7)
EBITDA(5)...................................................       $281.3           $175.4        $153.9
Interest expense............................................        102.8             79.3          71.5
Income before cumulative effect of accounting change........         72.4             30.1          20.2
Ratio of earnings to fixed charges(6).......................          2.0x             1.5x          1.4x
Ratio of EBITDA to interest expense(5)......................          2.7x             2.2x          2.2x

---------------

(1) Includes the effect of the retroactive push-down of the 2002 Notes and the 2003 Notes on to the consolidated balance sheet of International Specialty Holdings Inc. for all periods presented.

(2) The As Adjusted balance sheet data give effect to the issuance of $100.0 million of 2011 Notes on November 13, 2001, the issuance of the old notes on December 13, 2001 and the repayment in full of the 2002 Notes, the 2003 Notes and a $50.0 million note payable from us to ISP as if those issuances and repayments had been completed as of September 30, 2001. See "Unaudited Pro Forma Consolidated Financial Statements."

(3) Represents net proceeds from the issuance of $305.0 million in aggregate principal amount of our 2011 Notes on June 27, 2001 and July 31, 2001, which were placed in a restricted cash escrow account and distributed to our parent, ISP, to retire the 2002 Notes and a portion of the 2003 Notes. The 2002 Notes and 2003 Notes have been retired.

(4) See "Capitalization" and Note 13 to Consolidated Financial Statements. Includes debt of ISP Investco, one of our unrestricted subsidiaries, which was $107.6 million as of September 30, 2001, all of which was short-term debt.

(5) EBITDA is calculated as income from continuing operations before income taxes, increased by interest expense, depreciation and goodwill amortization. As an indicator of operating performance, EBITDA should not be considered as an alternative to net income or any other measure of performance under generally accepted accounting principles.

(6) For purposes of these computations, earnings consist of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense, plus that portion of lease rental expense representative of interest (estimated to be one-third of lease rental expense).

(7) The pro forma operating data give effect to the Transactions as if they had been completed as of January 1, 2000. See "Unaudited Pro Forma Consolidated Financial Statements."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following is a discussion and analysis of our financial condition and results of operations for the nine months ended October 1, 2000 and September 30, 2001 and the years ended December 31, 1998, 1999 and 2000.

     In October 1999, we sold the stock of our filter products subsidiaries (see
Note 7 to Consolidated Financial Statements). Accordingly, the results of operations of those filter products subsidiaries have been classified as a "Discontinued Operation" within the Consolidated Financial Statements for the years 1998 and 1999. The following discussion is on a continuing operations basis. Set forth below are the net sales and operating income for our business segments related to continuing operations for 1998, 1999 and 2000 and the nine months ended October 1, 2000 and September 30, 2001.

                                                                            NINE MONTHS ENDED
                                                   YEAR ENDED          ----------------------------
                                                  DECEMBER 31,          OCTOBER 1,    SEPTEMBER 30,
                                            ------------------------       2000           2001
                                             1998     1999     2000    (UNAUDITED)     (UNAUDITED)
                                            ------   ------   ------   ------------   -------------
                                                                  (MILLIONS)
Net sales:
  Personal care...........................  $189.4   $187.1   $189.0      $140.0         $150.5
  Pharmaceutical, food and beverage.......   157.9    177.3    232.8       174.6          175.4
  Performance chemicals, fine chemicals
     and industrial.......................   342.8    335.7    290.2       222.6          205.4
                                            ------   ------   ------      ------         ------
     Total specialty chemicals............   690.1    700.1    712.0       537.2          531.3
  Mineral products........................    94.5     87.3     71.9        56.9           63.8
                                            ------   ------   ------      ------         ------
Net sales.................................  $784.6   $787.4   $783.9      $594.1         $595.1
                                            ======   ======   ======      ======         ======
Operating income:
  Personal care...........................  $ 37.6   $ 47.9   $ 34.7      $ 22.8         $ 27.0
  Pharmaceutical, food and beverage.......    33.6     42.1     50.8        37.3           38.8
  Performance chemicals, fine chemicals
     and industrial.......................    64.0     41.8      0.1        10.2           17.5
                                            ------   ------   ------      ------         ------
     Total specialty chemicals............   135.2    131.8     85.6        70.3           83.3
  Mineral products........................    20.5     16.1      9.4         8.7            8.4
                                            ------   ------   ------      ------         ------
     Total segment operating income.......   155.7    147.9     95.0        79.0           91.7
  Unallocated corporate office income
     (expenses)...........................    (3.1)    (1.0)     1.7         0.6            0.8
  Provision for restructuring, staff
     reduction and impairment loss........   (73.0)    (0.4)   (14.4)         --             --
  Merger-related expenses.................    (8.0)      --       --          --             --
                                            ------   ------   ------      ------         ------
Operating income..........................  $ 71.6   $146.5   $ 82.3      $ 79.6         $ 92.5
                                            ======   ======   ======      ======         ======

RESULTS OF OPERATIONS

  FIRST NINE MONTHS 2001 COMPARED WITH FIRST NINE MONTHS 2000

     For the first nine months of 2001, we recorded net income of $23.5 million compared with $39.3 million in the first nine months of 2000. The results for the first nine months of 2001 include an after-tax charge of $0.4 million, representing the cumulative effect of adopting Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." Excluding the effect of that charge and a one-time gain of $3.5 million in the first nine months of 2000 from a contract settlement, net income for the first nine months of 2001 was $23.9 million versus

$37.1 million in the same period last year. On a comparable basis, the lower results were mainly attributable to lower investment income, partially offset by improved operating income.

     Net sales for the first nine months of 2001 were $595.1 million compared with $594.1 million for the same period in 2000. The increase in sales resulted from higher volumes in the Personal Care, Pharmaceutical and Mineral Products businesses and improved pricing in the Industrial business, partially offset by lower volumes in the Industrial, Alginates and Fine Chemicals businesses and by the adverse effect of the stronger U.S. dollar in Europe.

     Operating income for the first nine months of 2001 was $92.5 million compared with $79.6 million for the first nine months of 2000. The 16% increase in operating income was attributable to improvements in operating profits in all Specialty Chemicals business segments, primarily resulting from higher volumes and favorable manufacturing costs in the Personal Care and Pharmaceutical businesses and improved pricing in the Industrial business. These gains were partially offset by lower volumes in the Industrial and Performance Chemicals businesses, unfavorable manufacturing costs in the Alginates business and by the adverse effect of the stronger U.S. dollar in Europe.

     Interest expense for the first nine months of 2001 was $65.8 million versus $65.1 million for the same period last year, as the effect of higher average borrowings reflecting the issuance of $305.0 million aggregate principal amount of 10 1/4% Senior Subordinated Notes in June and July 2001 was offset by lower average interest rates. Other income, net, for the first nine months of 2001 was $10.1 million compared with $42.6 million for the same period last year, with the decrease due to lower investment income, as investment income for the first nine months of 2000 included a net gain of $36.8 million from the sale of the Company's investments in Dexter Corporation and Life Technologies, Inc.

  Business Segment Review

     A discussion of operating results for each of our business segments follows. We operate our Specialty Chemicals business through three reportable business segments, in addition to the Mineral Products segment.

  Personal Care

     Sales in the first nine months of 2001 were $150.5 million compared with $140.0 million for the same period last year, while operating income for the first nine months of 2001 increased to $27.0 million from $22.8 million in the same period last year. The 7.5% increase in sales resulted principally from higher volumes in the North American and European hair care markets, reflecting strong mass market sales of hair gels and styling aids, partially offset by the adverse effect ($3.3 million) of the stronger U.S. dollar in Europe. Operating profits improved 18% as a result of the higher volumes and a higher gross margin which was attributable to favorable manufacturing costs.

  Pharmaceutical, Food and Beverage

     Sales for the pharmaceutical, food and beverage segment were $175.4 million for the first nine months of 2001 compared with $174.6 million for the first nine months of 2000, while operating income increased to $38.8 million versus $37.3 million last year. Sales for the Pharmaceutical and Beverage business increased by 7.5% in the first nine months of 2001, primarily reflecting higher Pharmaceutical volumes in the excipients market and, to a lesser extent, higher Beverage volumes. Sales for the Alginates business decreased by 17% due to lower volumes across all regions and markets.

     Operating income for the Pharmaceutical and Beverage business increased 29% in the first nine months of 2001 compared with the same period in 2000, while the operating margin improved from 23% in the first nine months of 2000 to 28% for the same period this year. The improvement reflected the higher unit volumes and higher gross margins as a result of favorable manufacturing costs, partially offset by the adverse effect of the stronger U.S. dollar in Europe. Operating income for the Alginates business decreased in the first nine months of 2001 due to the lower volumes and unfavorable manufacturing costs related to lower production volumes.

  Performance Chemicals, Fine Chemicals and Industrial

     Sales in the first nine months of 2001 were $205.4 million compared with $222.6 million in the first nine months of 2000. The lower sales were primarily attributable to an 11% sales decline in the Industrial business due to lower volumes and the unfavorable impact ($4.0 million) of the stronger U.S. dollar in Europe, partially offset by improved pricing. Sales for the Fine Chemicals business decreased by 9%, reflecting unit volume decreases related to contract sales to Polaroid. The lower contract sales were partially offset by sales of $1.6 million for the FineTech business which was acquired in the second quarter. Sales for the Performance Chemicals business decreased slightly, as small volume gains and favorable pricing were offset by the adverse effect ($1.4 million) of the stronger U.S. dollar in Europe.

     Operating income for the Performance Chemicals, Fine Chemicals and Industrial segment increased 72% for the first nine months of 2001 to $17.5 million compared with $10.2 million for the same period last year. The improved results were primarily attributable to higher Industrial operating income due to improved pricing. In addition, operating income for the Fine Chemicals business improved by 80% due to favorable manufacturing costs and the favorable impact of the FineTech acquisition, partially offset by increased operating expenses. Offsetting these improved results was an 84% decline in operating income for the Performance Chemicals business as a result of an unfavorable product mix and higher operating expenses.

  Mineral Products

     Sales for the Mineral Products segment for the first nine months of 2001 were $63.8 million compared with $56.9 million for the first nine months of 2000. The higher sales were attributable to a $3.9 million (42%) increase in trade sales and a 6% increase in sales to Building Materials Corporation of America, an affiliate, due primarily to higher volumes. Operating income for the first nine months of 2001 was $8.4 million compared with $8.7 million for the first nine months of 2000, reflecting an unfavorable product mix and also higher operating expenses due mainly to an increased provision for doubtful accounts.

  2000 COMPARED WITH 1999

     We recorded income from continuing operations in 2000 of $84.4 million compared with $40.9 million in 1999. Including income from a discontinued operation of $25.3 million, which reflected an after-tax gain of $23.5 million from the sale of our filter products subsidiaries, net income in 1999 was $66.2 million.

     The results for 2000 included a $14.4 million provision for restructuring and a $3.5 million gain on a contract settlement, while the results for 1999 included an $8.5 million pre-tax gain from the sale of our pearlescent pigments business, a non-core product line. Also in 1999, we reversed previously recorded restructuring reserves in the amount of $1.9 million and established a staff reduction program for which a pre-tax provision for severance of $2.3 million was recorded (see Note 4 to Consolidated Financial Statements). Excluding the effect of those nonrecurring items in each period, income from continuing operations for 2000 was $91.5 million compared with $35.6 million in 1999. On a comparable basis, the higher income from continuing operations in 2000 was attributable to higher investment income, partially offset by lower operating income and higher interest expense.

     Sales for 2000 were $783.9 million compared with $787.4 million in 1999. The decrease in sales was primarily attributable to lower volumes in the fine chemicals, mineral products and performance chemicals businesses ($50.1 million), the adverse effect of the stronger U.S. dollar ($27.5 million), principally in Europe, and to lower pricing in the industrial business, partially offset by the full year's contribution to sales by the alginates business acquired in October 1999 (see Note 9 to Consolidated Financial Statements) and by improved volumes in the pharmaceutical and beverage business and the personal care segment. Sales in 2000 reflect 13% and 23% higher sales in the Asia-Pacific and Latin America regions, respectively, offset by lower sales in the U.S. and Europe.

     Operating income was $82.3 million in 2000 compared with $146.5 million in 1999. Excluding nonrecurring items in each year, operating income for 2000 was $96.7 million compared with $138.4 million in 1999. The decrease in 2000 was attributable to lower pricing in the industrial business, the adverse effect of the stronger U.S. dollar in Europe, higher raw material and energy costs which lowered gross margins, and lower volumes in fine chemicals, mineral products and performance chemicals, partially offset by the full year's contribution to operating income of the alginates business. Operating income in 2000 decreased in the U.S. and Europe, due to the factors discussed above, while the Asia-Pacific and Latin America regions experienced a 50% and 14%, respectively, growth in operating income in 2000 over 1999.

     Interest expense for 2000 was $84.3 million, a $3.6 million (4%) increase over the $80.7 million recorded in 1999, with the increase due primarily to higher average interest rates, partially offset by lower average borrowings.

     Other income (expense), net, comprises net investment income, foreign exchange gains/losses resulting from the revaluation of foreign currency-denominated accounts receivable and payable as a result of changes in exchange rates, and other nonoperating and nonrecurring items of income and expense. Other income, net, was $128.6 million in 2000 compared with other expense of $2.9 million in 1999, with the increase the result of higher investment income, reflecting net gains in 2000 of $123.5 million from the sale of our investments in Dexter Corporation and Life Technologies, Inc. (see Note 3 to Consolidated Financial Statements). Our total gain related to these investments prior to and in 1999 and 2000 was approximately $146.0 million prior to expenses.

  Business Segment Review

  Personal Care

     Sales for the personal care business segment in 2000 were $189.0 million compared with $187.1 million in 1999, while operating income in 2000 was $34.7 million compared with $47.9 million in 1999, which included an $8.5 million pre-tax gain on the sale of the pearlescent pigments business, a non-core product line. The sales increase reflected higher volumes, mainly in hair care products, partially offset by the adverse effect of the stronger U.S. dollar in Europe ($5.9 million) and lower average pricing in both hair care and skin care.

     Operating income, excluding the gain in 1999 on the sale of the pearlescent pigments business, decreased by $4.7 million in 2000 to $34.7 million, as the impact of volume increases was offset by higher manufacturing and operating expenses, the adverse effect of the stronger U.S. dollar in Europe ($4.8 million) and lower average pricing.

  Pharmaceutical, Food and Beverage

     Sales for the pharmaceutical, food and beverage business segment were $232.8 million in 2000 compared with $177.3 million in 1999, principally reflecting a full year's contribution to sales from the alginates business ($66.5 million), compared with $12.8 million in 1999 after the date of its acquisition in October 1999. Sales for the pharmaceutical and beverage businesses increased $1.8 million, reflecting volume growth across all regions, partially offset by the impact of the stronger U.S. dollar ($6.5 million). The sales growth was primarily the result of strong sales in the oral care and excipients markets, partially offset by lower sales in the beverage business.

     Operating income was $50.8 million in 2000, a 21% improvement compared with $42.1 million in 1999, with the increase resulting from the full year's contribution from the alginates business. Operating income for the pharmaceutical and beverage business decreased 5% in 2000 as the impact of favorable volumes was offset by the adverse impact of the stronger U.S. dollar in Europe ($5.2 million) and higher operating expenses.

  Performance Chemicals, Fine Chemicals and Industrial

     Sales for the performance chemicals, fine chemicals and industrial business segment were $290.2 million for 2000, a decrease of $45.5 million (14%) compared with $335.7 million in 1999, while operating income declined to $0.1 million in 2000 compared with $41.8 million in 1999. Although all three businesses experienced significant sales declines in 2000, the decrease in sales was primarily attributable to 34% lower fine chemicals sales.

     Sales for the performance chemicals business decreased by $12.3 million (13%) in 2000, while operating income decreased by $3.0 million (20%). The primary factors for the decline in sales were lower volumes, mainly in Europe and North America in PVP polymers in the household, industrial and institutional markets, in addition to the adverse impact of the stronger U.S. dollar in Europe ($3.0 million). Operating income for the performance chemicals business decreased by $3.0 million (20%) in 2000 due to the volume shortfalls and the stronger dollar ($2.4 million), partially offset by an improved gross margin due to favorable manufacturing costs.

     Sales for the fine chemicals business decreased $23.9 million (34%) in 2000, while operating income decreased $19.1 million (85%). The fine chemicals business was significantly impacted by the expiration of a substantial custom manufacturing agreement at the end of 1999. Sales related to this agreement contributed $32.2 million of sales and $17.4 million of gross margin in 1999. Higher sales volumes of other fine chemicals products partially offset the impact of this contract termination. The lower operating income in 2000 was also impacted by higher energy costs and lower plant utilization.

     Sales for the industrial business decreased by $9.3 million in 2000, with the decrease resulting from unfavorable selling prices and the adverse impact of the stronger U.S. dollar in Europe ($12.1 million), partially offset by volume increases in Europe and Asia-Pacific. As a result of the unfavorable pricing and the impact of the stronger dollar ($3.1 million), the industrial business experienced a loss of $15.4 million in 2000.

  Mineral Products

     Sales for the mineral products business segment in 2000 were $71.9 million, a $15.4 million (18%) decrease compared with sales of $87.3 million in 1999, while operating income decreased $6.7 million (42%) to $9.4 million in 2000. The lower sales and operating income resulted from substantially lower trade sales, resulting from the loss of two major trade customers for colored roofing granules in the fourth quarter of 1999, which together accounted for approximately 68% of mineral products trade sales and approximately 23% of total mineral products sales in 1999. The loss of these customers adversely impacted the year 2000 sales by $19.3 million. Operating income in 2000 was also impacted by higher energy costs.

  1999 COMPARED WITH 1998

     We recorded income from continuing operations in 1999 of $40.9 million compared with $9.7 million in 1998. Including income from a discontinued operation of $25.3 million, which reflected an after-tax gain of $23.5 million from the sale of our filter products subsidiaries, net income in 1999 was $66.2 million compared with net income of $11.8 million in 1998.

     The results for 1999 included an $8.5 million pre-tax gain from the sale of our pearlescent pigments business, a non-core product line. The results for 1998 reflected a restructuring and impairment loss of $73.0 million and $8.0 million of charges related to the merger of International Specialty Products Inc. with and into ISP Holdings. Also in 1999, we reversed previously recorded restructuring reserves in the amount of $1.9 million and established a staff reduction program for which a pre-tax provision for severance of $2.3 million was recorded (see Note 4 to Consolidated Financial Statements). In 1998, we also recorded a pre-tax gain of $1.2 million from the sale of our tennis court materials business, which was part of the mineral products business segment. Excluding the effect of the nonrecurring items in each period, income from continuing operations for 1999 was $35.6 million compared with $57.4 million in

1998. On a comparable basis, the lower income from continuing operations in 1999 was the result of lower investment income and, to a lesser extent, lower operating income.

     Sales for 1999 were $787.4 million compared with $784.6 million in 1998. The increase in sales was attributable to product exchange arrangements pursuant to which we sold butanediol, at cost, to other butanediol producers, accounting for $15.3 million of sales, increased revenues in the fine chemicals business ($14.7 million), the acquisition of the alginates business (see Note 9 to Consolidated Financial Statements), which recorded sales of $12.8 million in 1999 after the date of its acquisition, and higher sales in the pharmaceutical business. These sales increases were offset by lower sales in the industrial business and in the mineral products and personal care business segments. The overall sales increase was attributable to increased sales volumes ($51.9 million), offset by unfavorable pricing, principally in the industrial business, and the unfavorable effect ($5.4 million) of the stronger U.S. dollar relative to other currencies in specific areas of the world. Sales in 1999 reflected slightly higher sales in the U.S., Europe and in the Asia-Pacific region, partially offset by 10% lower sales in Latin America.

     Operating income was $146.5 million in 1999 compared with $71.6 million in 1998. Excluding nonrecurring items in each year, operating income for 1999 was $138.4 million compared with $151.4 million in 1998. The lower results in 1999 were attributable to lower gross margins as a result of lower pricing in intermediates (including butanediol) and solvents and unabsorbed manufacturing costs across all business segments that resulted from our program to reduce inventory levels during the fourth quarter of 1999. The results in 1999 were also impacted by lower operating profits for the mineral products business segment, partially offset by lower operating expenses that resulted from our third quarter 1999 reduction in corporate staff and other expense reduction efforts. Total selling, general and administrative expenses decreased by 3% in 1999 and, as a percent of sales, decreased from 19.7% in 1998 to 19.1% in 1999. Operating income in 1999 decreased in the U.S., Europe and Latin America, all due to the factors discussed above, while the Asia-Pacific region experienced a slight growth in operating income in 1999 over 1998.

     Interest expense for 1999 was $80.7 million, a $3.2 million (4%) increase over the $77.5 million recorded in 1998, with the increase due primarily to higher average borrowings, partially offset by lower average interest rates. Other expense, net, was $2.9 million in 1999 compared with other income of $20.7 million in 1998, with the decrease principally reflecting lower net investment income.

  Business Segment Review

  Personal Care

     Sales for the personal care business segment in 1999 were $187.1 million compared with $189.4 million in 1998, while operating income in 1999, including an $8.5 million pre-tax gain on the sale of the pearlescent pigments business, a non-core product line, improved to $47.9 million from $37.6 million in 1998. The lower sales in 1999 primarily resulted from the sale of the pearlescent pigments business and lower average pricing in both skin care and hair care. The sunscreen market continued to experience lower average price levels in some products in 1999. In addition, the skin care business experienced a decline in sales volumes to a major customer who advised us that our application was discontinued. These factors combined to offset sales volume improvements due to growth in new products and in preservatives.

     Operating income, excluding the gain on the sale of the pearlescent pigments business, improved by 5% in 1999, as the operating margin increased to 21.0% compared with 19.9% in 1998. The improvements reflected cost containment in operating expenses, specifically selling and supply chain costs.

  Pharmaceutical, Food and Beverage

     Sales for the pharmaceutical, food and beverage business segment were $177.3 million in 1999, including $12.8 million in sales for the alginates business after the date of its acquisition in October 1999, compared with $157.9 million in 1998. Excluding the alginates business, sales for the pharmaceutical and beverage businesses increased 4% to $164.5 million in 1999. The increased sales reflected sales volume increases, primarily in the Asia-Pacific region and Europe and favorable pricing in North America, partially offset by the unfavorable impact of the U.S. dollar in Europe ($1.8 million).

     The increased sales in the pharmaceutical, food and beverage business segment were principally attributable to higher sales volumes in the pharmaceutical business. The sales growth primarily reflected increased volumes in the excipients and oral care markets and, to a lesser extent, the denture adhesives market, with strong growth registered in the Asia-Pacific region. Favorable pricing in the U.S. for PVP-Iodine and the Gantrez(R) product line also contributed to the sales growth.

     Decreased sales in the beverage business partially offset the sales gains in the pharmaceutical business. Beverage sales declined primarily due to lower sales volumes, particularly in Latin America. The adverse impact of the stronger U.S. dollar in Europe and competitive pricing pressures in Europe further contributed to the sales decline.

     Operating income for the pharmaceutical, food and beverage business segment was $42.1 million in 1999, a 25% improvement compared with $33.6 million in 1998, while operating margins improved from 21.3% in 1998 to 23.7% in 1999. The improved results reflected the higher sales volumes and favorable pricing in the pharmaceutical business, as well as favorable manufacturing and selling costs.

  Performance Chemicals, Fine Chemicals and Industrial

     Sales for the performance chemicals, fine chemicals and industrial business segment were $335.7 million for 1999 compared with $342.8 million in 1998, while operating income declined to $41.8 million in 1999 compared with $64.0 million in 1998. The decrease in sales was attributable mainly to lower industrial and performance chemicals sales, partially offset by a 26% increase in fine chemicals sales.

     Sales for the performance chemicals business decreased by $4.8 million (5%) in 1999, while operating income decreased by $0.7 million (4%). The primary factors for the decline in sales were significantly lower volumes and lower pricing for the solvent chemicals market in all regions, particularly in Europe. Excluding the negative impact resulting from the solvents market, sales for the performance chemicals business grew 10% in 1999. The growth in the non-solvents markets was driven by new products and applications in Europe, combined with an increase in the U.S. base business.

     Sales for the fine chemicals business increased $14.7 million (26%) in 1999, while operating income improved $5.1 million (29%). The higher sales and operating income in 1999 were primarily attributable to the increase in sales of an intermediate to a pharmaceutical company. Sales of this product contributed $32.2 million of sales and $17.4 million of gross margin in 1999. However, as explained in "Results of Operations -- 2000 Compared With 1999," the custom manufacturing agreement for this product expired at the end of 1999, significantly impacting the sales and operating income of the fine chemicals business in 2000.

     Sales for the industrial business decreased by $17.0 million in 1999. Excluding sales of $15.3 million from product exchange arrangements pursuant to which we sold butanediol, at cost, to other butanediol producers, the sales decline for the year was $32.3 million (17%), primarily resulting from unfavorable selling prices and sales volume declines for butanediol and N-methyl pyrrolidone and unfavorable pricing for tetrahydrofuran. As a result of those sales decreases, the industrial business experienced an 86% decrease in operating profits in 1999.

  Mineral Products

     Sales for the mineral products business segment in 1999 were $87.3 million, a $7.2 million (8%) decrease compared with sales of $94.5 million in 1998, while operating income decreased $4.4 million (21%) to $16.1 million in 1999. The lower sales and operating income resulted from a $5.3 million decrease in sales to an affiliate, BMCA (see Note 16 to Consolidated Financial Statements), resulting primarily from lower pricing and, to a lesser extent, lower volumes. Sales to trade customers decreased

$1.9 million (6%) in 1999 due primarily to the sale of the tennis court materials business in September 1998, which accounted for $1.4 million of sales in 1998.

LIQUIDITY AND FINANCIAL CONDITION

     During the first nine months of 2001, our net cash outflow before financing activities was $25.1 million, including $218.2 million of cash generated from operations, the reinvestment of $58.7 million for capital programs and the acquisition of FineTech Ltd. (see Note 9 to Consolidated Financial Statements) and the use of $184.6 million of cash for net purchases of available-for-sale securities and other short-term investments.

     Cash generated from operations in the first nine months of 2001 reflected a $190.6 million net cash inflow related to net sales of trading securities. Excluding this cash flow, cash provided from operations totaled $27.7 million. Cash invested in additional working capital totaled $15.5 million during the first nine months of 2001, primarily reflecting a $50.7 million increase in inventories, mainly due to higher production levels in line with increased sales, partially offset by a $33.8 million net increase in payables and accrued liabilities.

     Net cash provided by financing activities during the first nine months of 2001 totaled $30.1 million, reflecting the debt financing transactions discussed below, financing fees and expenses of $13.8 million related to the financing transactions, repayments of long-term debt totaling $65.1 million and a $35.9 million decrease in short-term borrowings. Financing activities in the first nine months of 2001 also included a $23.9 million decrease in loans from and a $58.3 million capital contribution from our parent company, offset by $35.0 million of dividends and distributions to our parent company.

     On June 27, 2001, ISP Chemco and three of its wholly owned subsidiaries jointly issued $205.0 million aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2011. The net proceeds of $197.3 million, after discount and fees, were distributed to our parent, ISP, and used by ISP to retire its 9 3/4% Senior Notes due 2002. During the third quarter of 2001, ISP retired $19.9 million of the 2002 Notes, and the remaining $180.0 million of 2002 Notes were retired on or before October 15, 2001. On July 31, 2001, ISP Chemco and its three wholly owned subsidiaries jointly issued an additional $100.0 million aggregate principal amount of the 2011 Notes. These notes have the same terms as the 2011 Notes issued in June. The net proceeds were $98.9 million, including $0.9 million of accrued interest from June 27, 2001 to the date of issuance, of which $98.0 million was distributed to ISP and used by ISP to retire a portion of ISP's 9% Senior Notes due 2003. On November 13, 2001, ISP Chemco and those same three wholly owned subsidiaries jointly issued an additional $100.0 million aggregate principal amount of the 2011 Notes. These notes have the same terms as the 2011 Notes issued in June, except with respect to interest accrual and registration rights. The net proceeds of $101.0 million were distributed to ISP and used by ISP to retire a portion of ISP's 2003 Notes. During the third quarter of 2001, ISP retired $16.9 million principal amount of the 2003 Notes and the remaining 2003 Notes were retired in January 2002. All of the 2011 Notes are guaranteed by substantially all of our domestic subsidiaries other than ISP Investco and its subsidiaries. The 2011 Notes were issued under an indenture which, among other things, places limits on ISP Chemco and its other subsidiaries' ability to incur additional debt, issue preferred stock, incur liens, and pay dividends or make other restricted payments and restricted investments.

     In a related transaction, ISP Chemco and those same three subsidiaries which issued the notes also entered into the Senior Credit Facilities, the initial borrowings under which were used to repay amounts outstanding under our previous credit facility. The Senior Credit Facilities are comprised of a $225.0 million term loan with a maturity of seven years and a $225.0 million revolving credit facility which will terminate in five years. The revolving credit facility includes a borrowing capacity not in excess of $50.0 million for letters of credit. All borrowings under the Senior Credit Facilities will be based on either an alternate base rate (based on the banks' base rate or on the federal funds rate) or on the eurodollar rate plus a margin based on the ratio of our total consolidated debt to EBITDA (as defined in the Senior Credit Facilities). The Senior Credit Facilities require compliance with various financial covenants, including a total debt leverage maintenance ratio, a senior debt leverage maintenance ratio, an interest coverage ratio and a minimum adjusted net worth. As of September 30, 2001, $80.6 million of borrowings and $5.6 million of letters of credit were outstanding under the revolving credit facility.

     As a result of the foregoing factors, cash and cash equivalents increased by $5.1 million during the first nine months of 2001 to $19.8 million, excluding $344.1 million of trading and available-for-sale securities and other short-term investments.

     In December 2000, we shut down our Seadrift, Texas butanediol manufacturing facility and shut down production of butanediol at our Texas City, Texas manufacturing facility in the first quarter of 2001. Accordingly, we recorded a one-time restructuring charge against operating income in 2000 of $2.5 million, including an accrual of $2.1 million for cash costs to be incurred in 2001 for severance and for decommissioning and remediation costs. During the first nine months of 2001, $2.0 million of costs were charged against this reserve, leaving a reserve balance of $0.1 million as of the end of the third quarter of 2001.

     In connection with the relocation of some of our production lines for Personal Care products to our Freetown, Massachusetts facility, we shut down our manufacturing operation in Belleville, New Jersey in the first quarter of 2001. Accordingly, we recorded a restructuring charge against operating income in 2000 of $11.9 million, which included a $10.4 million write-off of production assets. The total charge included an accrual of $1.5 million for cash costs to be incurred in 2001, mainly for severance and other shutdown-related costs. During the first nine months of 2001, $1.1 million of costs were charged against this reserve, leaving a reserve balance of $0.4 million as of the end of the third quarter of 2001.

     During 2000, our net cash outflow before financing activities was $2.5 million, including $48.7 million of cash generated from operations, the reinvestment of $61.7 million for capital programs, and $3.3 million of purchase accounting adjustments related to the 1999 acquisition of the alginates business (see Note 9 to Consolidated Financial Statements), including a $4.9 million cash arbitration award which resulted in an adjustment of the purchase price of the acquisition. Cash flow before financing activities also included $7.2 million of cash generated from net sales of available-for-sale securities.

     Cash from operations for 2000 reflected a $150.6 million cash outflow for net purchases of trading securities. Excluding this cash outflow, cash provided from operations for 2000 totaled $199.3 million. Cash generated from a reduction in working capital totaled $8.7 million, primarily reflecting a net increase of $13.2 million in payables and accrued liabilities, partially offset by a $4.5 million increase in inventories. Also, net cash generated from a decrease in other assets reflected a $6.6 million loan against company-owned insurance policies.

     Net cash used in financing activities in 2000 totaled $4.1 million and included a $99.0 million reduction in borrowings under our previous credit facility and $10.6 million of repayments of long-term debt, partially offset by a $70.2 million increase in short-term borrowings. Financing activities in 2000 also included a $29.6 million increase in loans from, and a $92.7 million capital contribution from, our parent company, partially offset by an $84.4 million dividend to our parent company.

     As a result of the foregoing factors, cash and cash equivalents decreased by $6.6 million during 2000 to $14.8 million, excluding $520.7 million of trading and available-for-sale securities and other short-term investments.

     As of December 31, 2000, our current maturities of long-term debt, scheduled to be repaid during 2001, totaled $224.4 million, including a $28.1 million mortgage obligation on our headquarters property which was repaid in January 2001, and $196.0 million of borrowings under our previous credit facility, based on its expiration in July 2001.

     In July 1996, we entered into our previous credit facility with a group of banks, which provided for loans of up to $400.0 million and letters of credit of up to $75.0 million (see Note 13 to Consolidated Financial Statements). As of December 31, 2000, loans in the amount of $196.0 million and letters of credit in the amount of $5.6 million were outstanding under the previous credit facility.

     Our borrowings are subject to the application of financial covenants contained in the Senior Credit Facilities, the indenture governing the notes, the indenture governing the 2011 Notes and the indentures relating to ISP's outstanding debt. As of September 30, 2001, we were in compliance with those covenants, and the application of those covenants would not have restricted the amount available for borrowing under the Senior Credit Facilities. The Senior Credit Facilities, the indenture governing the notes, the indenture governing the 2011 Notes and the indentures relating to ISP's outstanding debt limit the amount of cash dividends, purchases of treasury stock, and other restricted payments (as defined) by us. As of September 30, 2001, under the most restrictive of the limitations, we could have paid dividends and other restricted payments of up to $65.5 million. See Note 13 to Consolidated Financial Statements.

     Subject to restrictions in our Senior Credit Facilities, the indenture governing the notes, the indenture governing the 2011 Notes and the indentures governing the outstanding indebtedness of ISP, we may incur more debt for working capital, capital expenditures, acquisitions and other purposes.

     Capital expenditures are expected to be approximately $53.3 million in 2001 and approximately $50.0 million in 2002. Approximately two-thirds of our capital expenditures in 2001 are expected to consist of maintenance and compliance expenditures.

     At December 31, 2000, we held an investment in Hercules Incorporated of $204.3 million (based on market value), representing approximately 9.9% of the outstanding common stock of Hercules at that date. We solicited proxies to elect a slate of four directors at the Hercules 2001 annual meeting of shareholders. All four of our nominees received a substantial plurality of the votes cast for directors and were elected to the Hercules Board of Directors. The investment in Hercules was transferred to ISP Investco in connection with the Restructuring.

     For information with respect to income taxes, see Note 8 to Consolidated Financial Statements.

     We do not believe that inflation has had an effect on our results of operations during the past three years. However, there can be no assurance that our business will not be affected by inflation in the future.

     We have received site designation from the New Jersey Hazardous Waste Facilities Siting Commission for the construction of a hazardous waste treatment, storage and disposal facility at our Linden, New Jersey property and have received approval from the New Jersey Turnpike Authority for a direct access ramp from the Turnpike to the site. If we are successful in securing the necessary permits to construct and operate the hazardous waste facility and decide to proceed with this project, we would develop and operate the facility in a separate subsidiary, either on our own or in a joint venture with a suitable partner. We estimate that the cost of constructing the facility will be approximately $100 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction. We anticipate utilizing internally generated cash and/or seeking project or other independent financing for this project. Accordingly, we would not expect the facility to impact materially our liquidity or capital resources. We are also investigating other development opportunities at this site.

     We, together with other companies, are a party to a variety of proceedings and lawsuits involving environmental matters. See Note 19 to Consolidated Financial Statements for further information.

  Market-Sensitive Instruments and Risk Management

     Our investment strategy is to seek returns in excess of money market rates on our available cash while minimizing market risks. We invest primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions, including at times, common stock short positions which are offsets against long positions in securities which are expected, under certain circumstances, to be exchanged or converted into the short positions. With respect to our equity positions, we are exposed to the risk of market loss. See Notes 2 and 3 to Consolidated Financial Statements.

     We enter into financial instruments in the ordinary course of business in order to manage our exposure to market fluctuations in interest rates and foreign currency rates. The financial instruments we employ to reduce market risk include swaps, futures and forwards. The financial instruments are subject to strict internal controls. The counterparties to these financial instruments are major financial institutions with high credit standings. The amounts subjected to credit risk are generally limited to the amounts, if any, by which the counterparties' obligations exceed our obligations. We control credit risk through credit approvals, limits and monitoring procedures.

                                                      DECEMBER 31, 1999    DECEMBER 31, 2000
                                                      ------------------   ------------------
                                                      NOTIONAL     FAIR    NOTIONAL     FAIR
                                                       AMOUNT     VALUE     AMOUNT     VALUE
                                                      ---------   ------   ---------   ------
                                                                    (MILLIONS)
Interest rate financial instruments.................   $100.0     $ 0.7     $100.0     $(0.8)
Foreign currency financial instruments..............   $ 57.4     $(0.3)    $ 20.9     $   0
Equity-related financial instruments................   $ 45.6     $   0     $ 30.2     $   0

     All of the financial instruments in the above table have a maturity of less than one year, except that $100.0 million notional amount of interest rate swap agreements, with a fair value of $(0.8) and $(3.5) million as of December 31, 2000 and September 30, 2001, respectively, mature in 2002.

     Our objectives in utilizing interest rate swaps are to lower funding costs, diversify sources of funding and manage interest rate exposure. As of December 31, 2000, we had entered into interest rate swaps with a notional value of $100.0 million in order to convert to fixed rates $100.0 million of our exposure to floating interest rates. By utilizing interest rate swaps, we reduced our interest expense by $1.7 and $0.3 million in 1998 and 1999, respectively, and $0 in 2000.

     We entered into forward foreign exchange instruments with off-balance-sheet risk in order to hedge a portion of both our borrowings denominated in foreign currency and our firm or anticipated purchase commitments related to the operations of our foreign subsidiaries. Forward contract agreements required us and the counterparty to exchange fixed amounts of U.S. dollars for fixed amounts of foreign currency on specified dates. All forward contracts were in major currencies with highly liquid markets and matured within one year. Hedging strategies were approved by senior management before they were implemented.

     As of December 31, 1999 and 2000, the U.S. dollar equivalent notional value of outstanding forward foreign exchange contracts was $57.4 and $20.9 million, respectively. The U.S. dollar equivalent notional value of foreign exchange contracts outstanding as of December 31, 1999 and 2000, which were entered into as a hedge of non-local currency intercompany loans, was $33.9 and $17.0 million, respectively, representing 100% of our foreign currency exposure with respect to those loans. As of September 30, 2001, the U.S. dollar equivalent notional value of outstanding forward foreign exchange contracts was $21.6 million.

     We entered into equity-related financial instruments as a means to manage our exposure to market fluctuations on our short-term investments. As of December 31, 2000 and September 30, 2001, the value of equity-related long contracts was $30.2 and $56.8 million, respectively, which were marked-to-market each month, with unrealized gains and losses included in the results of operations. As such, there was no economic cost to terminate these instruments and therefore the fair market value was zero.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement.

     We adopted SFAS No. 133 as of January 1, 2001. Accounting for interest rate swaps and foreign exchange forward contracts held by us is affected by implementation of this standard. The earnings impact of the transition adjustments related to the initial adoption of the standard was an after-tax loss of $0.4 million, which was recorded in the first quarter of 2001 as the cumulative effect of a change in accounting principle.

     The Senior Credit Facilities include a $225.0 million term loan. Borrowings against this term loan are based on either an alternate base rate or on the eurodollar rate plus a margin based on the ratio of our total consolidated debt to EBITDA. We have designated interest rate swaps, with a notional amount of $100 million, as a hedge of our exposure to changes in the eurodollar rate. The interest rate swaps are structured to receive interest based on the eurodollar rate and pay interest on a fixed rate basis. A cash flow hedging relationship has been established whereby the interest rate swaps hedge the risk of changes in the eurodollar rate related to forecasted borrowings against the term loan. The interest rate swaps hedge forecasted exposure to changes in the eurodollar rate through July 2002.

     On June 30, 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and eliminates the pooling method of accounting. SFAS No. 141 will not have an impact on our business since we have historically accounted for all business combinations using the purchase method of accounting. With the adoption of SFAS No. 142, effective January 1, 2002, goodwill will no longer be subject to amortization over its estimated useful life. However, goodwill will be subject to at least an annual assessment for impairment and more frequently if circumstances indicate a possible impairment. Companies must perform a fair-value-based goodwill impairment test. In addition, under SFAS No. 142, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged. Intangible assets will be amortized over their useful lives. Early adoption of SFAS No. 142 is not permitted. On an annualized basis, our net income will increase by approximately $16.0 million, unless any impairment charges are necessary.

                                    BUSINESS

GENERAL

     We are a leading multinational manufacturer of specialty chemicals and mineral products. The business of our parent, ISP, primarily consists of owning all of our issued and outstanding capital stock. We own all of the issued and outstanding capital stock of ISP Chemco Inc. (formerly known as ISP Opco Holdings Inc.), and ISP Investco LLC. ISP Chemco operates ISP's specialty chemicals business, exclusively through its direct and indirect subsidiaries. ISP Investco LLC was formed in 2001 for the purpose of holding all of ISP's investment assets and related liabilities.

     On December 28, 2001, ISP entered into a non binding letter agreement to sell our pharmaceutical fine chemicals business to Pharmaceutical Resources, Inc. ("PRI"), a manufacturer and distributor of generic pharmaceutical products. The sale will include all of the assets and intellectual property of our pharmaceutical custom manufacturing business, principally located in Columbus, Ohio, including a manufacturing and research facility, and all of the capital stock of our subsidiary, ISP FineTech Ltd. The purchase price is approximately $109.0 million in cash. The acquisition is subject to entering into a definitive purchase agreement relating to the sale, as well as customary regulatory approvals and other conditions and is expected to close in the first quarter of 2002. The letter agreement does not obligate any of the parties to complete the proposed acquisition, and provides for a break-up fee of $3.0 million payable to ISP if for specific reasons PRI decides not to continue with the transaction.

     As used in this prospectus, "G-I Holdings" includes G-I Holdings Inc. and any and all of its predecessors, including GAF Corporation, G-I Holdings Inc. and GAF Fiberglass Corporation.

SPECIALTY CHEMICALS

  PRODUCTS AND MARKETS

     We manufacture a broad spectrum of specialty chemicals having numerous applications in consumer and industrial products. We use proprietary technology to convert various raw materials, through a chain of one or more processing steps, into increasingly complex and higher value-added specialty chemicals specifically developed to meet customer requirements.

     Our specialty chemicals business is organized based upon the markets for our products. Accordingly, we manage our specialty chemicals in the following three business segments:

     - Personal Care -- whose products are sold to the skin care and hair care markets;

     - Pharmaceutical, Food and Beverage -- whose products are sold to these three government-regulated industries; and

     - Performance Chemicals, Fine Chemicals and Industrial -- whose products are sold to numerous consumer and industrial markets.

     For the year ended December 31, 2000, sales of specialty chemicals represented approximately 91% of our revenues. Most of our specialty chemical products fall within the following categories:

     - vinyl ether monomers -- includes several products for use in specialty and radiation-cured coatings. Our vinyl ether monomers are marketed by the performance chemicals group of our performance chemicals, fine chemicals and industrial business segment.

     - vinyl ether copolymers -- includes our Gantrez(R) line of products. These products serve as a bioadhesive resin in consumer products such as tartar-control toothpaste, denture adhesives and facial pore strips. Vinyl ether copolymers are marketed by our personal care and pharmaceutical, food and beverage business segments.

     - polyvinyl pyrrolidone (PVP) polymers and copolymers -- represents our largest product group. These polymers and copolymers are marketed by all of our business segments. Our Plasdone(R),

       Polyclar(R) and Gafquat(R) product lines, which are used as tablet binders, beverage clarifiers and hair fixative resins, respectively, are included in this group.

     - intermediates -- includes butanediol, butenediol, butynediol, and propargyl alcohol for use in numerous industrial applications. Intermediates are marketed by our performance chemicals, fine chemicals and industrial business segment. Our largest selling intermediate product is butanediol, which is utilized by industrial companies to manufacture spandex fibers and polybutylene terephthalate (PBT) plastics for use in automobiles.

     - solvents -- includes our M-pyrol(R) brand of N-methyl pyrrolidone (NMP), for use in metal degreasing and paint stripping, BLO(R) brand of gamma-butyrolactone, for use by electronics companies in the manufacture of semiconductors and micro-processing chips, and tetrahydrofuran (THF), which is used in the manufacture and installation of PVC pipe. Solvents are also marketed by our performance chemicals, fine chemicals and industrial business segment.

     - alginates -- includes sodium alginate, propylene glycol alginate and other alginate derivatives for use as thickeners, stabilizers and viscosity modifiers. These products are marketed by our pharmaceutical, food and beverage business segment, with the majority of our sales to the food industry.

     The balance of our specialty chemical products includes materials (marketed by our performance chemicals, fine chemicals and industrial business segment), sunscreens, preservatives and emollients (each marketed by our personal care business segment).

     Personal Care. Our personal care business segment markets numerous specialty chemicals that serve as critical ingredients in the formulation of many well-known skin care, hair care, toiletry and cosmetic products.

     Our skin care ingredients include:

     - ultraviolet (UV) light absorbing chemicals, which serve as sunscreens;

     - emollients, which provide skin softness;

     - moisturizers, which enhance the skin's water balance;

     - waterproofing agents, which enhance the performance of eye-liners and sunscreens in wet environments; and

     - preservatives, which extend the shelf life of aqueous-based cosmetic formulations by preventing the growth of harmful bacteria.

     Our Escalol(R) sunscreen actives serve as the primary active ingredient in many of the most popular sunscreens today and increasingly find applications in many other products such as lipsticks and facial creams. We recently introduced our SunSpheres(TM) product which was developed through our strategic alliance with a third party. This product significantly enhances the sun protection properties of UV absorbers used in skin care, makeup and beach products. Our Ceraphyl(R) line of emollients and moisturizers provide a variety of popular bath products with their softening and moisturizing characteristics. We produce a growing number of specialty preservatives, including Germall(R) Plus, a patented product that offers broad-spectrum anti-microbial activity, and Suttocide(R) A, a preservative gentle enough for infant care products.

     Our hair care ingredients, marketed under the Gantrez(R), Gafquat(R), and PVP/VA family of products, include a number of specially formulated fixative resins which provide hairsprays, mousses and gels with their holding power, as well as thickeners and stabilizers for shampoos and conditioners. Utilizing our combined expertise in hair care and sunscreen applications, we developed the world's first high performance hair protectant, Escalol(R) HP-610, to prevent sun damage to hair. We also developed a new polymer, Aquaflex(R) FX-64, for use in styling products and low VOC hair sprays where it provides a soft feeling with a long lasting hold for both aerosol and pump spray applications.

     Pharmaceutical, Food and Beverage. Our specialty chemicals for the pharmaceutical, food and beverage markets provide a number of end-use products with their unique properties while enabling these products to meet increasingly strict regulatory requirements.

     In the pharmaceutical market, our specialty chemicals serve as key ingredients in the following types of products:

     - prescription and over-the-counter tablets;

     - injectable prescription drugs and serums;

     - cough syrups;

     - antiseptics;

     - toothpastes; and

     - denture adhesives.

     Our Plasdone(R) and Polyplasdone(R) polymers for tablet binders and tablet disintegrants are established excipients for use in the production of wet granulated tablets, and our Gantrez(R) bioadhesive polymers serve as critical ingredients in denture adhesives and tartar control toothpastes.

     Our advanced materials product line includes the Ferronyl(R) brand of dietary iron supplement, which is marketed to the pharmaceutical industry.

     In the food and beverage markets, our alginates and acetylene-derived polymers serve as critical ingredients in the manufacture of numerous consumer products, including salad dressings, cheese sauces, fruit fillings, beer and health drinks. For example, our alginates products, marketed under the Kelcoloid(R) tradename, are used as stabilizers in many well-known consumer products, while our acetylene-based specialty polymers, marketed under the Polyclar(R) tradename, serve the beverage market by assuring the clarity and extending the shelf life of beer, wine and fruit juices.

     Performance Chemicals, Fine Chemicals and Industrial. Our performance chemicals business includes acetylene-based polymers, vinyl ether monomers and advanced materials for consumer, agricultural and industrial applications. Our acetylene-based chemistry produces a number of performance chemicals for use in a wide range of markets including:

     - coatings;

     - agriculture;

     - imaging;

     - detergents;

     - electronics; and

     - metalworking.

     ViviPrint(TM) is our new line of polymers developed for specialty coating applications in ink jet printing. These products provide significant moisture and abrasion resistance, high gloss and excellent resolution for high quality printers and photo reproductions.

     Our advanced materials product line includes high-purity carbonyl iron powders, sold under the Micropowder(R) name, for use in the aerospace, defense, electronics and powder metallurgy industries.

     Our fine chemicals business focuses on the production of a variety of highly specialized products sold to the pharmaceutical, biotechnology, agricultural and imaging markets. We also offer custom manufacturing services for these industries.

     We manufacture a broad range of fine chemicals under U.S. FDA current good manufacturing practices (cGMP) at our Columbus, Ohio facility. These fine chemicals include:

     - bulk pharmaceuticals, such as flunixin meglumine, a veterinary drug, and mitotane, a cancer treatment drug;

     - pharmaceutical intermediates, manufactured under contract for well-known pharmaceutical companies whose end products treat heart and kidney diseases, viral infections, and lower cholesterol; and

     - pheromones, for use in insect population measurement and control.

     We expanded our presence in the fine chemicals market with the February 1998 acquisition of our Freetown, Massachusetts manufacturing facility from Polaroid Corporation. We have expanded that facility's production capabilities to allow for the manufacture of some specialty chemical product lines for our personal care business segment and to offer custom manufacturing capability to the pharmaceutical, biotechnology, agricultural and chemical process industries. In connection with the relocation of some of our production lines for our personal care business segment to our Freetown facility, we shut down our manufacturing operation at our Belleville, New Jersey plant in the first quarter of 2001 and have written off the associated assets.

     In our industrial business, we market several intermediate and solvent products, such as butanediol, tetrahydrofuran (THF) and N-methyl pyrrolidone
(NMP), for use in a variety of industries, including:

     - high performance plastics;

     - lubricating oil and chemical processing;

     - electronics cleaning; and

     - coatings.

     In addition, we offer a family of environmentally friendly products that can replace chlorinated and other volatile solvents for a variety of industrial uses, including cleaning, stripping and degreasing.

     Effective April 1, 1998, we acquired the remaining 50% interest in GAF-Huls Chemie GmbH, now known as ISP Marl GmbH, our joint venture with a subsidiary of Huls AG, based in Marl, Germany. As part of the transaction, we also acquired the fully-dedicated, modern production facility that provides ISP Marl with its primary raw material, acetylene. We believe that the production costs for butanediol and THF at ISP Marl are among the most competitive in the industry. We believe that this acquisition provides us with continued access to a low-cost supply of butanediol that is critical to the manufacture of many of our downstream polymers.

     During 1999, based on a review of our entire butanediol manufacturing network, which has included the Texas City, Texas; Calvert City, Kentucky; and Marl, Germany plants, we shut down the butanediol production unit at our Calvert City plant, writing off the associated assets, and evaluated curtailing production of butanediol at our Texas City plant. As a result of this evaluation, we wrote down to fair value specific butanediol assets at our Texas City and Seadrift, Texas manufacturing facilities. In December 2000, we shut down production at our Seadrift facility, and in the first quarter of 2001, we shut down production of butanediol at our Texas City facility. We continue to produce polymers at our Calvert City and Texas City plants and also continue to produce propargyl alcohol from butynediol.

  MARKETING AND SALES

     We market our specialty chemicals using a worldwide marketing and sales force, typically chemists or chemical engineers, who work closely with our customers to familiarize themselves with our customers' products, manufacturing processes and markets. We conduct our domestic marketing and sales efforts from our facility in Wayne, New Jersey and regional offices strategically located throughout the United States.

  INTERNATIONAL OPERATIONS

     We conduct our international operations through 39 subsidiaries and 48 sales offices located in Europe, Canada, Latin America and the Asia-Pacific region. We also use the services of local distributors to reach markets that might otherwise be unavailable to us.

     International sales of our specialty chemicals in 2000 were approximately 50% of our net sales for that period. Approximately 36% of our specialty chemicals sales in 2000 were in Europe and Japan. Sales in these regions are subject to exchange rate fluctuation risks. For a discussion of our policy regarding the management of these risks, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Financial Condition." Other countries in which we have sales are subject to additional risks, including high rates of inflation, exchange controls, government expropriation and general instability.

     We own and operate ISP Marl, primarily a butanediol manufacturing facility, and ISP Acetylene GmbH, an acetylene production plant. Both production facilities are located at Degussa-Huls' Chemiepark site in Marl, Germany, and each relies upon Degussa-Huls to provide specific services, including utilities, rail transport and waste handling. ISP Acetylene, which employs electric arc technology for the production of acetylene from various hydrocarbon feedstocks, was built in 1992 to replace an older facility and utilizes state-of-the-art gas separation technology. ISP Acetylene's entire production is dedicated to fulfilling ISP Marl's requirements and has no third-party sales.

     In October 1999, we acquired an alginates manufacturing plant in Girvan, Scotland and a research and administrative center in Tadworth, England. In addition, we acquired equity investments in three seaweed processing joint ventures located in Ireland, Iceland and Tasmania. These joint ventures serve to provide our alginates business with a steady supply of its primary raw material, seaweed.

  RAW MATERIALS

     Because of the multi-step processes required to manufacture our specialty chemicals, we believe that our raw materials costs represent a smaller percentage of the cost of goods sold than for most other chemical companies. We estimate that approximately one-third of our manufacturing costs are for raw materials (including energy and packaging). As a result, we believe that fluctuations in the price of raw materials have less of an impact on our specialty chemicals business than on those chemical companies for which raw materials costs represent a larger percentage of manufacturing costs.

     The principal raw materials used in the manufacture of our acetylene-based specialty chemicals are acetylene, methanol and methylamine. Most of the raw materials for consumption in the United States are obtained from third party sources pursuant to supply agreements. Acetylene, a significant raw material used in the production of most of our specialty chemicals, is obtained by us for domestic use from two unaffiliated suppliers pursuant to supply contracts. At our Texas City, Texas plant, acetylene is supplied via pipeline by a neighboring large multinational company that generates this raw material as a by-product from the manufacture of ethylene. At our Calvert City, Kentucky facility, acetylene is supplied via pipeline by a neighboring company that generates it from calcium carbide.

     Due to the nature of the manufacturing process, electricity and hydrocarbon feedstocks (primarily butane) are critical raw materials for the production of acetylene at our operations in Marl, Germany, where methanol is also a principal raw material. Electricity, butane and methanol for our Marl, Germany operations are supplied by Degussa-Huls pursuant to a long-term supply agreement.

     We believe that the diversity of our acetylene supply sources and our use of a number of acetylene production technologies (ethylene by-product, calcium carbide and electric arc technology) provide us with a reliable supply of acetylene. In the event of a substantial interruption in the supply of acetylene from current sources, or, in the case of ISP Marl, electricity and hydrocarbon feedstocks, we cannot assure that we would be able to obtain as much acetylene from other sources as would be necessary to meet our supply requirements. To date, we have not experienced an interruption of our acetylene supply that has had a material adverse effect on our sales of specialty chemicals.

     The principal raw material used in the manufacture of alginates consists of select species of seaweed. We process seaweed in both wet and dry forms. We use our own specially designed vessels to harvest, under government license, wet seaweed from leased kelp beds in the Pacific Ocean to supply our San Diego, California facility. Our Girvan, Scotland facility processes primarily dry seaweed purchased from our joint ventures in Iceland, Ireland and Tasmania, as well as from independent suppliers in South America. We believe that the species of seaweed required to manufacture alginates will remain readily available and that we will have adequate access to this seaweed to provide us with adequate supplies of this raw material for the foreseeable future.

     Availability of other raw materials, including methanol and methylamine, remained adequate during 2000. We believe that, in the event of a supply interruption, we could obtain adequate supplies of raw materials from alternate sources.

     We use natural gas and raw materials derived from petroleum in many of our manufacturing processes and, consequently, the price and availability of natural gas and petroleum could be material to our operations. During 2000, crude oil and natural gas supplies remained adequate; however, significant increases in the price of crude oil and natural gas had a substantial impact on our operating income in 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- 2000 Compared with 1999."

MINERAL PRODUCTS

     Products and Markets. We manufacture mineral products consisting of ceramic-coated colored roofing granules, which are produced from rock deposits that are mined and crushed at our quarries and are colored and coated using a proprietary process. We sell our mineral roofing granules primarily to the United States roofing industry for use in the manufacture of asphalt roofing shingles. The granules help to provide weather resistance, decorative coloring, heat deflection and increased weight in the shingle. We are the second largest of only three major suppliers of colored roofing granules in the United States.

     We estimate that more than 80% of the asphalt shingles currently produced by the roofing industry are sold for the reroofing/replacement market, in which demand is driven not by the pace of new home construction but by the needs of homeowners to replace existing roofs. Homeowners generally replace their roofs either because they are worn, thereby creating concerns as to weather-tightness, or because of the homeowners' desire to upgrade the appearance of their homes. We estimate that the balance of the roofing industry's asphalt shingle production historically has been sold primarily for use in new housing construction. Sales of our colored mineral granules have benefited from a trend toward the increased use of heavyweight, three-dimensional laminated roofing shingles which results in both functional and aesthetic improvements. These shingles require, on average, approximately 60% more granules than traditional three-tab, lightweight roofing shingles.

     Sales to Building Materials Corporation of America, an affiliate, and its subsidiaries constituted approximately 83% of our mineral products net sales in 2000. See "Certain Relationships" and Note 16 to Consolidated Financial Statements. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- 2000 Compared with 1999."

     Raw Materials. We own rock deposits that have specific performance characteristics, including weatherability, the ability to reflect UV light, abrasion-resistance, non-staining characteristics and the ability to absorb pigments. We own three quarries, each with proven reserves, based on current production levels, of more than 20 years.

COMPETITION

     We believe that we are either the first or second largest seller, based on revenues, worldwide of our specialty chemicals derived from acetylene, other than butanediol and tetrahydrofuran, and the second largest seller, based on revenues, of alginates.

     In each end-use market, there are a limited number of companies that produce substitutable products for our acetylene-derived specialty chemicals. These companies compete with us in the personal care, pharmaceutical, beverage and industrial markets and have the effect of limiting our market penetration and pricing flexibility. For our specialty chemicals not derived from acetylene, including alginates, sunscreens, emollients, moisturizers and fine chemicals, a number of world-wide competitors can provide similar products or services. We compete on quality, customer service and price in these markets.

     Butanediol, which we produce primarily for use as a raw material, is also manufactured by a limited number of companies throughout the world for both their captive use or to supply the merchant market. We believe that there are four competitors of significance for merchant market butanediol. One of these competitors sources the merchant market from its plants in the United States and in Europe. Three other competitors each source the merchant market from their single manufacturing plants, two in the United States and the other in Europe. Tetrahydrofuran is manufactured by a number of companies throughout the world.

     With regard to our mineral products, we have only one larger and one smaller competitor and believe that competition has been limited by:

     - the substantial capital expenditures associated with the construction of new mineral processing and coloring plants and the acquisition of suitable rock reserves;

     - the limited availability of proven rock sources;

     - the complexity associated with the construction of a mineral processing and coloring plant, together with the technical know-how required to operate such a plant;

     - the need to obtain, prior to commencing operations, reliable data over a substantial period of time regarding the weathering of granules in order to assure the quality and durability of the product; and

     - the difficulty in obtaining the necessary permits to mine and operate a quarry.

     Competition is largely based upon product and service quality, technology, distribution capability and price. We believe that we are well-positioned in the marketplace as a result of our broad product lines, sophisticated technology and worldwide distribution network.

ISP INVESTCO

     We conduct our investments business through ISP Investco and its subsidiaries. We invest primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions. Those investments include common stock short positions which are offset against long positions in securities which are expected, under certain circumstances, to be exchanged or converted into the short positions.

PROPERTIES

     Our corporate headquarters and principal research and development laboratories are located at a 100-acre campus-like office and research park owned by one of ISP Chemco's subsidiaries at 1361 Alps Road, Wayne, New Jersey 07470.

     The principal domestic and foreign real properties either owned by, or leased to, us are described below. Unless otherwise indicated, the properties are owned in fee. In addition to the principal facilities listed below, we maintain sales offices and warehouses in the United States and abroad, substantially all of which are in leased premises under relatively short-term leases.

LOCATION                                               FACILITY                       PRODUCT LINE
--------                                               --------                       ------------
                                               DOMESTIC
Alabama
  Huntsville.........................  Plant*                                      Specialty Chemicals
California
  San Diego..........................  Plant*                                      Specialty Chemicals
Kentucky
  Calvert City.......................  Plant                                       Specialty Chemicals
Maryland
  Hagerstown.........................  Research Center, Design Center, Sales       Mineral Products
                                       Office
Massachusetts
  Freetown...........................  Plant, Research Center                      Specialty Chemicals
Missouri
  Annapolis..........................  Plant, Quarry                               Mineral Products
New Jersey
  Bridgewater........................  Sales Office*                               Specialty Chemicals
  Chatham............................  Plant, Research Center                      Specialty Chemicals
  Wayne..............................  Headquarters, Corporate Administrative      Specialty Chemicals
                                       Offices, Research Center
New York
  New York City......................  Corporate Administrative Offices            N/A
Ohio
  Columbus...........................  Plant, Research Center, Sales Office        Specialty Chemicals
Pennsylvania
  Blue Ridge Summit..................  Plant, Quarry                               Mineral Products
Texas
  Texas City.........................  Plant                                       Specialty Chemicals
Wisconsin
  Pembine............................  Plant, Quarry                               Mineral Products
                                            INTERNATIONAL
Belgium
  Sint-Niklaas.......................  Sales Office, Distribution Center           Specialty Chemicals
Brazil
  Sao Paulo..........................  Sales Office*, Distribution Center*         Specialty Chemicals
Canada
  Mississauga, Ontario...............  Sales Office*, Distribution Center*         Specialty Chemicals
England
  Tadworth...........................  Research Center*, Sales Office*             Specialty Chemicals
Germany
  Cologne............................  European Headquarters*, Research Center*,   Specialty Chemicals
                                       Sales Office*
  Marl...............................  Plants**, Sales Office**                    Specialty Chemicals
India
  Nagpur.............................  Plant**                                     Specialty Chemicals
Japan
  Tokyo..............................  Sales Office*                               Specialty Chemicals

LOCATION                                               FACILITY                       PRODUCT LINE
--------                                               --------                       ------------
Mexico
  Naucalpan de Juarez................  Sales Office*                               Specialty Chemicals
Scotland
  Girvan.............................  Plant                                       Specialty Chemicals
Singapore............................  Sales Office*, Distribution Center*,        Specialty Chemicals
                                       Asia-Pacific Headquarters*, Warehouse*

---------------

 * Leased property

** Long-term ground lease

     We believe that our plants and facilities, which are of varying ages and are of different construction types, have been satisfactorily maintained, are in good condition, are suitable for their respective operations and generally provide sufficient capacity to meet production requirements. Each plant has adequate transportation facilities for both raw materials and finished products. In 2000, we made capital expenditures in the amount of $61.7 million relating to plant, property and equipment.

RESEARCH AND DEVELOPMENT

     Our worldwide research and development expenditures were $25.9, $23.0 and $25.6 million in 1998, 1999 and 2000, respectively.

     Our research and development activities are conducted primarily at our worldwide technical center and laboratories in Wayne, New Jersey. Additional research and development is conducted at plant sites in Calvert City, Kentucky; Texas City, Texas; Chatham, New Jersey; Freetown, Massachusetts; Columbus, Ohio; San Diego, California; and Girvan, Scotland, as well as at technical centers in the United Kingdom, Germany, China, Singapore, Mexico and Israel. Our mineral products research and development facility, together with our customer design and color center, is located in Hagerstown, Maryland.

ENVIRONMENTAL SERVICES

     We have received site designation for the construction of a hazardous waste treatment, storage and disposal facility at our Linden, New Jersey property and have received approval from the New Jersey Turnpike Authority for a direct access ramp from the New Jersey Turnpike to the site. If we are successful in securing the necessary permits to construct and operate the hazardous waste facility and decide to proceed with this project, we would develop and operate the facility in a separate subsidiary, either on our own or in a joint venture with a suitable partner. We estimate that the cost of constructing the facility will be approximately $100.0 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction. We anticipate utilizing internally generated cash and/or seeking project or other independent financing for this project. We also are investigating other development opportunities at this site.

PATENTS AND TRADEMARKS

     As of December 31, 2000, we owned or licensed approximately 340 domestic and 470 foreign patents or patent applications and owned or licensed approximately 150 domestic and 1,900 foreign trademark registrations or applications related to our business. While we believe the patent protection covering some of our products is material to those products, we do not believe that any single patent, patent application or trademark is material to our business or operations. We believe that the duration of the existing patents and patent licenses is consistent with our business needs.

ENVIRONMENTAL COMPLIANCE

     Since 1970, a wide variety of federal, state and local environmental laws and regulations relating to environmental matters have been adopted and amended. By reason of the nature of our operations and the operations of our predecessor and certain of the substances that are or have been used, produced or discharged at our or our predecessor's plants or at other locations, we are affected by these environmental laws and regulations. We have made capital expenditures of less than $5.0 million in each of the three years ended December 31, 2000, in order to comply with these laws and regulations. These expenditures are included in additions to property, plant and equipment. We anticipate that aggregate capital expenditures relating to environmental compliance in 2001 and 2002 will be approximately $10.5 and $10 million, respectively.

     The environmental laws and regulations deal with air and water emissions or discharges into the environment, as well as the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and the remediation of any releases of hazardous substances and materials to the environment. We believe that our manufacturing facilities comply in all material respects with applicable environmental laws and regulations, and, while we cannot predict whether more burdensome requirements will be adopted in the future, we believe that any potential liability for compliance with environmental laws and regulations will not materially affect our business, liquidity, results of operations, cash flows or financial position.

EMPLOYEES

     At September 30, 2001, we employed approximately 2,700 people worldwide. Approximately 750 employees in the United States were subject to seven union contracts. We believe that our relations with our employees and their unions are satisfactory.

OTHER DEVELOPMENTS

     In 2000, we sold our investments in Dexter Corporation and its majority-owned subsidiary, Life Technologies, Inc. The total gain related to these investments was approximately $146.0 million prior to expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- 2000 Compared with 1999" and Note 3 to Consolidated Financial Statements.

     We solicited proxies to elect a slate of four directors at the Hercules Incorporated 2001 annual meeting of shareholders. All four of our nominees received a substantial plurality of the votes cast for directors and were elected to the Hercules Board of Directors. As of January 1, 2002, we beneficially owned approximately 9.9% of the outstanding shares of Hercules common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Financial Condition" and Note 20 to Consolidated Financial Statements.

LEGAL PROCEEDINGS

     We, together with other companies, are a party to a variety of proceedings and lawsuits involving environmental matters under the Comprehensive Environmental Response Compensation and Liability Act, Resource Conservation and Recovery Act and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites or remedial obligations are imposed, a number of which are in the early stages or have been dormant for protracted periods. We refer to these claims in this prospectus as "Environmental Claims."

     We estimate that our liability in respect of all Environmental Claims (including those relating to our closed Linden, New Jersey plant described below), and certain other environmental compliance expenses, as of December 31, 2000, is $20.7 million, before reduction for insurance recoveries reflected on our balance sheet (discussed below) of $11.8 million that relate to both past expenses and estimated future liabilities ("estimated recoveries"). In the opinion of management, the resolution of those matters should not be material to our business, liquidity, results of operations, cash flows or financial position. However, adverse decisions or events, particularly as to increases in remedial costs, discovery of new contamination, assertion of natural resource damages and the liability and the financial responsibility of our insurers and of the other parties involved at each site and their insurers, could cause us to increase our estimate of our liability in respect of those matters. It is not currently possible to estimate the amount or range of any additional liability.

     After considering the relevant legal issues and other pertinent factors, we believe that we will receive the estimated recoveries and that the recoveries could be well in excess of the current estimated liability for all Environmental Claims, although there can be no assurance in this regard. We believe we are entitled to substantially full defense and indemnity under our insurance policies for most Environmental Claims, although our insurers have not affirmed a legal obligation under the policies to provide indemnity for those claims.

     In March 1995, G-I Holdings commenced litigation on behalf of itself and its predecessors, successors, subsidiaries and related corporate entities in the United States District Court for the District of New Jersey seeking amounts substantially in excess of the estimated recoveries. The court dismissed the action in December 1997 for lack of federal jurisdiction, and defendant insurers appealed the dismissal. The appeal was denied by the Third Circuit Court of Appeals in March 1999. In June 1997, G-I Holdings filed a similar action against the insurers in the Superior Court of New Jersey, Somerset County, which action was removed to the United States bankruptcy court for the District of New Jersey in February 2001 in connection with the filing by G-I Holdings of a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related bodily injury claims. The action is currently pending in the bankruptcy court, although the defendant insurers have filed a motion to remand this action to the Superior Court of New Jersey, Somerset County. While we believe that our claims are meritorious, we cannot be certain that we will prevail in our efforts to obtain amounts equal to, or in excess of, the estimated recoveries.

     In June 1989, we entered into a Consent Order with the New Jersey Department of Environmental Protection requiring the development of a remediation plan for our closed Linden, New Jersey plant and the maintenance of financial assurances (currently $7.5 million) to guarantee our performance. This Consent Order does not address any potential natural resource damage claims. In April 1993, the New Jersey Department of Environmental Protection issued orders which require the prevention of discharge of contaminated groundwater and stormwater from the site and the elimination of other potential exposure concerns. We believe, although we cannot be certain, that, taking into account our plans for development of the site, we can comply with the New Jersey Department of Environmental Protection order at a cost of no more than $7.5 million. See "-- Environmental Services."

                                   MANAGEMENT

     The name, age and respective positions of each of the executive officers and directors of International Specialty Holdings Inc. are as follows:

NAME                             AGE                         POSITION
----                             ---                         --------
Samuel J. Heyman...............  62    Chairman of the Board and Director
Sunil Kumar....................  52    Chief Executive Officer, President and Director
Richard A. Weinberg............  42    Executive Vice President, General Counsel, Secretary
                                       and Director
Susan B. Yoss..................  42    Executive Vice President -- Finance and Treasurer

     Set forth below is a description of the backgrounds of the directors and executive officers of International Specialty Holdings Inc. The officers of International Specialty Holdings Inc. are elected by the Board of Directors and hold office until their respective successors are duly elected and qualified.

     Samuel J. Heyman -- Mr. Heyman has been a director and Chairman of the Board of International Specialty Holdings since December 2001 and of ISP since its formation and was Chief Executive Officer of ISP and some of its subsidiaries from their formation to June 1999. Mr. Heyman also has been a director of G-I Holdings Inc., an affiliate of ours, or of its predecessor GAF Corporation, for more than five years and was Chairman, President and Chief Executive Officer of G-I Holdings and some of its subsidiaries for more than five years until September 2000. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. Mr. Heyman was a director and Chairman of the Board of BMCA from its formation to September 2000 and served as Chief Executive Officer of BMCA and some of its subsidiaries from June 1999 to September 2000, which position he also held from June 1996 to January 1999. He is also the Chief Executive Officer, Manager and General Partner of a number of closely held real estate development companies and partnerships whose investments include commercial real estate and a portfolio of publicly traded securities.

     Sunil Kumar -- Mr. Kumar has been President and Chief Executive Officer of International Specialty Holdings Inc. since June 2001, and ISP Chemco Inc. and its indirect parent, ISP, since June 1999. He has been a director of International Specialty Holdings Inc. and ISP Chemco Inc. since June 2001, and a director of ISP since June 1999. Mr. Kumar was a director, President and Chief Executive Officer of BMCA and some of its subsidiaries from May 1995, July 1996 and January 1999, respectively, to June 1999. He also was Chief Operating Officer of BMCA and some of its subsidiaries from March 1996 to January 1999. Mr. Kumar was President, Commercial Roofing Products Division, and Vice President of BMCA from February 1995 to March 1996. He also was a director and Vice-Chairman of the Board of G-I Holdings from January 1999 to June 1999. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. Mr. Kumar has served as a director of Hercules Incorporated, a global manufacturer and marketer of specialty chemicals, since May 2001.

     Richard A. Weinberg -- Mr. Weinberg has been Executive Vice President, General Counsel, Secretary and Director of International Specialty Holdings Inc. since June 2001, and has been Executive Vice President, General Counsel and Secretary of ISP Chemco Inc. and its indirect parent, ISP, since May 1998 and was Senior Vice President, General Counsel and Secretary of ISP and its subsidiaries from May 1996 to May 1998. He also has been a director of some of ISP's subsidiaries since May 1996 and was a director of ISP Chemco Inc. from its formation to June 2001. Mr. Weinberg has been President, Chief Executive Officer, General Counsel and Secretary of G-I Holdings since September 2000 and was Executive Vice President, General Counsel and Secretary of G-I Holdings from May 1998 to September 2000. He also was Senior Vice President, General Counsel and Secretary of G-I Holdings from May 1996 to May 1998. Mr. Weinberg has served as a director of G-I Holdings since May 1996. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. Mr. Weinberg also has been Executive Vice President, General Counsel and Secretary of BMCA and its subsidiaries since May 1998, and was Senior Vice President, General Counsel and Secretary of BMCA and its subsidiaries from May 1996 to May 1998.

     Susan B. Yoss -- Ms. Yoss has been Executive Vice President -- Finance and Treasurer of International Specialty Holdings Inc. since December 2001, ISP Chemco Inc. since June 2001 and ISP since September 2000. She was Senior Vice President and Treasurer of ISP and its subsidiaries from July 1999 to September 2000 and was Vice President and Treasurer of ISP and its subsidiaries from February 1998 to June 1999. She also has been Senior Vice President of BMCA and its subsidiaries since July 1999 and was Treasurer of those companies from July 1999 to August 2001. She was Vice President and Treasurer of BMCA from February 1998 to June 1999. Ms. Yoss also has served as Senior Vice President, Chief Financial Officer and Treasurer of G-I Holdings since July 1999. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. She was Assistant Treasurer of Joseph E. Seagram & Sons, Inc., a global beverage and entertainment company for more than five years until February 1998.

                             CERTAIN RELATIONSHIPS

MANAGEMENT AGREEMENT

     Pursuant to a management agreement, we provide general management, administrative, legal, telecommunications, information and facilities services to some of our affiliates, including BMCA and G-I Holdings. Charges by us for providing these services aggregated $6.1 million in 2000. These charges consist of management fees and other reimbursable expenses attributable to, or incurred by us for the benefit of, the respective parties, which are based on an estimate of the costs we incur to provide these services. The management agreement also obligates us to pay to a subsidiary of G-I Holdings annual lease payments in the amount of $57,300 for the use of one of our sales offices. Total amounts due in connection with this lease for the year 2000 were approximately $473,000, which amount included the annual rent and arrearages in the amount of $419,381. Effective January 1, 2001, the management agreement was amended to extend the term of the agreement through March 31, 2001, to provide for the automatic extension of the agreement for successive quarterly periods unless the agreement is terminated by a party, and to adjust the management fees payable thereunder. In addition, the management agreement was amended to provide that BMCA, rather than us, is responsible for providing management services to G-I Holdings and some of its subsidiaries and that G-I Holdings pay to BMCA a management fee for those services. We and BMCA also allocate a portion of the management fees payable by BMCA under the management agreement to separate lease payments for the use of BMCA's headquarters. The charges are based on an estimate of the costs we incur to provide those services. The aggregate amount payable to us under the management agreement for 2001, net of the lease payments to a subsidiary of G-I Holdings, is expected to be approximately $6.7 million.

     As of December 31, 2000, G-I Holdings owed us an aggregate of $4.3 million, including $0.6 million of unpaid management fees under the management agreement and $2.1 million of other payments that we made on behalf of G-I Holdings. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. As a result, as of December 31, 2000, we established a reserve for doubtful receivables from G-I Holdings of $2.7 million.

     Some of our executive officers perform services for our affiliates, pursuant to the management agreement, and we are indirectly reimbursed for those services by virtue of the management fees and other reimbursable expenses payable under the management agreement. In this regard, Mr. Weinberg and Ms. Yoss received $400,000 and $230,000, respectively, of additional compensation in connection with services performed by them for BMCA in 2000. BMCA reimbursed us for these payments pursuant to the management agreement.

     Although, due to the unique nature of the services provided under the management agreement, comparisons with third party arrangements are difficult, we believe that the terms of the management agreement, taken as a whole, are no less favorable to us than could be obtained from an unaffiliated third party.

TAX SHARING AGREEMENT

     Some of our subsidiaries were a party to tax sharing agreements with members of the consolidated tax group that included G-I Holdings. We refer to the consolidated tax group as the "G-I Holdings Group." As a result of a series of transactions that we refer to as the "separation transactions" involving G-I Holdings and its subsidiaries on January 1, 1997 that resulted in, among other things, the capital stock of ISP Holdings being distributed to the stockholders of G-I Holdings, those subsidiaries are no longer included in the consolidated federal income tax returns of the G-I Holdings Group and, therefore, those tax sharing agreements are no longer applicable with respect to our tax liabilities for periods subsequent to the separation transactions. We remain obligated, however, with respect to tax liabilities imposed or that may be imposed for periods prior to the separation transactions. Among other things, those tax sharing agreements provide for the sharing of the G-I Holdings Group's consolidated tax liability based on each member's share of the tax as if that member filed on a separate basis. Accordingly, a payment of tax would be made to G-I Holdings equal to our allocable share of the G-I Holdings Group's consolidated tax liability.

NEW TAX SHARING AGREEMENTS

     In connection with the Restructuring, we entered into a tax sharing agreement with ISP Chemco with respect to the payment of federal income taxes and related matters. The tax sharing agreement is substantially similar to the tax sharing agreement described above. During the term of the tax sharing agreement, which will extend for as long as we or any of our domestic subsidiaries, as the case may be, are included in a consolidated federal income tax return filed by ISP or a successor entity, ISP Chemco is obligated to pay to us an amount equal to the amount of federal income taxes ISP Chemco would have incurred if, subject to specific exceptions, ISP Chemco (on behalf of itself and its domestic subsidiaries) filed its own consolidated federal income tax return. These exceptions include, among others, that ISP Chemco may utilize specific favorable tax attributes, i.e., losses, deductions and credits (except for a specific amount of foreign tax credits and, in general, net operating losses), only at the time those attributes reduce the federal income tax liability of ISP and its consolidated subsidiaries. We refer to this consolidated group as the "ISP Group." In addition, ISP Chemco may carry back or carry forward its favorable tax attributes only after taking into account current tax attributes of the ISP Group. In general, subject to the foregoing limitations, unused tax attributes carry forward for use in reducing amounts payable by ISP Chemco to us in future years. Subject to specific exceptions, actual payment for those attributes will be made by International Specialty Holdings to ISP Chemco only when ISP receives an actual refund of taxes from the Internal Revenue Service or, under specific circumstances, the earlier of the dates of the filing of our federal income tax returns for our taxable years following the last taxable year in which we were a member of the ISP Group. Foreign tax credits not utilized by ISP Chemco in computing its tax sharing payments will be refunded by us to ISP Chemco, if those credits expire unutilized, upon the termination of the statute of limitations for the year of expiration.

     The tax sharing agreement between us and ISP Chemco provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the tax sharing agreement, we make all decisions with respect to all matters relating to ISP Chemco's obligations with respect to federal and state taxes. The provisions of the tax sharing agreement take into account both the federal income taxes ISP Chemco would have incurred if ISP Chemco filed its own separate federal income tax return and the fact that ISP Chemco is a member of the ISP Group for federal income tax purposes.

     In connection with the Financing Transactions, we entered into a tax sharing agreement with ISP which is substantially the same as that with ISP Chemco.

SALES TO AFFILIATES

     BMCA and its subsidiaries purchase from us all of their colored roofing granules requirements under a requirements contract, except for the requirements of some of their roofing plants which are supplied by third parties. The contract is scheduled to expire on February 28, 2002, unless extended by the parties. In 2000, BMCA and its subsidiaries purchased a total of $59.3 million of mineral products from us, representing 7.6% of our total net sales and 82.5% of our net sales of mineral products. Our supply arrangements with BMCA and its subsidiaries are at prices and on terms which we believe are no less favorable to us than could be obtained from an unaffiliated third party.

CERTAIN OTHER TRANSACTIONS

     In February 2001, we made a loan to Mr. Weinberg in the principal amount of $36,450 to enable him to satisfy some withholding tax obligations in connection with his award of 13,055 shares of unrestricted common stock of ISP. The loan bears interest at the lowest applicable federal rate, as it may be adjusted from time to time, and is due and payable in full, together with accrued interest thereon, on demand and, in any event, not later than April 15, 2002.

     In January 2001, July 2001 and January 2002, we made loans to Ms. Yoss in the principal amounts of $44,282, $78,855, and $71,349, respectively, to enable her to satisfy some withholding tax obligations in connection with her award of 150,000 shares of restricted common stock of ISP, 18,750 shares of which vested on each of January 1, 2001, July 1, 2001 and January 1, 2002. The remainder of those shares vest in 12.5% increments every six months thereafter until full vesting on January 1, 2004, subject to specified terms and conditions. Each loan bears interest at the lowest applicable federal rate, as it may be adjusted from time to time. Each loan is due and payable in full, together with accrued interest thereon, on demand and, with respect to the loans made in January 2001 and July 2001, not later than April 15, 2002 and, with respect to the loan made in January 2002, not later than April 15, 2003.

     We invest primarily in international and domestic arbitrage and securities of companies involved in acquisition or reorganization transactions, including, at times, common stock short positions which are offset against long positions in securities which are expected, under certain circumstances, to be exchanged or converted into the short positions. The latter category of investments is administered, at no cost or charge to us, by certain investment partnerships controlled by Mr. Heyman and his family, and, when purchased or sold on the same day as investments purchased or sold by members of the ISP group of companies, and certain Heyman family enterprises, are effected at the same price as the investments of such other entities.

                       DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR CREDIT FACILITIES

     The Senior Credit Facilities were provided by a syndicate of banks and other financial institutions, with J.P. Morgan Securities Inc. as the exclusive advisor, lead arranger and book runner, The Chase Manhattan Bank as the administrative agent and collateral agent and Bear Stearns Corporate Lending Inc. and UBS Warburg LLC as co-syndication agents. ISP Chemco Inc., ISP Chemicals Inc., ISP Minerals Inc. and ISP Technologies Inc. are co-borrowers under the Senior Credit Facilities, which is comprised of a term loan facility and a revolving credit facility. The term loan facility is comprised of a term loan denominated in eurodollars or U.S. dollars in an amount equal to the U.S. dollar equivalent of $225.0 million, which terminates on June 27, 2008. The revolving credit facility provides for loans of up to an amount equal to the U.S. dollar equivalent of $225.0 million, available in eurodollars or U.S. dollars, and will include a borrowing capacity not in excess of $50.0 million for letters of credit and a borrowing capacity not in excess of $5.0 million for borrowings on same-day notice. The revolving credit facility terminates on June 27, 2006 and amounts borrowed under the revolving credit facility are due on that date. As of December 5, 2001, $295.0 million was outstanding under the Senior Credit Facilities.

  INTEREST RATE; FEES

     All borrowings under the Senior Credit Facilities will bear interest at a rate per annum equal to either: (a) the "eurodollar rate" (which is based on a formula relating to the rate for eurodollar deposits for a given interest period as quoted on the Telerate Service) plus (A) in the case of the term loan, a margin that ranges from 2.50% to 3.25% depending on the ratio of our total consolidated debt to EBITDA (as defined in the Senior Credit Facilities) and (B) in the case of the revolving credit facility, a margin that ranges from 1.75% to 2.75% depending on the ratio of our total consolidated debt to EBITDA (as defined in the Senior Credit Facilities) or (b) the "alternate base rate" (generally, the higher of (x) the rate of interest publicly announced by Chase as its prime rate in effect as its principal office in New York City (the "Prime Rate") and (y) the federal funds effective rate from time to time plus 0.50%) plus (A) in the case of the term loan facility, a margin that ranges from 1.50% to 2.25% depending on the ratio of our total consolidated debt to EBITDA and (B) in the case of the revolving credit facility, a margin that ranges from 0.75% to 1.75% depending on the ratio of our total consolidated debt to EBITDA.

     A commitment fee calculated at the rate of 0.50% per annum (or if the ratio of our total consolidated debt to EBITDA is less than 2.5 to 1, then 0.375%) will be payable on any amounts not borrowed under the revolving credit facility, payable quarterly in arrears. For purposes of calculating the commitment fee, same-day borrowings shall not be deemed a utilization of the revolving credit facility.

     A commission will be payable on outstanding letters of credit at a rate per annum equal to the eurodollar rate applicable margin for loans under the revolving credit facility on the face amount of each letter of credit and shall be payable quarterly in arrears. In addition, a fronting fee equal to 0.25% per annum on the face amount of each letter of credit shall be payable quarterly in arrears to the applicable bank that issued each letter of credit for its own account.

     The Senior Credit Facilities also provide for other fees to be paid to the lenders, the administrative agent and the collateral agent.

  REPAYMENT; PREPAYMENTS

     The term loan facility will be repaid in (A) twenty consecutive quarterly installments of $562,500 (0.25% of the original aggregate principal amount of the term loans), beginning on the quarterly payment date first occurring after the initial funding date and (B) four consecutive semi-annual payments of $53,437,500 (23.75% of the original aggregate principal amount of the term loans), beginning on the second quarterly payment date after the last payment is due under clause (A) above and ending on the seventh anniversary of the initial funding date.

     In addition, under the Senior Credit Facilities, the co-borrowers are required to make mandatory prepayments and commitment reductions (A) with the proceeds of the disposition of all or substantially all of the specialty chemicals business (other than granules or materials businesses) of the Chemco Group (as defined in the Senior Credit Facilities to include the co-borrowers, the guarantors and other subsidiaries) and (B) with the adjusted net cash proceeds of specific dispositions in excess of $15 million per fiscal year, subject to the borrowers' ability to reinvest those net cash proceeds in accordance with the terms and conditions of the Senior Credit Facilities.

  GUARANTEES; SECURITY

     The obligations under the Senior Credit Facilities are guaranteed by all of ISP Chemco's direct and indirect domestic subsidiaries and (to the extent consistent with tax efficiency) foreign subsidiaries, other than unrestricted subsidiaries (as defined in the Senior Credit Facilities) and International Specialty Products Funding Corporation.

     All of the obligations in respect of the Senior Credit Facilities, including hedge agreements, foreign exchange contracts and cash management agreements involving any of the lenders and any of the Credit Parties (as defined in the Senior Credit Facilities and which does not include International Specialty Holdings Inc. and ISP Investco), are secured by a first-priority, perfected security interest in all of the real and personal property of the Credit Parties, except (A) to the extent that the administrative agent determines that the costs of obtaining such a security interest are excessive in relation to the value of the security afforded thereby, (B) to the extent that any intellectual property of a Credit Party is subject to a negative pledge provision of which the applicable Credit Party is unable to effect a waiver, (C) specific investment property is Holdings Investment Subsidiary Property (as defined in the Senior Credit Facilities) and will be transferred out of the Credit Parties on before the date that is 30 days after the initial funding date, (D) the Linden, New Jersey and Belleville, New Jersey real properties, (E) accounts receivable of the Credit Parties, (F) 34% of the capital stock held by a Credit Party directly in foreign subsidiaries that are not Credit Parties and
(G) the capital stock held indirectly by a Credit Party in a foreign subsidiary that is not a Credit Party.

  CERTAIN COVENANTS

     The Senior Credit Facilities require compliance by ISP Chemco and its subsidiaries with various financial covenants, including a total debt leverage maintenance ratio (total consolidated debt to EBITDA), a senior debt leverage maintenance ratio (total consolidated senior debt to EBITDA), an interest coverage ratio and a minimum adjusted net worth. The Senior Credit Facilities contain a number of covenants including, among others, covenants limiting our ability and that of some of our subsidiaries to incur debt and make guarantees, issue dividends or make other payments in respect of capital stock, make restricted payments, incur liens, change lines of business, engage in transactions with affiliates, sell assets and engage in sale leaseback transactions. The Senior Credit Facilities contain other usual and customary negative and affirmative covenants.

  EVENTS OF DEFAULT

     The Senior Credit Facilities contain events of default including, without limitation (subject to customary cure periods and materiality thresholds):

     - failure to make payments when due;

     - material inaccuracy of representations and warranties;

     - breach of covenants;

     - cross-defaults and cross-accelerations;

     - events of insolvency, bankruptcy or similar events;

     - ERISA events;

     - environmental matters;

     - material judgments or injunctions;

     - actual or asserted invalidity of any guarantee, security document, security interest, or subordination agreement;

     - breach of subordination provisions of subordinated indebtedness;

     - cessation or suspension of material operations; and

     - a change in control.

OTHER INDEBTEDNESS

  2011 NOTES

     In 2001, ISP Chemco and three of its wholly owned, domestic subsidiaries jointly issued in three private placements $405.0 million aggregate principal amount of 2011 Notes. The 2011 Notes are their senior subordinated obligations and are unsecured. The 2011 Notes are guaranteed by all of the co-issuers' domestic subsidiaries other than certain immaterial subsidiaries and an accounts receivable financing subsidiary. Holders of the 2011 Notes have the right to require the co-issuers to purchase the notes in the event of a change of control, at a price of 101% of their principal amount, and the co-issuers have the right to redeem the notes on or after July 1, 2006 at their principal amount plus the applicable premium set forth in the indenture governing the 2011 Notes, together with any accrued and unpaid interest. Covenants contained in the indenture governing the 2011 Notes apply to ISP Chemco and the other three co-issuers and to their subsidiaries. For instance, the incurrence of additional debt and the issuance of preferred stock by the co-issuers and some of their subsidiaries would be restricted unless, subject to specific exceptions, the fixed charge coverage ratio as defined in the indenture for ISP Chemco's most recently ended four fiscal quarters for which internal financial statements are available would have been at least 2.0 to 1, determined on a pro forma basis. The indenture, among other things, also restricts the co-issuers' ability to sell substantially all of their assets or merge or consolidate with or into other companies, pay dividends or make other distributions, and make other restricted payments and investments. As of December 1, 2001, there were $405.0 million of the 2011 Notes outstanding.

                      DESCRIPTION OF THE REGISTERED NOTES

     You can find the definitions of some of the terms used in this description below under the subheading "-- Certain Definitions." In this description, "we," "us" and "our" refer to International Specialty Holdings Inc., and not to any of its subsidiaries.

     We will issue the registered notes under an indenture with Wilmington Trust Company, as trustee, under which we issued the old notes. We refer to the old notes and the registered notes collectively as the "notes." The old notes and the registered notes constitute the same series of notes under the indenture governing the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

     The following description is a summary of the material provisions of the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under "-- Additional Information." Some of the defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture.

     The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     - are secured by a first priority lien on all of the outstanding capital stock of ISP Chemco Inc., which is one of our wholly owned subsidiaries (the "Collateral");

     - are equal in right of payment with all of our future senior debt; and

     - are senior in right of payment to any of our future senior subordinated debt.

     The notes are effectively subordinated, however, to all indebtedness and other liabilities, including trade payables, of our subsidiaries. See "Risk Factors -- Risks Related to the Notes -- The Notes are Effectively Subordinate to the Liabilities of our Subsidiaries."

     ISP Investco LLC and its subsidiaries, ISP Chemco's accounts receivable subsidiary and certain immaterial subsidiaries have been designated under the indenture as "Unrestricted Subsidiaries." All of our other direct and indirect subsidiaries, including ISP Chemco Inc., are "Restricted Subsidiaries" under the indenture. Under the circumstances described below under the subheading
"-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate our other subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries are not subject to many of the restrictive covenants in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     We may issue additional notes under the indenture from time to time after this offering, subject to the covenant described below under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." Any additional notes would be secured by the Collateral on a pro rata basis with the other holders of the notes. See "Risk Factors -- Risk Factors Related to the Notes -- Additional Issuances of Notes Could Dilute Your Collateral." The old notes and the registered notes, as well as any additional notes subsequently issued under the indenture, will be treated as a single series for all purposes under the indenture, including, without limitation, redemptions of notes, offers to purchase notes, and the percentage of notes required to consent to waivers of provisions of, and amendments to, the indenture, except with respect to interest accrual and registration rights. We will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2009.

     Interest on the notes accrues at the rate of 10 5/8% per annum and is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2002. We will make each interest payment to the Holders of record on the immediately preceding June 1 and December 1.

     Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECURITY

     The old notes are, and the registered notes will be, secured by a pledge of all of the outstanding capital stock of our wholly owned subsidiary, ISP Chemco Inc. The Collateral has been pledged to the trustee for the benefit of the holders of the notes pursuant to the Pledge Agreement.

     If the notes become due and payable prior to their maturity for any reason, other than an optional redemption by us, or are not paid in full at their maturity and after any applicable grace period has expired, the trustee will have the exclusive right to foreclose upon and exercise remedies in respect of the Collateral in accordance with instructions from the holders of a majority in principal amount of the notes or, in the absence of these instructions, in any manner as the trustee deems appropriate in its sole and absolute discretion.

     There can be no assurance that the proceeds from the sale of the Collateral would be sufficient to satisfy payments due on the notes. In the case of a default, there may not be sufficient available Collateral to satisfy the obligations under the notes. If the proceeds are not sufficient to repay all amounts due on the notes, then you (to the extent not repaid from those proceeds) will only have an unsecured claim against our remaining assets.

     If an Event of Default occurs under the indenture and a declaration of acceleration of the notes occurs as a result, the trustee, on behalf of the holders of the notes, in addition to any rights or remedies available to it under the indenture, may take any action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the trustee from any foreclosure will be applied by the trustee first to pay the expenses of the foreclosure and fees and other amounts then payable to the trustee under the indenture, and thereafter to pay the principal, interest and liquidated damages, if any, on the notes.

     We will not grant to any person (other than the trustee on behalf of the holders of the notes and any additional notes issued under the indenture) any interest whatsoever in the Collateral (other than as permitted by the Pledge Agreement).

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given us wire transfer instructions, we will pay all principal of and interest, premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We will not be required to transfer or exchange any note selected for redemption. Also, we will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

MANDATORY REDEMPTION

     We will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

OPTIONAL REDEMPTION

     At any time prior to December 15, 2004, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 110.625% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

     (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture remains outstanding immediately after the occurrence of the redemption (excluding notes held by us and our Affiliates); and

     (2) notice of the redemption is given within 30 days of the date of the closing of the Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at our option prior to December 15, 2005.

     After December 15, 2005, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2005........................................................   105.313%
2006........................................................   103.542%
2007........................................................   101.771%
2008 and thereafter.........................................   100.000%

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, we will be obligated to make an offer to each holder of notes to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes (other than notes previously called for redemption) pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the indenture by virtue of the conflict.

     On the Change of Control Payment Date, we will, to the extent lawful:

     (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

     (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for these notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of us and our Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) we receive, or the Restricted Subsidiaries receives, as the case may be, consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

     (2) the fair market value is determined by our Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

     (3) at least 75% of the consideration received in the Asset Sale by us or that Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

          (a) any of our liabilities or the Restricted Subsidiary's, as shown on our or the Restricted Subsidiary's most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any of those assets;

          (b) any securities, notes or other obligations received by us or the Restricted Subsidiary from the transferee that are contemporaneously, subject to ordinary settlement periods, converted or convertible by us or the Restricted Subsidiary into cash, to the extent of the cash received or that would be received in that conversion; and

          (c) long-term assets that are used or useful in a Permitted Business.

     Within 18 months after the receipt of any Net Proceeds from an Asset Sale, we or the Restricted Subsidiary may apply those Net Proceeds, at our option:

     (1) to repay outstanding Indebtedness of ours or any of our Restricted Subsidiaries and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; provided, however, that if and to the extent that one of our Restricted Subsidiaries makes an offer to purchase or otherwise redeem outstanding Indebtedness pursuant to an agreement governing that Indebtedness that requires that such offer be made with those Net Proceeds, then that Restricted Subsidiary will be deemed for purposes of this provision to have purchased or otherwise redeemed the outstanding Indebtedness, whether or not the offer is accepted by the holders of that Indebtedness;

     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

     (3) to make a capital expenditure in a Permitted Business; or

     (4) to acquire other long-term assets that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute "Asset Sale Proceeds." When the aggregate amount of Asset Sale Proceeds exceeds the Threshold Amount, we will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and the other pari passu Indebtedness that may be purchased out of the excess of the Asset Sale Proceeds over the Threshold Amount (that excess being referred to herein as the "Excess Proceeds"); provided, however, that (i) we shall not be obligated to make an Asset Sale Offer until the aggregate amount of Excess Proceeds exceeds $5.0 million and (ii) Net Proceeds received by a Restricted Subsidiary that is subject to a contractual restriction on its ability to dividend those Net Proceeds to us shall not constitute Excess Proceeds for so long as the restriction would either prohibit the dividend or reduce the amount of other dividends payable to us. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and the other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the aggregate amount of Asset Sale Proceeds will be reduced by the amount of Excess Proceeds relating to the Asset Sale Offer.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Asset Sale provisions of the indenture by virtue of that conflict.

     In the event of any sale, lease, conveyance or other disposition of any Collateral, the Lien of the holders in the portion of the Collateral shall be released, provided that (a) the holders are granted a first priority, perfected Lien pursuant to the Pledge Agreement in the cash and other proceeds of such sale, lease, conveyance or other disposition, and (b) the cash proceeds of the sale, lease, conveyance or other disposition are applied in accordance with this covenant and, to the extent that we choose to apply these proceeds in accordance with clauses (2), (3) or (4) of the second paragraph of this covenant, the Holders are granted a first priority, perfected Lien pursuant to the Pledge Agreement in the assets so acquired or improved.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by any method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

  CHANGES IN COVENANTS WHEN NOTES RATED INVESTMENT GRADE

     Following the first date upon which, but only for so long as:

     (1) the notes are rated Baa3 or better by Moody's Investors Services, Inc. and BBB- or better by Standard & Poor's Ratings Services (or, in either case, if that person ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by us as a replacement agency);

     (2) neither Moody's Investors Services, Inc. or Standard & Poor's Ratings Services has attached any "negative outlook" to the rating of the notes; and

     (3) no Default or Event of Default has occurred and is continuing, the covenants listed under "-- Repurchase at the Option of Holders -- Asset Sales," "-- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock," "-- Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "-- Designation of Restricted and Unrestricted Subsidiaries," "-- Transactions with Affiliates" and "-- Business Activities" will no longer be applicable to the notes, all Unrestricted Subsidiaries will become Restricted Subsidiaries, and any then-existing Indebtedness of Unrestricted Subsidiaries will constitute Existing Indebtedness.

  RESTRICTED PAYMENTS

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of any of our Equity Interests or any of our Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries) or to the direct or indirect holders of any of our Equity Interests or any of our Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in our Equity Interests (other than Disqualified Stock) or dividends or distributions payable to us or one of our Restricted Subsidiaries);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any of our Equity Interests or any Equity Interests of our direct or indirect parent;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes, except a payment of interest or principal at the Stated Maturity thereof; or

     (4) make any Restricted Investment (all of those payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to that Restricted Payment:

          (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of the Restricted Payment; and

          (b) we would, at the time of the Restricted Payment and after giving pro forma effect to that Restricted Payment as if it had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (c) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (i) 50% of our Consolidated Net Income for the period (taken as one accounting period) beginning January 1, 2002 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if the Consolidated Net Income for that period is a deficit, less 100% of the deficit), plus

             (ii) 100% of the aggregate proceeds received by us since the
                  Closing Date as a contribution to common equity capital or from the issue or sale of our Equity Interests (other than Disqualified Stock) or from the issue or sale of our convertible or exchangeable Disqualified Stock or our convertible or exchangeable debt securities that have, in either case, been converted into or exchanged for the Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to one of our Subsidiaries), plus

             (iii) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to that Restricted Investment (less the cost of disposition, if any); plus

             (iv) $50.0 million.

     So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any of our subordinated Indebtedness or of any of our Equity Interests, or any dividend or other distribution in respect thereof, in exchange for Equity Interests (other than Disqualified Stock) of, or in an amount equal to the net cash proceeds of a sale (other than to one of our Restricted Subsidiaries) of our Equity Interests (other than Disqualified Stock) or a capital contribution to the equity of International Specialty Holdings in the prior 30-day period; provided that the amount of any of those net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (4)(c)(ii) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition or retirement of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend by any of our Restricted Subsidiaries to the holders of its Equity Interests on a pro rata basis;

     (5) the repurchase, redemption or other acquisition or retirement for value of any of our Equity Interests or any Equity Interests of any of our Restricted Subsidiaries or any direct or indirect parent company of ours held by any member of our management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any twelve-month period;

     (6) any Restricted Payment for the purpose of defeasing, redeeming, repurchasing or otherwise acquiring or retiring the 2003 Notes and any Restricted Payment as contemplated to be made to ISP with the proceeds of the issuance of the notes; and

     (7) payments required by the Tax Sharing Agreements as in effect on the Closing Date, and amendments to that agreement that do not adversely affect in any material respect us, our Restricted Subsidiaries or the Holders.

     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect to the value of those assets or securities will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock, unless the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or the preferred stock is issued would have been at least 1.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued, as the case may be, at the beginning of the four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following Indebtedness (collectively, "Permitted Debt"):

      (1) the incurrence of Indebtedness (a) under the Credit Agreement (with letters of credit being deemed to have a principal amount equal to the maximum potential liability thereunder) or (b) pursuant to a Qualified Securitization Program; provided that the aggregate amount of all Indebtedness incurred pursuant to this clause (1), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (1), does not exceed at any one time outstanding an amount equal to $550.0 million, less the aggregate amount applied by us and our Restricted Subsidiaries to repay Indebtedness under the Credit Agreement or a Qualified Securitization Program pursuant to the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

      (2) the incurrence of Existing Indebtedness;

      (3) the incurrence of Indebtedness represented by the notes to be issued on the Closing Date and the exchange notes to be issued in respect thereof pursuant to the registration rights agreement;

      (4) the incurrence of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of our Restricted Subsidiaries, in an aggregate amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $35.0 million and
          (b) 10.0% of our Net Tangible Assets as of the date on which any of that Indebtedness is incurred;

      (5) the incurrence of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), (11), (12) or (14) of this paragraph;

      (6) the incurrence of Indebtedness among us and any of our Restricted Subsidiaries, or among any of our Restricted Subsidiaries; provided, however, that:

           (a) if we are an obligor with respect to that Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, and

           (b) any subsequent issuance or transfer of Equity Interests that results in any of that Indebtedness being held by a Person other than us or one of our Restricted Subsidiaries, and any sale or other transfer of any of that Indebtedness to a Person that is not either us or one of our Restricted Subsidiaries, will, in each case, be deemed to constitute an incurrence of the Indebtedness by us or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

      (7) the incurrence of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

      (8) the guarantee by us or any of our Restricted Subsidiaries of Indebtedness that was permitted to be incurred by another provision of this covenant;

      (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

     (10) the incurrence by our Foreign Subsidiaries of Indebtedness in an aggregate amount at any time outstanding not to exceed $35.0 million;

     (11) the incurrence by Persons that become Restricted Subsidiaries of Acquired Debt in an aggregate principal amount at the date of incurrence not to exceed $50.0 million; provided that (a) the Acquired Debt is not incurred in connection with, or in contemplation of, that Person merging with or into us or any of our other Restricted Subsidiaries and (b) liability for the Acquired Debt shall not extend to us or any of our other Restricted Subsidiaries, or any of their assets;

     (12) our incurrence and the incurrence of Indebtedness in respect of industrial revenue bonds or other similar tax advantageous financings in an aggregate amount at any one time outstanding not to exceed $50.0 million; provided that no more than $25.0 million of that Indebtedness shall relate to assets or properties owned by us or any of our Restricted Subsidiaries on the Closing Date;

     (13) the incurrence of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring the business, asset or Subsidiary; provided, however, that the maximum amount of all of that Indebtedness shall at no time exceed the gross proceeds actually received by us or one of our Restricted Subsidiaries in connection with the disposition;

     (14) the incurrence of Indebtedness permitted to be incurred by our Subsidiaries in the 2011 Note Indenture as that agreement is in effect on the Closing Date at a time when the fixed charge coverage ratio specified therein had been met or exceeded; and

     (15) the incurrence of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $50.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we will be permitted to classify the item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

  LIENS

     We will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless the notes are secured by a Lien on these assets on an equal and ratable basis.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

      (2) make loans or advances to us or any of our Restricted Subsidiaries; or

      (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

      (1) agreements governing Existing Indebtedness and the Credit Agreement, in each case as in effect on the Closing Date; and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to the dividend and other payment restrictions than those contained in those agreements on the Closing Date;

      (2) the indenture, the notes and the exchange notes;

      (3) applicable law;

      (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of the acquisition (except to the extent the Indebtedness or Capital Stock was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any other Person, or the properties or assets of any other Person; provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the indenture to be incurred;

      (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

      (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

      (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

      (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

      (9) Liens otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit our right and the right of our Restricted Subsidiaries to dispose of the assets subject to the Liens;

     (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (12) any agreement governing Indebtedness of Foreign Subsidiaries permitted under "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (13) any agreement governing Indebtedness incurred after the Closing Date permitted under "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the restrictions contained therein are, in the good faith judgment of the Board of Directors, not materially less favorable, taken as a whole, to the holders than those contained in agreements governing Existing Indebtedness.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of us and our Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

     (1) either: (a) we are the surviving corporation; or (b) the Person formed by or surviving any consolidation or merger (if other than us) or to which the sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

     (2) the Person formed by or surviving any consolidation or merger (if other than us) or the Person to which the sale, assignment, transfer, conveyance or other disposition has been made (if other than us) assumes all our obligations under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

     (3) immediately after the transaction no Default or Event of Default exists; and

     (4) we or the Person formed by or surviving any consolidation or merger (if other than us), or to which the sale, assignment, transfer, conveyance or other disposition has been made:

          (a) will have Consolidated Net Worth immediately after the transaction equal to or greater than our Consolidated Net Worth immediately preceding the transaction; and

          (b) will, on the date of the transaction after giving pro forma effect to the transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and our Restricted Subsidiaries and will not apply to a sale, assignment, transfer, conveyance or other disposition of all or any portion of the assets of Unrestricted Subsidiaries.

  TRANSACTIONS WITH AFFILIATES

     We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

     (1) the Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or the Restricted Subsidiary with an unrelated Person; and

     (2) we deliver to the trustee:

          (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that the Affiliate Transaction complies with this covenant and that the Affiliate Transaction has been approved by a majority of the members of the Board of Directors who have no personal stake in the transaction and who are not Affiliates of any party (other than us and our Restricted Subsidiaries) to the transaction ("disinterested members"); provided that if there are no disinterested members of the Board of Directors, we shall deliver to the trustee an opinion as to the fairness to the holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; and

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, an opinion as to the fairness to the holders of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any transaction with our employees or employees of any of our Restricted Subsidiaries, including entering into compensation plans, entered into in the ordinary course of business and consistent with our past practice or the past practice of the Restricted Subsidiary;

     (2) transactions between or among us and our Restricted Subsidiaries;

     (3) transactions with a Person that is an Affiliate of ours solely because we own an Equity Interest in, or control, the Person;

     (4) payment of reasonable compensation (including stock and option compensation) and expense reimbursements to members of the Board of Directors who are not otherwise Affiliates of ours;

     (5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of ours;

     (6) sales of inventory to BMCA and its Subsidiaries in the ordinary course of business;

     (7) transactions pursuant to the Management Agreement as in effect on the Closing Date, and amendments to that agreement that do not adversely affect in any material respect us, our Restricted Subsidiaries or the holders;

     (8) any sale, conveyance or other transfer of accounts receivable and other related assets customarily transferred in an accounts receivable securitization program in a Qualified Securitization Program; and

     (9) Restricted Payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments."

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value at the time of the designation of all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption
"-- Restricted Payments" or Permitted Investments, as determined by us. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  BUSINESS ACTIVITIES

     We will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to us and our Restricted Subsidiaries taken as a whole.

  PAYMENTS FOR CONSENT

     We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

REPORTS

     Whether or not required by the Securities and Exchange Commission, so long as any notes are outstanding, we will furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file the reports.

     The quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the accompanying footnotes, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of us and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

     In addition, following the completion of the exchange offer, whether or not required by the Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make the information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     For so long as we are a subsidiary of ISP, if permitted by applicable law, the foregoing requirements shall be deemed to be satisfied if ISP delivers the reports and other information required thereby.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

      (1) default for 30 days in the payment when due of interest on or liquidated damages with respect to the notes;

      (2) default in payment when due of the principal of or premium, if any, on the notes;

      (3) failure to comply with the provisions described under the captions
          "-- Repurchase at the Option of Holders -- Change of Control" or
          "-- Repurchase at the Option of Holders -- Asset Sales" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets," unless the provisions are not at the time applicable as set forth under "-- Changes in Covenants When Notes Rated Investment Grade";

      (4) failure to comply with the provisions described under the captions "-- Certain Covenants -- Restricted Payments" or "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," unless the provisions are not at the time applicable as set forth under "-- Changes in Covenants When Notes Rated Investment Grade," and the failure continues for 30 days;

      (5) failure for 60 days after notice to comply with any of the other agreements in the indenture or the Pledge Agreement (except as provided in (10) below);

      (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether the Indebtedness or guarantee now exists, or is created after the Closing Date, if that default:

           (a) is caused by a failure to pay principal of or interest or premium, if any, on the Indebtedness (after giving effect to any applicable grace period provided in the Indebtedness on the date of the default) (a "Payment Default"); or

           (b) results in the acceleration of the Indebtedness prior to its express maturity,

            and, in each case, the principal amount of any the Indebtedness, together with the principal amount of any other the Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

      (7) failure by us or any of our Restricted Subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed within 60 days;

      (8) we shall fail to place the net proceeds from the offering into the Escrow Account on the Closing Date; or ISP shall fail to retire the 2003 Notes within 60 days of the Closing Date;

      (9) specific events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries; and

     (10) (i) the repudiation by us of our obligations under the Pledge Agreement or (ii) the validity, priority or perfection of the lien created by the Pledge Agreement fails to be in full force and effect (whether through the unenforceability of the Pledge Agreement or otherwise).

     In the case of an Event of Default arising from specific events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture, the notes or the Pledge Agreement except as provided in the indenture or the Pledge Agreement. Subject to specific limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding the notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or liquidated damages.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or liquidated damages on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by us or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 15, 2005, by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding the prohibition on redemption of the notes prior to December 15, 2005, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying the Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of ours, as such, will have any liability for any of our obligations of under the notes or the indenture, or for any claim based on, in respect of, or by reason of, the obligations or their creation. Each holder of notes by accepting a note waives and releases all of that liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and liquidated damages, if any, on those notes when those payments are due from the trust referred to below;

     (2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to specific covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, specific events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under " -- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that
         (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the closing date of the offering, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon that opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, we have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

     (4) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit);

     (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

     (6) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over the other creditors of ours with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

     (7) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Pledge Agreement may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture, the notes or the Pledge Agreement may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration);

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or liquidated damages, if any, on the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"); or

     (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture, the notes or the Pledge Agreement:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes (including the provision of any Liens for the benefit of holders as contemplated under "-- Certain
         Covenants -- Liens") or that does not adversely affect the legal rights under the indenture of any of those holders;

     (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

     (6) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

     (1) either:

          (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

          (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and liquidated damages, if any, and accrued interest to the date of maturity or redemption;

     (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

     (3) we have paid or caused to be paid all sums payable by us under the indenture; and

     (4) we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be. In addition, we must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of ours, the indenture limits its right to obtain payment of claims in specific cases, or to realize on specific property received in respect of any of these claims as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specific exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to International Specialty Products Inc., 1361 Alps Road, Wayne, New Jersey 07470, Attention:
General Counsel.

CERTAIN DEFINITIONS

     Set forth below are some of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all of these terms, as well as any other capitalized terms used herein for which no definition is provided.

     "2003 Notes" means the 9% Senior Notes due 2003 of ISP.

     "2011 Note Indenture" means the Indenture dated as of June 27, 2001 by and among ISP Chemco Inc., ISP Chemicals Inc., ISP Minerals Inc. and ISP Technologies Inc., the guarantors signatory thereto and Wilmington Trust Company, as trustee, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "2011 Notes" means the 10 1/4% Senior Subordinated Notes due 2011 of ISP Chemco Inc., ISP Chemicals Inc., ISP Minerals Inc. and ISP Technologies Inc.

     "Acquired Debt" means, with respect to any specified Person:

     (1) Indebtedness of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the specified Person, whether or not the Indebtedness is incurred in connection with, or in contemplation of, the other Person merging with or into, or becoming a Subsidiary of, the specified Person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of our assets and the assets of our Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests in our Subsidiaries or the sale of Equity Interests in any of our Subsidiaries.

     Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

     (1) a transfer of assets between or among us and our Restricted
         Subsidiaries;

     (2) an issuance of Equity Interests by a Subsidiary to us or to a Restricted Subsidiary of ours;

     (3) the sale of inventory in the ordinary course of business on ordinary business terms;

     (4) the sale or other disposition of cash or Cash Equivalents;

     (5) the sale or other disposition of obsolete equipment;

     (6) the sale of accounts receivable pursuant to a Qualified Securitization Program;

     (7) the sale or other disposition for consideration not to exceed $20.0 million of real property currently owned by us or our Subsidiaries located in Belleville, New Jersey and Linden, New Jersey;

     (8) the sale or other disposition for consideration not to exceed $25.0 million of the capital stock or assets of a Foreign Subsidiary of ours acquired from a fine chemicals research and development company; and

     (9) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain
         Covenants -- Restricted Payments."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in the sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. The present value shall be calculated using a discount rate equal to the rate of interest implicit in the transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13d-3 of the Exchange Act), that "person" will be deemed to have beneficial ownership of all securities that the "person" has the right to acquire by conversion or exercise of other securities, whether that right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

     (1) with respect to a corporation, the board of directors of the corporation;

     (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

     (3) with respect to any other Person, the board or committee of the Person serving a similar function.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper rated as least P-1 by Moody's Investors Services, Inc. or at least A-1 by Standard & Poor's Ratings Services and in each case maturing within six months after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than Samuel J. Heyman or any Related Party;

     (2) the adoption of a plan relating to our liquidation or dissolution;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Samuel J. Heyman and his Related Parties, becomes the Beneficial Owner of more of our Voting Stock, measured by voting power rather than number of shares, than Mr. Heyman and his Related Parties;

     (4) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that Mr. Heyman and his Related Parties are the Beneficial Owners of less than 25% of our Voting Stock, measured by voting power rather than number of shares, and any "person" (as defined above), other than Mr. Heyman and his Related Parties, Beneficially Owns more than one-half of our Voting Stock, measured by voting power rather than number of shares, owned by Mr. Heyman and his Related Parties;

     (5) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that Mr. Heyman and his Related Parties are the Beneficial Owners of less than 10% of our Voting Stock, measured by voting power rather than number of shares; or

     (6) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

     "Closing Date" means the first date on which notes are issued under the indenture.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of that Person for the period plus:

     (1) provision for taxes based on income or profits of the Person and its Restricted Subsidiaries for that period, to the extent that the provision for taxes was deducted in computing the Consolidated Net Income; plus

     (2) consolidated interest expense of the Person and its Restricted Subsidiaries for the period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any of those expenses were deducted in computing the Consolidated Net Income; plus

     (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items (excluding any of those non-cash items to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Person and its Subsidiaries for the period to the extent that the depreciation, amortization and other non-cash items were deducted in computing the Consolidated Net Income; plus

     (4) provision for restructuring, staff reductions and impairment loss for the year ended December 31, 2000 of the Person and its Subsidiaries for the period to the extent that the provision was deducted in computing the Consolidated Net Income; minus

     (5) non-cash items increasing the Consolidated Net Income for the period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of the Person and its Restricted Subsidiaries for the period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of the Person;

     (2) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of the acquisition will be excluded; and

     (3) the cumulative effect of a change in accounting principles will be excluded.

     "Consolidated Net Worth" means, with respect to any specified Person as of any date, the sum of:

     (1) the consolidated equity of the common stockholders of the Person and its consolidated Subsidiaries as of that date; plus

     (2) the respective amounts reported on the Person's balance sheet as of the date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless those dividends may be declared and paid only out of net earnings in respect of the year of the declaration and payment, but only to the extent of any cash received by the Person upon issuance of the preferred stock.

     "Continuing Directors" means, as of any date of determination, any member of our Board of Directors who:

     (1) was a member of the Board of Directors on the Closing Date; or

     (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of the nomination or election.

     "Credit Agreement" means the Credit Agreement, dated as of June 27, 2001, as amended by Amendment No. 1 to Credit Agreement, dated as of July 24, 2001, by and among ISP Chemco Inc., ISP Chemicals Inc., ISP Technologies Inc. and ISP Minerals Inc., as borrowers, the guarantors signatory thereto and The Chase Manhattan Bank, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require us to repurchase the Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of that Capital Stock provide that we may not repurchase or redeem any Capital Stock pursuant to those provisions unless that repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offerings" means (1) issuances and sales of our Equity Interests (other than Disqualified Stock) and (2) contributions of equity to us.

     "Existing Indebtedness" means Indebtedness of us and our Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Closing Date, until those amounts are repaid.

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of the Person and its Restricted Subsidiaries for the period, whether paid or accrued, including, without limitation, to the extent included in consolidated interest expense in accordance with GAAP, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

     (2) the consolidated interest of the Person and its Restricted Subsidiaries that was capitalized during the period; plus

     (3) any interest expense on Indebtedness of another Person that is guaranteed by the Person or one of its Restricted Subsidiaries or secured by a Lien on assets of the Person or one of its Restricted Subsidiaries, whether or not the guarantee or Lien is called upon; plus

     (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of the Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in our Equity Interests (other than Disqualified Stock) or to us or a Restricted Subsidiary of ours, times
         (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of the Person and its Restricted Subsidiaries for the period to the Fixed Charges of the Person for the period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to that incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or that issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Subsidiary of any ours formed under the laws of any jurisdiction other than the United States or any political subdivision thereof and substantially all of the assets of which are located outside of the United States or that conducts substantially all of its business outside of the United States.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in the other statements by any other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of the Person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     (2) other agreements or arrangements designed to protect the Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of that Person, whether or not contingent:

     (1) in respect of borrowed money;

     (2) evidenced by bonds (excluding appeal bonds), notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) in respect of banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) representing the balance deferred and unpaid of the purchase price of any property, except any balance that constitutes an accrued expense or trade payable; or

     (6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not the Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date will be:

     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all direct or indirect investments by the Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our Subsidiaries sells or otherwise disposes of any Equity Interests of any of our direct or indirect Subsidiaries such that, after giving effect to the sale or disposition, the Person is no longer a Subsidiary of ours, we will be deemed to have made an Investment on the date of the sale or disposition equal to the fair market value of the Equity Interests of the Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by us or any of our Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by us or the Subsidiary in the third Person in an amount equal to the fair market value of the Investment held by the acquired Person in the third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "ISP" means International Specialty Products Inc. and any and all successors thereto.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

     (1) any gain or loss, together with any related provision for taxes on the gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by that Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries;

     (2) any extraordinary gain or loss, together with any related provision for taxes on the extraordinary gain or loss;

     (3) any non-recurring gain or loss, together with any related provision for taxes on the non-recurring gain or loss, relating to the Restructuring; and

     (4) any one-time effect of the adoption of the Proposed Statement of Financial Accounting Standards of the Financial Accounting Standards Board entitled Business Combinations and Intangible
         Assets -- Accounting for Goodwill.

     "Net Proceeds" means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of the Asset Sale and any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP.

     "Net Tangible Assets" means, with respect to any Person as of any date of determination, (a) the amount of property, plant and equipment of the Person and its Restricted Subsidiaries, plus (b) the amount of current assets of the Person and its Restricted Subsidiaries, minus (c) the amount of current liabilities of the Person and its Restricted Subsidiaries, in each case as set forth on the Person's consolidated balance sheet prepared in accordance with GAAP as of the date of determination.

     "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither we nor any of our Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

     (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of ours or any of our Restricted Subsidiaries to declare a default on the other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any business in which we and our Restricted Subsidiaries were engaged on the Closing Date, and any business reasonably related or complementary thereto, including without limitation, our activities as a holding company.

     "Permitted Investments" means:

      (1) any Investment in us or in any of our Restricted Subsidiaries;

      (2) any Investment in Cash Equivalents;

      (3) any Investment existing on the Closing Date;

      (4) any Investment by us or any Subsidiary of ours in a Person, if as a result of the Investment:

           (a) the Person becomes a Restricted Subsidiary of ours; or

           (b) the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary of ours;

      (5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
          "-- Repurchase at the Option of Holders -- Asset Sales," other than securities, notes or other obligations that are deemed to be cash pursuant to clause (3)(b) of the first paragraph of the covenant unless actually converted into cash;

      (6) any acquisition of assets solely in exchange for the issuance of our Equity Interests (other than Disqualified Stock);

      (7) any Investments received in compromise of obligations of persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

      (8) Hedging Obligations; and

      (9) other Investments in any Person (other than an Affiliate of ours that is not also a Subsidiary of ours) having an aggregate fair market value (measured on the date each Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the Closing Date, not to exceed the greater of (a) $35.0 million and (b) 5.0% of our Net Tangible Assets as of the date on which Investment is made.

     For the avoidance of doubt, a loan to a Person that is not a Restricted Subsidiary of ours shall not, except to the extent permitted by clause (9) above, be a Permitted Investment.

     "Permitted Liens" means:

      (1) Liens on our assets created by the indenture and the Pledge Agreement securing the notes and any additional notes issued in accordance with the terms of the indenture;

      (2) Liens in favor of us;

      (3) Liens on property of a Person existing at the time the Person is merged with or into or consolidated with us; provided that the Liens were in existence prior to the contemplation of the merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with us;

      (4) Liens on property existing at the time of acquisition of the property by us; provided that the Liens were in existence prior to the contemplation of the acquisition;

      (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

      (6) Liens to secure Indebtedness permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with the Indebtedness;

      (7) Liens existing on the Closing Date;

      (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

      (9) Liens on our assets to secure Indebtedness permitted by clause (5) of the second paragraph of the covenant entitled "-- Certain
          Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" to the extent (and only to the extent) that the Indebtedness being refinanced thereby was secured by Liens on those assets;

     (10) Liens on cash and Cash Equivalents posted as margin pursuant to the requirements of any bona fide hedge agreement relating to interest rates, foreign exchange or commodities listed on public exchanges, but only to the extent those Liens are required from customers generally (regardless of creditworthiness) in accordance with customary market practice; and

     (11) Liens with respect to obligations that do not exceed $50.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any of our Indebtedness or Indebtedness of any of our Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of ours or any of our Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

      (1) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

      (2) the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

      (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

      (4) the Indebtedness is incurred either by us or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Qualified Securitization Program" means any financing transaction (a) provided by one or more persons, none of which is our Affiliate, (b) in favor of an accounts receivable financing subsidiary, (c) secured by the grant by the accounts receivable financing subsidiary of a security interest in (or a sale of) only accounts receivable originated by us and our Restricted Subsidiaries in connection with the sale or lease of inventory or the rendering of services in the ordinary course of business and the proceeds thereof and (d) for which no recourse to us, our Restricted Subsidiaries or the accounts receivable financing subsidiary may be made other than (i) with respect to us or any of our Restricted Subsidiaries that sell accounts receivable to the accounts receivable financing subsidiary in connection with the transaction, and the accounts receivable financing subsidiary, (A) repurchases of accounts receivable that do not qualify for financing under terms of the transaction, (B) the amount of any dilutions in respect of those accounts receivable and (C) customary indemnities for financing transactions of that type and (ii) solely with respect to the accounts receivable financing subsidiary, those accounts receivable and the proceeds thereof; provided, however, that, in any case, no recourse to us or our Restricted Subsidiaries or the accounts receivable financing subsidiary shall be permitted to be made for any credit-related default or loss with respect to any account receivable.

     "Related Party" means, with respect to Samuel J. Heyman:

     (1) any immediate family member of Mr. Heyman; or

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of Mr. Heyman and immediate family members of Mr. Heyman.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

     (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is the Person or a Subsidiary of the Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Tax Sharing Agreements" means the Tax Sharing Agreement made as of January 1, 2001 by and among us, ISP and ISP Chemco Inc. and the Tax Sharing Agreement made as of January 1, 2001 by and between us and ISP.

     "Threshold Amount" means, with respect to any fiscal year of ours commencing with the fiscal year in which the notes are issued, the sum of (A) $15.0 million plus (B) with respect to each fiscal year commencing with the year ending December 31, 2002, any Threshold Amount attributable to any prior fiscal year that has not been applied to reduce the amount of Asset Sale Proceeds that constitute Excess Proceeds pursuant to the provisions described under "-- Repurchase at the Option of Holders -- Asset Sales"; provided, however, that at the time as the Threshold Amount has been applied to reduce the amount of Asset Sale Proceeds that constitute Excess Proceeds by $75.0 million, the Threshold Amount shall thereafter be zero.

     "Unrestricted Subsidiary" means (A) ISP Investco LLC and its Subsidiaries;
(B) all of our Subsidiaries that have been designated as of the Closing Date as "unrestricted subsidiaries" under the

2011 Note Indenture and (C) any other Subsidiary of ours that is designated by our Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that the Subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with us or any Restricted Subsidiary of ours unless the terms of the agreement, contract, arrangement or understanding are no less favorable to us or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ours;

     (3) is a Person with respect to which neither we nor any of our Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve the Person's financial condition or to cause the Person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ours or any of our Restricted Subsidiaries; and

     (5) has at least one director on its Board of Directors that is not a director of ours or any of our Restricted Subsidiaries.

     Any designation of a Subsidiary of ours as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to the designation and an officers' certificate certifying that the designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of the Subsidiary will be deemed to be incurred by a Restricted Subsidiary of ours as of that date and, if the Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," we will be in default of the covenant. Our Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of ours of any outstanding Indebtedness of the Unrestricted Subsidiary and the designation will only be permitted if (1) the Indebtedness is permitted under the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following the designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of the Person that is at the time entitled to vote in the election of the Board of Directors of the Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between the date and the making of the payment; by

     (2) the then outstanding principal amount of the Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of the Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by the Person or by one or more Wholly Owned Restricted Subsidiaries of the Person and one or more Wholly Owned Restricted Subsidiaries of the Person.

FORM OF REGISTERED NOTES

     The certificates representing the registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

     Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

          - DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,

          - we provide for the exchange pursuant to the terms of the indenture, or

          - we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

     As of the date of this prospectus, no certificated notes are issued and outstanding.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations relating to the exchange of old notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential related tax considerations. This summary is limited to holders of old notes who hold the old notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

     - tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

     - tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

     - tax consequences to holders whose "functional currency" is not the U.S. dollar;

     - tax consequences to persons who hold notes through a partnership or similar pass-through entity;

     - tax consequences to holders who have ceased to be United States citizens or to be taxed as resident aliens;

     - alternative minimum tax consequences, if any; or

     - any state, local or foreign tax consequences.

     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

CONSEQUENCES OF TENDERING NOTES

     The exchange of your old notes for registered notes in the exchange offer will not constitute an exchange for federal income tax purposes. Accordingly, the exchange offer should have no federal income tax consequences to you if you exchange your old notes for registered notes. For example, there should be no change in your tax basis and your holding period should carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes should also be the same as those applicable to your old notes.

     THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR REGISTERED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where those notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any of those registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of those notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of those notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchaser of the old notes, other than commissions or concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against specific liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the issuance of the registered notes will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Weil, Gotshal & Manges LLP has from time to time represented, and may continue to represent, International Specialty Holdings Inc. and some of its affiliates (including ISP, G-I Holdings Inc. and Building Materials Corporation of America) in connection with specific legal matters.

                                    EXPERTS

     The consolidated balance sheets of International Specialty Holdings Inc. as of December 31, 1999 and 2000 and the consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2
Consolidated Statements of Income for the three years ended
  December 31, 2000 and the nine months ended October 1,
  2000 and September 30, 2001 (unaudited)...................   F-3
Consolidated Balance Sheets as of December 31, 1999 and 2000
  and as of September 30, 2001 (unaudited)..................   F-4
Consolidated Statements of Cash Flows for the three years
  ended December 31, 2000 and the nine months ended October
  1, 2000 and September 30, 2001 (unaudited)................   F-5
Consolidated Statements of Shareholder's Equity for the
  three years ended December 31, 2000 and the nine months
  ended September 30, 2001 (unaudited)......................   F-7
Notes to Consolidated Financial Statements..................   F-9
Supplementary Data (unaudited):
  Quarterly Financial Data (unaudited)......................  F-40

                                   SCHEDULES

Consolidated Financial Statement Schedules:
  Schedule II -- Valuation and Qualifying Accounts..........   S-1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To International Specialty Holdings Inc.:

     We have audited the accompanying consolidated balance sheets of International Specialty Holdings Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, appearing on pages F-3 to F-38 of this Prospectus, present fairly, in all material respects, the financial position of International Specialty Holdings Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule appearing on page S-1 of this Prospectus is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Roseland, New Jersey
December 5, 2001

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                              NINE MONTHS ENDED
                                                                         ---------------------------
                                         YEAR ENDED DECEMBER 31,         OCTOBER 1,    SEPTEMBER 30,
                                   -----------------------------------      2000           2001
                                     1998        1999         2000       (UNAUDITED)    (UNAUDITED)
                                   ---------   ---------   -----------   -----------   -------------
                                                              (THOUSANDS)
Net sales........................  $ 784,616   $ 787,356    $ 783,941     $ 594,084      $ 595,124
Cost of products sold............   (463,511)   (482,397)    (514,599)     (386,080)      (370,491)
Selling, general and
  administrative.................   (154,806)   (150,368)    (156,571)     (116,396)      (120,113)
Provision for restructuring,
  staff reduction and impairment
  loss...........................    (73,049)       (410)     (14,429)           --             --
Merger-related expenses..........     (7,961)         --           --            --             --
Gain on sale of assets...........      1,189       8,541           --            --             --
Goodwill amortization............    (14,875)    (16,195)     (16,042)      (12,031)       (12,031)
                                   ---------   ---------    ---------     ---------      ---------
Operating income.................     71,603     146,527       82,300        79,577         92,489
Interest expense.................    (77,456)    (80,666)     (84,250)      (65,123)       (65,759)
Gain on contract settlement......         --          --        3,450         3,450             --
Equity in earnings of joint
  venture........................      1,455          --           --            --             --
Other income (expense), net......     20,705      (2,903)     128,614        42,578         10,108
                                   ---------   ---------    ---------     ---------      ---------
Income from continuing operations
  before income taxes............     16,307      62,958      130,114        60,482         36,838
Income taxes.....................     (6,579)    (22,094)     (45,673)      (21,181)       (12,939)
                                   ---------   ---------    ---------     ---------      ---------
Income from continuing
  operations.....................      9,728      40,864       84,441        39,301         23,899
                                   ---------   ---------    ---------     ---------      ---------
Discontinued operation:
  Income from discontinued
     operation, net of income
     taxes.......................      2,033       1,769           --            --             --
  Gain on sale of discontinued
     operation, net of income
     taxes of $12,725............         --      23,529           --            --             --
                                   ---------   ---------    ---------     ---------      ---------
Income from discontinued
  operation......................      2,033      25,298           --            --             --
                                   ---------   ---------    ---------     ---------      ---------
Income before cumulative effect
  of accounting change...........     11,761      66,162       84,441        39,301         23,899
Cumulative effect of change in
  accounting principle, net of
  income tax benefit of $216.....         --          --           --            --           (440)
                                   ---------   ---------    ---------     ---------      ---------

Net income.......................  $  11,761   $  66,162    $  84,441     $  39,301      $  23,459
                                   =========   =========    =========     =========      =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,         SEPTEMBER 30,
                                                              ------------------------       2001
                                                                 1999         2000        (UNAUDITED)
                                                              ----------   -----------   -------------
                                                                            (THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   21,324   $   14,763     $   19,816
  Investments in trading securities.........................       6,309      279,381         26,216
  Investments in available-for-sale securities..............     307,879      222,444        315,638
  Other short-term investments..............................      13,920       18,893          2,220
  Restricted cash...........................................          --           --        176,519
  Accounts receivable, trade, less reserve of $3,411, $4,911
    and $5,476..............................................      82,201       89,173         89,784
  Accounts receivable, other................................      23,410       19,618         27,732
  Income taxes receivable...................................      13,787           --             --
  Receivable from related parties, net......................      23,327       14,410         30,145
  Inventories...............................................     151,775      150,948        201,712
  Other current assets......................................      20,579       36,937         36,638
                                                              ----------   ----------     ----------
         Total Current Assets...............................     664,511      846,567        926,420
Property, plant and equipment, net..........................     565,246      558,688        554,800
Excess of cost over net assets of businesses acquired, net
  of accumulated amortization of $147,947, $163,989 and
  $176,020..................................................     505,073      489,032        482,911
Long-term restricted cash...................................          --           --         81,130
Long-term loan receivable from parent company...............      36,309        1,085             --
Other assets................................................      33,960       28,170         66,843
                                                              ----------   ----------     ----------
Total Assets................................................  $1,805,099   $1,923,542     $2,112,104
                                                              ==========   ==========     ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Short-term debt...........................................  $   74,784   $  143,682     $  107,735
  Current maturities of long-term debt......................      38,543      224,419        182,446
  Loan payable to parent company............................      30,674       25,000             --
  Accounts payable..........................................      63,370       56,891         51,555
  Accrued liabilities.......................................      72,692       77,651        115,505
  Income taxes..............................................          --        8,036         18,901
                                                              ----------   ----------     ----------
         Total Current Liabilities..........................     280,063      535,679        476,142
                                                              ----------   ----------     ----------
Long-term debt less current maturities......................     820,369      524,878        912,540
                                                              ----------   ----------     ----------
Long-term note payable to parent company....................      50,000       50,000         50,000
                                                              ----------   ----------     ----------
Deferred income taxes.......................................     125,698      170,341         93,143
                                                              ----------   ----------     ----------
Other liabilities...........................................      60,828       61,731         65,445
                                                              ----------   ----------     ----------
Commitments and Contingencies...............................
Shareholder's Equity:
  Common stock, $.001 par value per share; 1,000 shares
    authorized: 100 shares issued and outstanding...........          --           --             --
  Additional paid-in capital................................     476,228      568,912        618,187
  Retained earnings.........................................          --           --         (2,484)
  Accumulated other comprehensive income (loss).............      (8,087)      12,001       (100,869)
                                                              ----------   ----------     ----------
         Total Shareholder's Equity.........................     468,141      580,913        514,834
                                                              ----------   ----------     ----------
Total Liabilities and Shareholder's Equity..................  $1,805,099   $1,923,542     $2,112,104
                                                              ==========   ==========     ==========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     NINE MONTHS ENDED
                                                                                                ---------------------------
                                                                 YEAR ENDED DECEMBER 31,        OCTOBER 1,    SEPTEMBER 30,
                                                            ---------------------------------      2000           2001
                                                              1998        1999        2000      (UNAUDITED)    (UNAUDITED)
                                                            ---------   ---------   ---------   -----------   -------------
                                                                                      (THOUSANDS)
Cash and cash equivalents, beginning of period............  $  19,372   $  22,258   $  21,324    $  21,324      $  14,763
                                                            ---------   ---------   ---------    ---------      ---------
Cash provided by (used in) operating activities:
  Net income..............................................     11,761      66,162      84,441       39,301         23,459
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Income from discontinued operation....................     (2,033)    (25,298)         --           --             --
    Cumulative effect of change in accounting principle...         --          --          --           --            440
    Gain on sale of assets................................     (1,189)     (8,541)         --           --             --
    Provision for restructuring, staff reduction and
      impairment loss.....................................     73,049         410      14,429           --             --
    Depreciation..........................................     48,872      48,191      50,894       37,739         39,243
    Goodwill amortization.................................     14,875      16,195      16,042       12,031         12,031
    Deferred income taxes.................................      1,798      27,065      12,053       13,040        (20,868)
  (Increase) decrease in working capital items............        681     (23,933)      8,685      (14,163)       (15,532)
  Purchases of trading securities.........................   (177,746)   (134,552)   (442,895)     (26,886)      (317,649)
  Proceeds from sales of trading securities...............    213,611     147,386     292,339       56,044        508,210
  (Increase) decrease in other assets.....................      3,132        (506)      5,728        4,523         (1,914)
  Increase (decrease) in other liabilities................         58         502         677         (830)           507
  (Increase) decrease in receivable from related
    parties...............................................    (36,334)      5,474       6,240        2,302        (15,735)
  Change in cumulative translation adjustment.............      2,340     (19,366)     (8,126)     (12,790)          (953)
  Other, net..............................................       (149)      4,661       8,202       (3,265)         6,973
                                                            ---------   ---------   ---------    ---------      ---------
  Net cash provided by continuing operations..............    152,726     103,850      48,709      107,046        218,212
  Net cash provided by discontinued operation.............      1,315       5,293          --           --             --
                                                            ---------   ---------   ---------    ---------      ---------
Net cash provided by operating activities.................    154,041     109,143      48,709      107,046        218,212
                                                            ---------   ---------   ---------    ---------      ---------
Cash provided by (used in) investing activities:
  Capital expenditures and acquisitions...................   (163,824)   (108,926)    (58,382)     (39,380)       (58,716)
  Proceeds from sale-leaseback transaction................     56,050          --          --           --             --
  Proceeds from sale of assets............................      2,400      11,533          --           --             --
  Proceeds from sale of discontinued operation............         --      62,000          --           --             --
  Purchases of available-for-sale securities..............   (570,270)   (275,271)   (430,789)    (265,988)      (289,478)
  Purchases of held-to-maturity securities................     (9,763)     (2,870)         --           --             --
  Purchases of other short-term investments...............    (10,000)     (5,600)         --           --             --
  Proceeds from sales of available-for-sale securities....    380,104     255,749     437,978      192,019         92,360
  Proceeds from held-to-maturity securities...............        311      12,633          --           --             --
  Proceeds from sales of other short-term investments.....         --      14,716          --           --         12,529
                                                            ---------   ---------   ---------    ---------      ---------
Net cash used in investing activities.....................   (314,992)    (36,036)    (51,193)    (113,349)      (243,305)
                                                            ---------   ---------   ---------    ---------      ---------
Cash provided by (used in) financing activities:
  Proceeds (repayments) from sale of accounts
    receivable............................................     (4,951)      5,558      (2,485)      (5,128)        (7,791)
  Increase (decrease) in short-term debt..................     43,001      (7,849)     70,230        6,236        (35,947)
  Proceeds from issuance of debt..........................         --          --          --           --        526,364
  Increase (decrease) in borrowings under revolving credit
    facility..............................................     97,600     162,400     (99,000)       1,800       (115,400)
  Repayments of long-term debt............................       (643)   (200,378)    (10,615)     (10,460)       (65,059)
  Borrowings (repayments) with parent company.............     26,677     (36,309)     29,550      (14,604)       (23,915)
  Increase in restricted cash.............................         --          --          --           --       (257,649)
  Financing fees and expenses.............................         --          --          --           --        (13,789)
  Dividends and distributions to parent company...........    (11,761)    (66,162)    (84,441)     (39,301)       (35,000)
  Capital contribution from parent company................     12,192      68,699      92,684       60,423         58,332
  Other, net..............................................      1,722          --          --           --             --
                                                            ---------   ---------   ---------    ---------      ---------
Net cash provided by (used in) financing activities.......    163,837     (74,041)     (4,077)      (1,034)        30,146
                                                            ---------   ---------   ---------    ---------      ---------
Net change in cash and cash equivalents...................      2,886        (934)     (6,561)      (7,337)         5,053
                                                            ---------   ---------   ---------    ---------      ---------
Cash and cash equivalents, end of period..................  $  22,258   $  21,324   $  14,763    $  13,987      $  19,816
                                                            =========   =========   =========    =========      =========

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                                                                                                     NINE MONTHS ENDED
                                                                                                ---------------------------
                                                                 YEAR ENDED DECEMBER 31,        OCTOBER 1,    SEPTEMBER 30,
                                                            ---------------------------------      2000           2001
                                                              1998        1999        2000      (UNAUDITED)    (UNAUDITED)
                                                            ---------   ---------   ---------   -----------   -------------
                                                                                      (THOUSANDS)
Supplemental Cash Flow Information:
Effect on cash from (increase) decrease in working capital
  items*:
  Accounts receivable.....................................  $  11,126   $ (17,275)  $    (301)   $  (7,417)     $      67
  Inventories.............................................    (14,872)      7,627      (4,459)      (1,849)       (50,683)
  Other current assets....................................        793         154         280        2,412          1,248
  Accounts payable........................................      8,698       3,497      (6,479)      (6,169)        (5,571)
  Accrued liabilities.....................................     (6,910)     (1,616)     (2,322)      (4,121)        27,669
  Income taxes............................................      1,846     (16,320)     21,966        2,981         11,738
                                                            ---------   ---------   ---------    ---------      ---------
         Net effect on cash from (increase) decrease in
           working capital items..........................  $     681   $ (23,933)  $   8,685    $ (14,163)     $ (15,532)
                                                            =========   =========   =========    =========      =========
Cash paid during the period for:
  Interest (net of amount capitalized)....................  $  77,718   $  82,960   $  80,258    $  59,403      $  49,582
  Income taxes............................................     41,844      20,222      28,696       23,619         27,333
Acquisition of remaining 50% interest in GAF-Huls Chemie
  GmbH Joint venture, net of $23,732 cash acquired**:
  Fair market value of assets acquired....................  $  48,003
  Purchase price of acquisition...........................     23,381
                                                            ---------
  Liabilities assumed.....................................  $  24,622
                                                            =========
Acquisition of Kelco Alginates business, net of $269 cash
  acquired:
  Fair market value of assets acquired....................              $  41,619
  Purchase price of acquisition***........................                 39,731
                                                                        ---------
  Liabilities assumed.....................................              $   1,888
                                                                        =========
Acquisition of FineTech Ltd.:
  Fair market value of assets acquired....................                                                      $  26,547
  Purchase price of acquisition...........................                                                         22,450
                                                                                                                ---------
  Liabilities assumed.....................................                                                      $   4,097
                                                                                                                =========

---------------

  * Working capital items exclude cash and cash equivalents, short-term investments, short-term debt and receivables from related parties. Working capital acquired in connection with acquisitions is reflected within "Capital expenditures and acquisitions." The effects of reclassifications between noncurrent and current assets and liabilities are excluded from the amounts shown. In addition, the increase in accounts receivable shown above does not reflect the cash proceeds from the sale of the Company's domestic trade accounts receivable (see Note 10); such proceeds are reflected in cash from financing activities.

 ** The Company had a 50% equity interest in the cash held by the joint venture prior to the acquisition, which was classified within "Other assets" on the Consolidated Balance Sheet.

*** The Company received a cash arbitration award in 2000 of $4.9 million which lowered the purchase price of the acquisition to $34.8 million.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                            ACCUMULATED
                                                          CAPITAL STOCK        OTHER       RETAINED
                                                         AND ADDITIONAL    COMPREHENSIVE   EARNINGS    COMPREHENSIVE
                                                         PAID-IN CAPITAL   INCOME (LOSS)   (DEFICIT)   INCOME (LOSS)
                                                         ---------------   -------------   ---------   -------------
                                                                                 (THOUSANDS)
Balance, December 31, 1997.............................     $ 257,364        $   7,030     $     --
  Comprehensive income (loss), year ended December 31,
     1998:
     Net income........................................            --               --       11,761      $  11,761
                                                                                                         ---------
     Other comprehensive income (loss), net of tax:
     Unrealized holding losses, net of income tax
       benefit of $1,325...............................            --           (1,914)          --         (1,914)
     Less: reclassification adjustment for gains
       included in net income, net of income taxes of
       $10,777.........................................            --           22,864           --         22,864
                                                                             ---------                   ---------
     Unrealized losses on available-for-sale
       securities......................................            --          (24,778)          --        (24,778)
     Translation adjustment............................            --            2,340           --          2,340
     Minimum pension liability adjustment..............            --           (4,023)          --         (4,023)
                                                                                                         ---------
  Comprehensive loss...................................                                                  $ (14,700)
                                                                                                         =========
  Dividends and distributions to parent company........            --               --      (11,761)
  Capital contribution from parent company.............        12,192               --           --
  Effect of the Merger.................................       135,333               --           --
  Effect of exercises of stock options prior to the
     Merger............................................         1,722               --           --
  Effect of issuances of stock options as incentives...           918               --           --
                                                            ---------        ---------     --------
Balance, December 31, 1998.............................     $ 407,529        $ (19,431)    $     --
  Comprehensive income, year ended December 31, 1999:
     Net income........................................            --               --       66,162      $  66,162
                                                                                                         ---------
     Other comprehensive income, net of tax:
     Unrealized holding gains, net of income taxes of
       $9,438..........................................            --           23,089           --         23,089
     Less: reclassification adjustment for losses
       included in net income, net of income tax
       benefit of $656.................................            --           (1,422)          --         (1,422)
                                                                             ---------                   ---------
     Unrealized gains on available-for-sale
       securities......................................            --           24,511           --         24,511
                                                                             ---------                   ---------
     Translation adjustment............................            --          (19,366)          --        (19,366)
     Less: reclassification adjustment for translation
       adjustment included in net income, net of income
       tax effect of $521..............................            --           (1,483)          --         (1,483)
                                                                             ---------                   ---------
     Net translation adjustment........................            --          (17,883)          --        (17,883)
     Minimum pension liability adjustment..............            --            4,716           --          4,716
                                                                                                         ---------
  Comprehensive income.................................                                                  $ (77,506)
                                                                                                         =========
  Dividends and distributions to parent company........            --               --      (66,162)
  Capital contribution from parent company.............        68,699               --           --
                                                            ---------        ---------     --------
Balance, December 31, 1999.............................     $ 476,228        $  (8,087)    $     --
  Comprehensive income, year ended December 31, 2000:
     Net income........................................            --               --       84,441      $  84,441
                                                                                                         ---------
     Other comprehensive income, net of tax:
     Unrealized holding gains, net of income taxes of
       $68,174.........................................            --          137,065           --        137,065
     Less: reclassification adjustment for gains
       included in net income, net of income taxes of
       $52,364.........................................            --          108,851           --        108,851
                                                                             ---------                   ---------
     Unrealized gains on available-for-sale
       securities......................................            --           28,214           --         28,214
     Translation adjustment............................            --           (8,126)          --         (8,126)
                                                                                                         ---------
  Comprehensive income.................................                                                  $ 104,529
                                                                                                         =========
  Dividends and distributions to parent company........            --               --      (84,441)
  Capital contribution from parent company.............        92,684               --           --
                                                            ---------        ---------     --------

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                                                                            ACCUMULATED
                                                          CAPITAL STOCK        OTHER       RETAINED
                                                         AND ADDITIONAL    COMPREHENSIVE   EARNINGS    COMPREHENSIVE
                                                         PAID-IN CAPITAL   INCOME (LOSS)   (DEFICIT)   INCOME (LOSS)
                                                         ---------------   -------------   ---------   -------------
                                                                                 (THOUSANDS)
Balance, December 31, 2000.............................     $ 568,912        $  12,001     $     --
  Comprehensive income (loss), nine months ended
     September 30, 2001 (unaudited):
     Net income (unaudited)............................            --               --       23,459      $  23,459
                                                                                                         ---------
     Other comprehensive income (loss), net of tax:
     Change in unrealized gains (losses) on
       available-for-sale securities:
     Unrealized holding losses, net of income tax
       benefit of $57,957 (unaudited)..................            --         (112,639)          --       (112,639)
     Less: reclassification adjustment for losses
       included in net income, net of income tax
       benefit of $1,519 (unaudited)...................            --           (2,071)          --         (2,071)
                                                                             ---------                   ---------
     Total change for the period (unaudited)...........            --         (110,568)          --       (110,568)
                                                                             ---------                   ---------
     Change in unrealized losses on derivative hedging
       instruments -- cash flow hedges:
     Net derivative losses, net of income tax benefit
       of $1,070 (unaudited)...........................            --           (1,979)          --         (1,979)
     Less: reclassification adjustment for losses
       included in net income, net of income tax
       benefit of $341 (unaudited).....................            --             (630)          --           (630)
                                                                             ---------                   ---------
     Total change for the period (unaudited)...........            --           (1,349)          --         (1,349)
     Translation adjustment (unaudited)................            --             (953)          --           (953)
                                                                                                         ---------
  Comprehensive loss (unaudited).......................                                                  $ (89,411)
                                                                                                         =========
  Capital contribution from parent company
     (unaudited).......................................        58,332               --           --
  Dividends and distributions to parent company
     (unaudited).......................................        (9,057)              --      (25,943)
                                                            ---------        ---------     --------
Balance, September 30, 2001 (unaudited)................     $ 618,187        $(100,869)    $ (2,484)
                                                            =========        =========     ========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. FORMATION OF THE COMPANY, MERGER OF INTERNATIONAL SPECIALTY PRODUCTS INC. INTO ISP HOLDINGS INC. AND RESTRUCTURING

     On July 15, 1998, International Specialty Products Inc. ("Old ISP") merged (the "Merger") with and into ISP Holdings Inc. ("ISP Holdings"). In connection with the Merger, ISP Holdings changed its name to International Specialty Products Inc. ("ISP"). In the Merger, each outstanding share of Old ISP's common stock, other than those held by ISP Holdings, was converted into one share of common stock of ISP, and the outstanding shares of Old ISP's common stock which were held by ISP Holdings were converted into an aggregate of 53,833,333 shares (or approximately 78%) of the outstanding shares of common stock of ISP.

     International Specialty Holdings Inc. (the "Company"), a wholly owned subsidiary of ISP, was formed on June 5, 2001 in connection with the corporate restructuring discussed below. ISP Opco Holdings Inc. which changed its name on June 5, 2001 to ISP Chemco Inc. ("ISP Chemco"), a wholly owned subsidiary of the Company, was formed on June 24, 1998 in connection with the Merger and 100 shares of its common stock were issued to ISP. At the time of the Merger, substantially all of the assets and liabilities of Old ISP were transferred to ISP Chemco. The accompanying Consolidated Financial Statements have been prepared on a basis which retroactively reflects the formation of the Company, as discussed above, for all periods presented. The net income presented up to the date that the Company was formed has been reflected as dividends and/or distributions to ISP. The results of operations for the period prior to the Merger represent the results of Old ISP.

     As a result of the Merger, the Company incurred an $8.0 million charge against operating income in 1998 in connection with the termination of ISP Holdings' stock appreciation rights and preferred stock option programs (see
Note 15).

     In connection with the financing transactions discussed in Note 13, ISP completed a restructuring (the "Restructuring") of its business in order to separate its investment assets from its specialty chemicals business. As part of the Restructuring, ISP Chemco transferred net assets of approximately $240.8 million, consisting of all of its investment assets, totaling $336.7 million, associated short-term debt and the outstanding stock of certain subsidiaries to the Company, which, in turn, transferred those assets to its newly formed subsidiary, ISP Investco LLC. After completing these transactions, ISP Chemco's assets consist solely of those related to ISP's specialty chemicals business.

     Prior to January 1, 1997, ISP Holdings was a wholly owned subsidiary of GAF Corporation ("GAF"). On January 1, 1997, GAF effected a series of transactions (the "Separation Transactions") that resulted in, among other things, the capital stock of ISP Holdings being distributed to the shareholders of GAF. Since this distribution, ISP has not been a direct or indirect subsidiary of GAF or its successor, G-I Holdings Inc. Effective November 2000, G-I Holdings Inc. became the successor by merger to GAF and certain of GAF's subsidiaries. References herein to "G-I Holdings" include G-I Holdings Inc. and any and all of its predecessor corporations, including GAF, G-I Holdings Inc. and GAF Fiberglass Corporation.

     The Company is engaged principally in the manufacture and sale of a wide range of specialty chemicals and mineral products. See Notes 17 and 18 for a description of and financial information relating to the Company's business segments and foreign and domestic operations.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     All subsidiaries are consolidated and intercompany transactions have been eliminated.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

  FINANCIAL STATEMENT ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates. Actual results could differ from those estimates. In the opinion of management, the financial statements herein contain all adjustments necessary to present fairly the financial position and the results of operations and cash flows of the Company for the periods presented. The Company has a policy to review the recoverability of long-lived assets and identify and measure any potential impairments. The Company does not anticipate any changes in management estimates that would have a material impact on operations, liquidity or capital resources.

  SHORT-TERM INVESTMENTS

     For securities classified as "trading" (including short positions), unrealized gains and losses are reflected in the results of operations. For securities classified as "available-for-sale," unrealized gains and losses, net of income tax effect, are included in a separate component of shareholder's equity, "Accumulated other comprehensive income (loss)," and amounted to $5.8, $34.0 and $(76.5) million as of December 31, 1999 and 2000, and September 30, 2001, respectively.

     "Other short-term investments" are investments in limited partnerships which are accounted for by the equity method. Gains and losses are reflected in "Other income (expense), net." Liquidation of partnership interests generally requires a 30 to 45-day notice period.

     Cash and cash equivalents include cash on deposit and debt securities purchased with original maturities of three months or less.

  INVENTORIES

     Inventories are stated at the lower of cost or market. The LIFO (last-in, first-out) method is utilized to determine cost for a substantial portion of the Company's domestic inventories. All other inventories are determined principally based on the FIFO (first-in, first-out) method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed principally on the straight-line method based on the estimated economic lives of the assets. The Company uses an economic life of 10-20 years for land improvements, 40 years for buildings, and 3-20 years for machinery and equipment, which includes furniture and fixtures. Certain interest charges are capitalized during the period of construction as part of the cost of property, plant and equipment.

  FOREIGN EXCHANGE CONTRACTS

     The Company entered into forward foreign exchange instruments with off-balance-sheet risk in order to hedge a portion of both its borrowings denominated in foreign currency and its firm or anticipated purchase commitments related to the operations of foreign subsidiaries. Gains and losses on instruments used to hedge firm purchase commitments were deferred, and amortization was included in the measurement of the foreign currency transactions hedged. Gains and losses on instruments used to hedge anticipated purchases were recognized within "Other income (expense), net."

     The Company enters into foreign exchange forward contracts, not designated as hedging instruments, to offset exposure to changes in exchange rates affecting intercompany loans. Forward contract agreements require the Company and the counterparty to exchange fixed amounts of U.S. dollars for fixed amounts of foreign currency on specified dates. The market value of such contracts varies with changes in the market exchange rates. The Company is exposed to credit loss in the event of nonperformance by the

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

counterparties to the forward contract agreements. However, the Company does not anticipate nonperformance by the counterparties. The Company does not generally require collateral or other security to support these financial instruments.

     As of December 31, 1999 and 2000, the U.S. dollar equivalent notional value of outstanding forward foreign exchange contracts was $57.4 and $20.9 million, respectively, and the amount of net unrealized gains (losses) on such instruments was $(0.3) million and $0, respectively. All forward contracts are in major currencies with highly liquid markets and mature within one year. The Company uses quoted market prices obtained from major financial institutions to determine the market value of its outstanding forward exchange contracts. In addition, the U.S. dollar equivalent notional value of foreign exchange contracts outstanding as of December 31, 1999 and 2000, which were entered into as a hedge of non-local currency intercompany loans, was $33.9 and $17.0 million, respectively, representing 100% of the Company's foreign currency exposure with respect to such loans. As of September 30, 2001, the U.S. dollar equivalent notional value of outstanding forward foreign exchange contracts was $21.6 million (see "Derivatives and Hedging" below).

  DERIVATIVES AND HEDGING

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement.

     The Company adopted SFAS No. 133 as of January 1, 2001. Accounting for interest rate swaps and foreign exchange forward contracts held by the Company is affected by implementation of this standard. The earnings impact of the transition adjustments related to the initial adoption of the standard was an after-tax loss of $0.4 million, which was recorded in the first quarter of 2001 as the cumulative effect of a change in accounting principle.

     As discussed in Note 13, in June 2001, ISP Chemco entered into the $450.0 million Senior Credit Facilities, which include a $225.0 million term loan. Borrowings against this term loan are based on either an alternate base rate or on the eurodollar rate plus a margin based on the ratio of ISP Chemco's total consolidated debt to EBITDA. The Company has designated interest rate swaps, with a notional amount of $100 million, as a hedge of its exposure to changes in the eurodollar rate. The interest rate swaps are structured to receive interest based on the eurodollar rate and pay interest on a fixed rate basis. A cash flow hedging relationship has been established whereby the interest rate swaps hedge the risk of changes in the eurodollar rate related to forecasted borrowings against the term loan. The interest rate swaps hedge forecasted exposure to changes in the eurodollar rate through July 2002.

     During the first nine months of 2001, a $1.0 million charge related to the reduction in the fair market value of the interest rate swaps was reclassified and charged against interest expense, of which $0.2 million represented hedge ineffectiveness. As of September 30, 2001, the reclassification charge to earnings related to interest accruals over the next twelve months is estimated to be $2.1 million.

     Derivatives held by the Company not designated as hedging instruments include forward foreign exchange instruments. Foreign exchange forward contracts are held to offset exposure to changes in exchange rates affecting intercompany loans.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. The effects of these translation adjustments are reported in a separate component of shareholder's equity, "Accumulated other comprehensive income (loss)," and amounted to $(13.9), $(22.0) and $(23.0) million as of December 31, 1999 and 2000 and September 30, 2001, respectively. Income and expenses are translated at average exchange rates prevailing during the year. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, and translation adjustments of subsidiaries in countries with highly inflationary economies, are included in "Other income (expense), net."

  EXCESS OF COST OVER NET ASSETS OF BUSINESSES ACQUIRED ("GOODWILL")

     Goodwill, which arose principally from the 1989 management-led buyout of the predecessor company to ISP's former parent company, G-I Holdings, and as a result of the Merger (see Note 1), is amortized on the straight-line method over a period of approximately 40 years. The Company believes that the goodwill is recoverable. To determine if goodwill is recoverable, the Company compares the net carrying amount to undiscounted projected cash flows of the underlying businesses to which the goodwill pertains. If goodwill is not recoverable, the Company would record an impairment based on the difference between the net carrying amount and fair value.

  REVENUE RECOGNITION

     Revenue is recognized at the time products are shipped to the customer.

  SHIPPING AND HANDLING COSTS

     Shipping and handling costs included in "Selling, general and administrative" expenses amounted to $24.0, $24.8, $30.3, $21.9 and $21.9 million for 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively.

  DEBT ISSUANCE COSTS

     Debt issuance costs are amortized to expense over the life of the related debt.

  RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations as incurred and amounted to $25.9, $23.0, $25.6, $19.6 and $18.6 million for 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively.

  INVESTMENT IN JOINT VENTURE

     Prior to April 1, 1998, the Company had a 50% equity ownership in GAF-Huls Chemie GmbH, now known as ISP Marl GmbH ("ISP Marl"), a joint venture that operated a chemical manufacturing plant in Germany, and was accounted for by the equity method. Effective April 1, 1998, the Company acquired the remaining 50% interest in ISP Marl (see Note 9). Dividends received by the Company from the joint venture totaled $8.1 million in 1998.

  ENVIRONMENTAL LIABILITY

     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters. The Company estimates that its liability in respect of such environmental

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

matters, and certain other environmental compliance expenses, as of September 30, 2001, is $20.5 million, before reduction for insurance recoveries reflected on its Consolidated Balance Sheet of $12.7 million. The Company's liability is reflected on an undiscounted basis. See Note 19 for further discussion with respect to environmental liabilities and estimated insurance recoveries.

  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

     Comprehensive Income includes net income, unrealized gains and losses from investments in available-for-sale securities, net of income tax effect, unrealized gains and losses from derivative hedging instruments, net of tax, foreign currency translation adjustments, and minimum pension liability adjustments. The Company has chosen to disclose Comprehensive Income (Loss) in the Consolidated Statements of Shareholder's Equity.

     Changes in the components of "Accumulated other comprehensive income
(loss)" for the years 1998, 1999 and 2000 and the nine months ended September 30, 2001 are as follows:

                                                 UNREALIZED    CUMULATIVE                  ACCUMULATED
                              UNREALIZED GAINS    LOSSES ON      FOREIGN      MINIMUM         OTHER
                                (LOSSES) ON      DERIVATIVE     CURRENCY      PENSION     COMPREHENSIVE
                               AVAILABLE-FOR-      HEDGING     TRANSLATION   LIABILITY       INCOME
                              SALE SECURITIES    INSTRUMENTS   ADJUSTMENT    ADJUSTMENT      (LOSS)
                              ----------------   -----------   -----------   ----------   -------------
                                                             (THOUSANDS)
Balance, December 31,
  1997......................     $   6,073         $    --      $  1,650      $  (693)      $   7,030
Change for the year 1998....       (24,778)             --         2,340       (4,023)        (26,461)
                                 ---------         -------      --------      -------       ---------
Balance, December 31,
  1998......................     $ (18,705)        $    --      $  3,990      $(4,716)      $ (19,431)
Change for the year 1999....        24,511              --       (17,883)       4,716          11,344
                                 ---------         -------      --------      -------       ---------
Balance, December 31,
  1999......................     $   5,806         $    --      $(13,893)     $    --       $  (8,087)
Change for the year 2000....        28,214              --        (8,126)          --          20,088
                                 ---------         -------      --------      -------       ---------
Balance, December 31,
  2000......................     $  34,020         $    --      $(22,019)     $    --       $  12,001
Change for the first nine
  months of 2001
  (unaudited)...............      (110,568)         (1,349)         (953)          --        (112,870)
                                 ---------         -------      --------      -------       ---------
Balance, September 30, 2001
  (unaudited)...............     $ (76,548)        $(1,349)     $(22,972)     $    --       $(100,869)
                                 =========         =======      ========      =======       =========

  NEW ACCOUNTING STANDARDS

     On June 30, 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and eliminates the pooling method of accounting. SFAS No. 141 will not have an impact on the Company's business since the Company has historically accounted for all business combinations using the purchase method of accounting. With the adoption of SFAS No. 142, effective January 1, 2002, goodwill will no longer be subject to amortization over its estimated useful life. However, goodwill will be subject to at least an annual assessment for impairment and more frequently if circumstances indicate a possible impairment. Companies must perform a fair-value-based goodwill impairment test. In addition, under SFAS No. 142, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged. Intangible assets will be amortized over their useful lives. Early adoption of SFAS No. 142 is not permitted. On an annualized basis, the Company's net income will increase by approximately $16.0 million, unless any impairment charges are necessary.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

NOTE 3.  SHORT-TERM INVESTMENTS

     Included in "Investments in available-for-sale securities" at December 31, 1999 was a $144.3 million investment (based on market value) in Life Technologies, Inc. ("Life Technologies"), a 75%-owned subsidiary of Dexter Corporation ("Dexter"). Such investment represented approximately 14% of the outstanding common stock of Life Technologies at December 31, 1999. Also included in "Investments in available-for-sale securities" at December 31, 1999 was a $91.4 million investment (based on market value) in Dexter, representing approximately 10% of the outstanding common stock of Dexter at that date. Dexter and Life Technologies were acquired by Invitrogen Corporation ("Invitrogen") in a merger completed in September 2000. The Company sold its shares of Dexter common stock prior to the merger and also sold all of the Invitrogen common stock that it received in the merger for its Life Technologies shares, resulting in net gains, after expenses, in 2000 of $123.5 million. The total gain realized by the Company related to these investments was approximately $146.0 million prior to expenses, of which a total of $16.4 million was recognized in 1998 and 1999.

     Included in "Investments in available-for-sale securities" at December 31, 2000 was a $204.3 million investment (based on market value) in Hercules Incorporated ("Hercules"). Such investment represented approximately 9.9% of the outstanding common stock of Hercules at such date.

     "Other income (expense), net," includes $29.6, $6.7, $150.6, $54.2 and $19.3 million of net realized and certain unrealized gains on securities in 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively. The determination of cost in computing realized and unrealized gains and losses is based on the specific identification method. Internal costs for managing the Company's short-term investment portfolio and generating investment income have been charged against "Other income (expense), net," in the amount of $3.0, $3.0, $4.3, $2.3 and $3.1 million for the years 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively.

     As of December 31, 1999 and 2000 and September 30, 2001, the market value of the Company's equity securities held long was $317.0, $466.1 and $313.7 million, respectively, and the Company had $38.8, $223.8 and $55.0 million, respectively, of short positions in common stocks, based on market value. The Company entered into equity-related financial instruments as a means to manage its exposure to market fluctuations on its short-term investments. As of December 31, 2000 and September 30, 2001, the value of equity-related long contracts was $30.2 and $56.8 million, respectively, which were marked-to-market each month, with unrealized gains and losses included in the results of operations. The market values referred to above are based on quotations as reported by various stock exchanges and major broker/dealers.

NOTE 4.  PROVISION FOR RESTRUCTURING, STAFF REDUCTION AND IMPAIRMENT LOSS

     The Company announced in January 1999 that it was shutting down its butanediol production unit at its Calvert City, Kentucky manufacturing facility. The decision to shut down this production unit, the Company's highest-cost butanediol production, resulted from significant adverse changes in the butanediol market and the Company's acquisition of the remaining 50% interest in ISP Marl (see Note 9). Accordingly, the Company recorded a one-time restructuring charge against operating income in 1998 of $42.7 million, as detailed below.

     In conjunction with the decision to shut down the butanediol production unit in Calvert City, the Company also reviewed its butanediol production assets at its Texas City and Seadrift, Texas manufacturing facilities to determine if the carrying amount of such assets was recoverable. As a result of determining that the expected undiscounted cash flows of the assets was less than their carrying amount, the Company recognized an impairment loss of $16.6 million in 1998 and wrote down these assets to fair value.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     Prior to acquiring the remaining 50% interest in ISP Marl, the Company intended to acquire or develop a European manufacturing facility to meet the needs of the Company's European business. Costs incurred in previous years for this project totaled $10.7 million, representing site evaluation, engineering, infrastructure and future technology. Based on the Company's decision to discontinue this project as no longer needed due to the adverse changes in the butanediol market and the ISP Marl acquisition, these costs were no longer recoverable and were written off in the fourth quarter of 1998.

     In the third quarter of 1998, the Company reserved $3.0 million for the consolidation of offices in its European operations, consisting of $0.5 million for severance related to 52 terminated employees in the sales and marketing, finance and accounting, and the supply chain departments, $1.7 million for lease obligations and $0.8 million for the relocation of headquarters operations and other related expenses. This program was completed in 1999.

     The components of the $73.0 million provision for restructuring and impairment loss in 1998 are as follows:

                                                              (MILLIONS)
                                                              ----------
Write-off of Calvert City production assets.................    $22.1
Impairment loss on Texas City and Seadrift assets...........     16.6
Write-off of goodwill related to the butanediol business....     13.1
Write-off of fixed asset costs related to the terminated
  European expansion project................................     10.7
Accrual for decommissioning, demolition and remediation
  costs.....................................................      4.7
Accrual for severance costs.................................      0.9
Accrual for costs related to the termination of raw material
  contracts and other related costs.........................      1.9
Accrual for consolidation of European offices...............      3.0
                                                                -----
Total provision.............................................    $73.0
                                                                =====

     Of the total $70.0 million provision recorded in the fourth quarter of 1998, $7.5 million represented cash costs to be incurred, including severance costs of $0.9 million for 41 terminated employees who were operators and supervisors in the butanediol production unit that was shut down. During 1999, $4.8 million of costs were charged to this accrual, principally for decommissioning activities and severance. In 1999, the Company reversed $1.9 million of such previously recorded restructuring reserves, representing an excess demolition reserve of $0.8 million and $1.1 million of other reserves, mainly for raw material contract terminations, which were no longer required. The total restructuring reserve balance as of December 31, 1999 was $0.8 million. This program was completed in the third quarter of 2000.

     As a result of the write-off of property, plant and equipment and goodwill discussed above, the Company's depreciation expense was lowered by approximately $4.5 million per year and goodwill amortization was lowered by approximately $0.4 million per year.

     In the third quarter of 1999, the Company implemented a staff reduction program impacting corporate and worldwide executive and administrative staff positions. As a result, a total of 79 positions were eliminated in 1999 through normal attrition or termination, for which the Company recorded a pre-tax provision for severance of $2.3 million. The applicable severance reserve remaining as of December 31, 1999 was $0.5 million, and this program was completed in the second quarter of 2000.

     As discussed above, as part of the 1998 restructuring program, the Company wrote down to fair value the butanediol production assets at its Texas City and Seadrift, Texas manufacturing facilities. In December 2000, the Company shut down production at the Seadrift facility and shut down production of butanediol at the Texas City facility in the first quarter of 2001. Accordingly, the Company recorded a

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

one-time restructuring charge against operating income in 2000 of $2.5 million, as detailed below. Also, in connection with the relocation of certain of the Company's production lines for personal care products to the Company's Freetown, Massachusetts facility, the Company shut down its manufacturing operation in Belleville, New Jersey in the first quarter of 2001. Accordingly, the Company recorded a restructuring charge against operating income in 2000 of $11.9 million, as detailed below.

     The components of the $14.4 million provision for restructuring in 2000 are as follows:

                                                                           TEXAS CITY/
                                                              BELLEVILLE    SEADRIFT
                                                              ----------   -----------
                                                                     (MILLIONS)
Write-off of production assets..............................    $10.4         $0.4
Accrual for severance costs.................................      0.9          0.7
Accrual for decommissioning and remediation.................       --          1.4
Accrual for other related costs.............................      0.6           --
                                                                -----         ----
Total provision.............................................    $11.9         $2.5
                                                                =====         ====

     Of the total $14.4 million restructuring provision, $3.6 million represents cash costs to be incurred, including severance costs of $0.9 million for 33 plant management, supervisors and operators to be terminated at the Belleville plant and severance costs of $0.7 million for 10 supervisors and operators at the Texas City and Seadrift plants. These restructuring programs are expected to be completed by the end of 2001. As a result of the write-off of property, plant and equipment, the Company estimates that its depreciation expense will be lowered by approximately $1.4 million per year.

     In the first nine months of 2001, $1.1 million of costs were charged against the Belleville reserve, leaving a reserve balance of $0.4 million as of September 30, 2001, primarily for remaining severance costs. In the first nine months of 2001, $2.0 million of costs were charged against the Texas City/Seadrift reserve, leaving a reserve balance of $0.1 million as of September 30, 2001.

NOTE 5.  GAIN ON CONTRACT SETTLEMENT

     In the first quarter of 2000, the Company received $3.5 million from the settlement of a pre-1997 contract termination dispute relating to the Company's mineral products business segment.

NOTE 6.  DISPOSITION OF ASSETS

     In September 1998, the Company sold its tennis court materials business that was part of the mineral products business segment, which resulted in a pre-tax gain of $1.2 million. The tennis court materials business accounted for $1.4 million of sales in 1998. As a result, the sale did not have a material impact on the Company's results of operations for the year 1999.

     On April 2, 1999, the Company sold its pearlescent pigments business, a non-core product line that was part of the personal care business segment, which resulted in a pre-tax gain of $8.5 million. The pearlescent pigments product line accounted for $4.9 million of the Company's net sales in 1998. As a result, the sale did not have a material impact on the Company's results of operations for the year 1999.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

NOTE 7.  DISCONTINUED OPERATION

     On October 1, 1999, the Company sold the stock of its Filter Products subsidiaries to Hayward Industrial Products, Inc. for a purchase price of $62.0 million. The gain on the sale was $23.5 million, after income taxes of $12.7 million. Accordingly, the Filter Products business segment is reported as a discontinued operation in the Consolidated Financial Statements.

     Summary operating results for the Filter Products business are as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              -------   -------
                                                                 (THOUSANDS)
Net sales...................................................  $39,322   $28,730
                                                              =======   =======
Income before income taxes..................................  $ 3,248   $ 2,726
Income taxes................................................   (1,215)     (957)
                                                              -------   -------
Net income..................................................  $ 2,033   $ 1,769
                                                              =======   =======

NOTE 8.  INCOME TAXES

     Income tax (provision) benefit for continuing operations consists of the following:

                                                                      NINE MONTHS ENDED
                                                                 ---------------------------
                                  YEAR ENDED DECEMBER 31,        OCTOBER 1,    SEPTEMBER 30,
                             ---------------------------------      2000           2001
                               1998       1999        2000       (UNAUDITED)    (UNAUDITED)
                             --------   --------   -----------   -----------   -------------
                                                       (THOUSANDS)
Federal:
  Current..................  $ 14,420   $ 23,001    $(15,850)     $ (2,185)      $(25,195)
  Deferred.................    (1,957)   (31,406)    (20,648)      (12,636)        19,913
                             --------   --------    --------      --------       --------
          Total Federal....    12,463     (8,405)    (36,498)      (14,821)        (5,282)
                             --------   --------    --------      --------       --------
Foreign:
  Current..................   (19,106)   (16,830)    (17,466)       (4,923)        (6,362)
  Deferred.................        --      5,185       9,076            --           (182)
                             --------   --------    --------      --------       --------
          Total foreign....   (19,106)   (11,645)     (8,390)       (4,923)        (6,544)
                             --------   --------    --------      --------       --------
State and local:
  Current..................       (95)    (1,200)       (304)       (1,033)        (2,250)
  Deferred.................       159       (844)       (481)         (404)         1,137
                             --------   --------    --------      --------       --------
          Total state and
            local..........        64     (2,044)       (785)       (1,437)        (1,113)
                             --------   --------    --------      --------       --------
Income tax provision.......  $ (6,579)  $(22,094)   $(45,673)     $(21,181)      $(12,939)
                             ========   ========    ========      ========       ========

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     The differences between the income tax provision computed by applying the statutory Federal income tax rate to pre-tax income, and the income tax provision reflected in the Consolidated Statements of Income are as follows:

                                                                       NINE MONTHS ENDED
                                                                  ---------------------------
                                   YEAR ENDED DECEMBER 31,        OCTOBER 1,    SEPTEMBER 30,
                               --------------------------------      2000           2001
                                1998       1999        2000       (UNAUDITED)    (UNAUDITED)
                               -------   --------   -----------   -----------   -------------
                                                        (THOUSANDS)
Statutory tax provision......  $(5,707)  $(22,035)   $(45,540)     $(21,169)      $(12,893)
Impact of:
  Foreign operations.........    3,313      4,472       3,730         1,306          3,945
  State and local taxes, net
     of Federal benefits.....       41     (1,330)       (511)         (934)          (723)
  Nondeductible goodwill
     amortization............   (9,220)    (5,671)     (5,616)       (2,809)        (3,671)
  Percentage depletion.......    1,929      1,943       1,521         1,345            574
  Other, net.................    3,065        527         743         1,080           (171)
                               -------   --------    --------      --------       --------
Income tax provision.........  $(6,579)  $(22,094)   $(45,673)     $(21,181)      $(12,939)
                               =======   ========    ========      ========       ========

     The components of the net deferred tax liability are as follows:

                                                        DECEMBER 31,        SEPTEMBER 30,
                                                   ----------------------       2001
                                                     1999        2000        (UNAUDITED)
                                                   --------   -----------   -------------
                                                                (THOUSANDS)
Deferred tax liabilities related to:
  Property, plant and equipment..................  $ 96,747    $102,697       $111,139
  Other..........................................    53,991      82,193         (3,404)
                                                   --------    --------       --------
          Total deferred tax liabilities.........   150,738     184,890        107,735
                                                   --------    --------       --------
Deferred tax assets related to:
  Expenses not yet deducted for tax purposes.....   (18,263)    (19,901)       (20,132)
  Other..........................................   (19,533)    (24,042)       (24,038)
                                                   --------    --------       --------
          Total deferred tax assets..............   (37,796)    (43,943)       (44,170)
                                                   --------    --------       --------
Net deferred tax liability.......................   112,942     140,947         63,565
Deferred tax assets reclassified to other current
  assets.........................................    12,756      29,394         29,578
                                                   --------    --------       --------
Noncurrent deferred tax liability................  $125,698    $170,341       $ 93,143
                                                   ========    ========       ========

     ISP Chemco's domestic subsidiaries are party to a Tax Sharing Agreement with ISP with respect to the payment of Federal income taxes and certain related matters dated as of January 1, 1997 (the "1997 Tax Sharing Agreement"). During the term of the 1997 Tax Sharing Agreement, which extends as long as ISP Chemco or any of its domestic subsidiaries, as the case may be, are included in a consolidated Federal income tax return filed by ISP or a successor entity, ISP Chemco is obligated to pay to ISP an amount equal to those Federal income taxes ISP Chemco would have incurred if, subject to certain exceptions, ISP Chemco (on behalf of itself and its domestic subsidiaries) filed its own consolidated Federal income tax return. These exceptions include, among others, that ISP Chemco may utilize certain favorable tax attributes, i.e., losses, deductions and credits (except for a certain amount of foreign tax credits and, in general, net operating losses), only at the time such attributes reduce the Federal income

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

tax liability of ISP and its consolidated subsidiaries (the "ISP Group"); and that ISP Chemco may carry back or carry forward its favorable tax attributes only after taking into account current tax attributes of the ISP Group. In general, subject to the foregoing limitations, unused tax attributes carry forward for use in reducing amounts payable by ISP Chemco to ISP in future years. Subject to certain exceptions, actual payment for such attributes will be made by ISP to ISP Chemco only when ISP receives an actual refund of taxes from the Internal Revenue Service (the "IRS") or, under certain circumstances, the earlier of the dates of the filing of Federal income tax returns of ISP Chemco for taxable years of ISP Chemco following the last taxable year in which it was a member of the ISP Group. Foreign tax credits not utilized by ISP Chemco in computing its tax sharing payments will be refunded by ISP to ISP Chemco, if such credits expire unutilized, upon the termination of the statute of limitations for the year of expiration.

     The 1997 Tax Sharing Agreement provides for analogous principles to be applied to any consolidated, combined or unitary state or local income taxes. Under the 1997 Tax Sharing Agreement, ISP makes all decisions with respect to all matters relating to taxes of the ISP Group. The provisions of the 1997 Tax Sharing Agreement take into account both the Federal income taxes ISP Chemco would have incurred if it filed its own separate Federal income tax return and the fact that ISP Chemco is a member of the ISP Group for Federal income tax purposes.

     Effective January 1, 2001, the Company entered into tax sharing agreements with ISP and ISP Chemco with respect to the payment of Federal income taxes and certain related matters. The tax sharing agreements are substantially similar to the tax sharing agreement described above.

     The predecessor of ISP and certain of its domestic subsidiaries were parties to tax sharing agreements with members of the consolidated group that included G-I Holdings Inc. (the "G-I Holdings Group"). Since the Separation Transactions, neither ISP nor any of its domestic subsidiaries has been included in the consolidated Federal income tax returns of the G-I Holdings Group and, therefore, such tax sharing agreements are no longer applicable with respect to their tax liabilities of ISP for periods subsequent to the Separation Transactions. ISP remains obligated, however, with respect to tax liabilities imposed or that may be imposed for periods prior to the Separation Transactions. Among other things, those tax sharing agreements provide for the sharing of the G-I Holdings Group's consolidated tax liability based on each member's share of the tax as if such member filed on a separate basis. Accordingly, a payment of tax would be made to G-I Holdings equal to ISP's allocable share of the G-I Holdings Group's consolidated tax liability.

     On September 15, 1997, G-I Holdings received a notice from the IRS of a deficiency in the amount of $84.4 million (after taking into account the use of net operating losses and foreign tax credits otherwise available for use in later years) in connection with the formation in 1990 of Rhone-Poulenc Surfactants and Specialties, L.P. (the "surfactants partnership"), a partnership in which G-I Holdings held an interest. G-I Holdings has advised the Company that it believes that it will prevail in the tax matter arising out of the surfactants partnership, although there can be no assurance in this regard. The Company believes that the ultimate disposition of this matter will not have a material adverse effect on its business, financial position or results of operations. On September 21, 2001, the IRS filed a proof of claim with respect to such deficiency against G-I Holdings in the G-I Holdings bankruptcy. If such proof of claim is sustained, some of the Company's subsidiaries, together with G-I Holdings and several current and former subsidiaries of G-I Holdings, would be severally liable for such taxes and interest in the amount of approximately $250.0 million should G-I Holdings be unable to satisfy such liability. In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related bodily injury claims relating to the inhalation of asbestos fiber. See Note 19.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

NOTE 9.  ACQUISITIONS

     In February 1998, the Company acquired Polaroid Corporation's Freetown, Massachusetts fine chemicals facility. In connection with the acquisition, the Company entered into a sale-leaseback arrangement for the facility's equipment with a third party. The lease has been accounted for as an operating lease, with an initial term of four years and, at the Company's option, up to three one-year renewal periods. As part of the acquisition transaction, the Company entered into a long-term supply and license agreement with Polaroid for the imaging chemicals and polymers manufactured at the facility and used by Polaroid in its instant film business. The results of the Freetown facility are included in the Company's financial statements from the date of its acquisition and were not material to 1998 operations.

     Effective April 1, 1998, the Company acquired the remaining 50% interest in ISP Marl, its joint venture with Huls AG. ISP Marl consists of a manufacturing facility that produces primarily butanediol and tetrahydrofuran. As part of the transaction, the Company also acquired Huls' production facility that supplies ISP Marl with acetylene, its primary raw material. The results of ISP Marl are included in the Company's financial statements on a consolidated basis from the date of its acquisition, including sales of $53.0 million for 1998.

     On October 15, 1999, the Company acquired substantially all of the assets of the Kelco Alginates division of Monsanto Company, including manufacturing facilities in San Diego, California and Girvan, Scotland, a research facility in Tadworth, England and equity investments in three seaweed processing joint ventures in Ireland, Iceland and Tasmania. The alginates business manufactures sodium alginate, propylene glycol alginate and other alginate derivatives. The results of the alginates business, including sales of $12.8 million for 1999, are included in the Company's financial statements from the date of its acquisition and were not material to 1999 operations.

     On June 7, 2001, the Company completed the acquisition of FineTech Ltd. ("FineTech"), a pharmaceutical research company based in Haifa, Israel. FineTech specializes in the design of proprietary synthetic routes and methodologies used in the production of highly complex and valuable organic compounds for the pharmaceutical industry. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of the identifiable net assets acquired, and the excess was recorded as goodwill. The results of FineTech are included in the Company's results from the date of acquisition and are not expected to be material to the Company's results of operations in 2001. FineTech recorded revenues of $3.5 million in the year 2000.

NOTE 10.  SALE OF ACCOUNTS RECEIVABLE

     In June 1993, the Company sold its domestic trade accounts receivable, without recourse, for a maximum of $25.0 million in cash to be made available to the Company based on eligible domestic receivables outstanding from time to time. The agreement under which the Company sells its domestic trade accounts receivable was renewed each year through 1998 for one-year periods on substantially the same terms and conditions, and the maximum purchase amount was increased in January 1998 to provide for up to $33.0 million in cash. In June 1999, the agreement was extended through May 2000, and the maximum purchase amount was increased to provide for up to $36.0 million in cash. The agreement has been extended through October 2001 on the same terms and conditions. The excess of accounts receivable sold over the net proceeds received is included in "Accounts receivable, other." The effective cost to the Company varies with LIBOR or commercial paper rates and is included in "Other income (expense), net" in the amount of $1.8, $2.5, $2.3, $1.8 and $1.0 million for 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

NOTE 11.  INVENTORIES

     Inventories comprise the following:

                                                        DECEMBER 31,       SEPTEMBER 30,
                                                     -------------------       2001
                                                       1999       2000      (UNAUDITED)
                                                     --------   --------   -------------
                                                                 (THOUSANDS)
Finished goods.....................................  $107,583   $ 93,356     $127,489
Work-in-process....................................    18,457     29,022       41,131
Raw materials and supplies.........................    25,735     28,570       33,092
                                                     --------   --------     --------
Inventories........................................  $151,775   $150,948     $201,712
                                                     ========   ========     ========

     At December 31, 1999 and 2000 and September 30, 2001, $47.7, $38.7 and
$62.7 million, respectively, of domestic inventories were valued using the LIFO method. If the FIFO inventory method had been used to value these inventories, they would have been $2.7 million higher at December 31, 1999, $0.1 million lower at December 31, 2000 and $4.9 million higher at September 30, 2001.

NOTE 12.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment comprises the following:

                                                       DECEMBER 31,        SEPTEMBER 30,
                                                   ---------------------       2001
                                                     1999        2000       (UNAUDITED)
                                                   ---------   ---------   -------------
                                                                (THOUSANDS)
Land and land improvements.......................  $  75,823   $  78,236     $  79,567
Buildings and building equipment.................     99,800     105,279       109,524
Machinery and equipment..........................    580,841     624,761       660,749
Construction in progress.........................     75,879      60,326        51,657
                                                   ---------   ---------     ---------
          Total..................................    832,343     868,602       901,497
Less accumulated depreciation....................   (267,097)   (309,914)     (346,697)
                                                   ---------   ---------     ---------
Property, plant and equipment, net...............  $ 565,246   $ 558,688     $ 554,800
                                                   =========   =========     =========

     See Note 20 for information regarding capital leases.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

NOTE 13.  LONG-TERM DEBT AND LINES OF CREDIT

     Long-term debt comprises the following:

                                                        DECEMBER 31,       SEPTEMBER 30,
                                                    --------------------       2001
                                                      1999       2000       (UNAUDITED)
                                                    --------   ---------   -------------
                                                                (THOUSANDS)
9 3/4% Senior Notes due February 2002.............  $199,871   $ 199,871    $  180,007
9% Senior Notes due October 2003..................   324,736     324,736       308,118
Senior Credit Facilities:
  Term loan.......................................        --          --       224,438
  Revolving credit facility.......................   295,000     196,000        80,600
10 1/4% Senior Subordinated Notes due 2011........        --          --       301,459
Obligation on mortgaged property, due January
  2001............................................    38,125      28,125            --
Obligations under capital leases (Note 19)........       945         533           318
Other.............................................       235          32            46
                                                    --------   ---------    ----------
          Total long-term debt....................   858,912     749,297     1,094,986
Less current maturities...........................   (38,543)   (224,419)     (182,446)
                                                    --------   ---------    ----------
Long-term debt less current maturities............  $820,369   $ 524,878    $  912,540
                                                    ========   =========    ==========

     On June 27, 2001, ISP Chemco and three of its wholly owned subsidiaries issued $205.0 million aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2011 (the "2011 Notes"). The net proceeds of $197.3 million, after discount and fees, were placed in a restricted cash escrow account and were distributed to the Company's parent, ISP, to retire ISP's 9 3/4% Senior Notes due 2002 (the "2002 Notes") on or prior to October 15, 2001. During the third quarter of 2001, ISP retired $19.9 million of the 2002 Notes, and the remaining $180.0 million of 2002 Notes were retired on or before October 15, 2001. On July 31, 2001, ISP Chemco and its three wholly owned subsidiaries issued an additional $100.0 million aggregate principal amount of the 2011 Notes. These notes have the same terms as the 2011 Notes issued in June. The net proceeds were $98.9 million, including $0.9 million of accrued interest from June 27, 2001 to the date of issuance, of which $98.0 million was placed in a restricted cash escrow account to be distributed to ISP to be used to retire a portion of ISP's 9% Senior Notes due 2003 (the "2003 Notes") on or prior to their maturity. On November 13, 2001, ISP Chemco and its three wholly owned subsidiaries issued an additional $100.0 million aggregate principal amount of the 2011 Notes. These notes have the same terms as the 2011 Notes issued in June, except with respect to interest accrual and registration rights. The net proceeds of $101.0 million were placed in a restricted cash escrow account to be distributed to ISP to be used to retire a portion of ISP's 2003 Notes on or prior to their maturity. During the third quarter of 2001, ISP retired $16.9 million aggregate principal amount of the 2003 Notes. All of the 2011 Notes were guaranteed by substantially all of ISP Chemco's other domestic subsidiaries. The 2011 Notes were issued under an indenture which, among other things, places limits on the ability of ISP Chemco and its subsidiaries to incur additional debt, issue preferred stock, incur liens, and pay dividends or make certain other restricted payments and restricted investments.

     As the Company intends to use the net proceeds from the issuance of the 2011 Notes to retire ISP's 2002 Notes and a portion of ISP's 2003 Notes, the 2002 Notes and $199.0 million of the 2003 Notes have been retroactively reflected on the Company's Consolidated Balance Sheets for all periods presented. As the Company intends to utilize the proceeds of a contemplated private placement debt offering to retire the remaining 2003 Notes, these notes have been retroactively reflected on the Company's Consolidated Balance Sheets for all periods presented.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     In a related transaction, ISP Chemco and its three subsidiaries which issued the 2011 Notes also entered into $450.0 million of new senior secured credit facilities (the "Senior Credit Facilities"), the initial borrowings under which were used to repay amounts outstanding under the Company's previous credit facility. The Senior Credit Facilities are comprised of a $225.0 million term loan with a maturity of seven years and a $225.0 million revolving credit facility which will terminate in five years. The revolving credit facility includes a borrowing capacity not in excess of $50.0 million for letters of credit. All borrowings under the Senior Credit Facilities are based on either an alternate base rate (based on the banks' base rate or on the federal funds rate) or on the eurodollar rate plus a margin based on the ratio of ISP Chemco's total consolidated debt to EBITDA (as defined in the Senior Credit Facilities). The Senior Credit Facilities require compliance with various financial covenants, including a total debt leverage maintenance ratio, a senior debt leverage maintenance ratio, an interest coverage ratio and a minimum adjusted net worth. As of September 30, 2001, $80.6 million of borrowings and $5.6 million of letters of credit were outstanding under the revolving credit facility.

     In October 1996, ISP issued $325.0 million principal amount of the 2003 Notes. The net cash proceeds of $317.2 million were utilized to consummate a cash tender offer for all of the G-I Holdings Inc. Senior Discount Notes and Series B Senior Discount Notes due 1998.

     In October 1996, ISP consummated an offer to exchange (the "Exchange Offer") $1,000 principal amount of the 2002 Notes for each $1,000 principal amount of the G-I Holdings Inc. Series B 10% Senior Notes due 2006 (the "10% Notes"). Pursuant to the Exchange Offer, an aggregate amount of $199.9 million of the 2002 Notes were issued to the former holders of the 10% Notes.

     Holders of the 2002 Notes and the 2003 Notes (collectively, the "Notes") have the right to require ISP to purchase the Notes at a price of 101% of their principal amount, and ISP has the right to redeem the Notes at their principal amount plus the Applicable Premium (as defined), together with any accrued and unpaid interest, in the event of a Change of Control (as defined). Under the indentures relating to the Notes, the incurrence of additional debt and the issuance of preferred stock by ISP would be restricted unless, subject to certain exceptions, the ratio of consolidated income before income taxes, interest, depreciation and amortization expense to the consolidated interest expense (as defined) for the most recently completed four fiscal quarters is at least 2 to 1. For the four quarters ended September 30, 2001, ISP was in compliance with such test.

     During 1997, the Company entered into five-year interest rate swaps with banks in the aggregate notional principal amount of $100.0 million in order to fix a portion of its interest expense and reduce its exposure to floating interest rates. These interest rate swaps require the Company to pay a fixed rate and receive the eurodollar rate for a period of five years. Based on the fair value of the outstanding interest rate swaps at December 31, 1999 and 2000 and September 30, 2001, the Company would have incurred gains (losses) of $0.7, $(0.8) and $(3.5) million, respectively, representing the estimated amount that would be receivable or payable by the Company if the interest rate swaps were terminated at such dates. The fair value of $(3.5) million at September 30, 2001 is included in "Accrued liabilities" in the Consolidated Balance Sheet.

     The Company may be considered to be at risk, to the extent of the costs of replacing such interest rate swaps at current market rates, in the event of nonperformance by counterparties. However, since the counterparties are major financial institutions, the credit ratings of which are continually monitored by the Company, the risk of such nonperformance is considered by the Company to be remote.

     At December 31, 2000, the Company had a $28.1 million mortgage obligation on its headquarters property. This mortgage was repaid in January 2001. Interest on the mortgage was at a floating rate based on LIBOR.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     Borrowings by the Company and its subsidiaries, including those under the Senior Credit Facilities are subject to the application of certain financial covenants contained in such agreement and in the indentures relating to the Notes. As of September 30, 2001, the Company was in compliance with such covenants, and the application of such covenants would not have restricted the amount available for borrowing under the Senior Credit Facilities. The Senior Credit Facilities and the indentures relating to the Notes and the 2011 Notes also limit the amount of cash dividends, purchases of treasury stock, and other restricted payments (as defined) by the Company and its subsidiaries. As of September 30, 2001, under the most restrictive of such limitations, the Company could have paid dividends and other restricted payments of up to $65.5 million.

     The Senior Credit Facilities and the indentures relating to the Notes and the 2011 Notes contain additional affirmative and negative covenants, including restrictions on liens, investments, transactions with affiliates, sale-leaseback transactions, and mergers and transfers of all or substantially all of the assets of the Company or its subsidiaries. The Senior Credit Facilities also provide for a default if there is a change in control (as defined) of ISP Chemco.

     The Company believes that the fair value of its non-public variable rate indebtedness approximates the book value of such indebtedness because the interest rates on such indebtedness are at floating short-term rates. The Senior Credit Facilities also provide for adjustments to the interest rate if there is a change in the credit rating of ISP Chemco. With respect to the Company's publicly traded debt securities, the Company has obtained estimates of fair values from an independent source believed to be reliable. The estimated fair value of the 2002 Notes as of December 31, 1999 and 2000 and September 30, 2001 was $200.4, $165.9 and $180.0 million, respectively, and the estimated fair value of the 2003 Notes as of December 31, 1999 and 2000 and September 30, 2001 was $318.8, $246.7 and $298.9 million, respectively. The estimated fair value of the 2011 Notes as of September 30, 2001 was $300.0 million.

     The aggregate maturities of long-term debt as of September 30, 2001 for the next five years are as follows:

TWELVE MONTHS ENDED SEPTEMBER 30,                             (THOUSANDS)
---------------------------------                             -----------
2002........................................................   $182,446
2003........................................................      2,407
2004........................................................    310,369
2005........................................................      2,252
2006........................................................     82,288

     In the above table, maturities for the twelve months ended September 30, 2002 include the $180.0 million of 2002 Notes due February 2002. Maturities for the twelve months ended September 30, 2004 include the $308.1 million of 2003 Notes due October 2003. Maturities for the twelve months ended September 30, 2006 include the $80.6 million of borrowings outstanding under the revolving credit facility as of September 30, 2001, based on the expiration of the revolving credit facility in June 2006. Each twelve-month period in the above table includes $2.3 million of maturities relating to the term loan under the Senior Credit Facilities, except that the twelve-month period ended September 30, 2006 includes $1.7 million of maturities relating to such term loan.

     At September 30, 2001, the Company's foreign subsidiaries had total available short-term lines of credit aggregating $3.5 million, of which $3.4 million were unused. The weighted-average interest rate on the Company's short-term borrowings as of December 31, 1999 and 2000 and September 30, 2001 was 5.7%, 7.0% and 4.0%, respectively.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

NOTE 14.  BENEFIT PLANS

     Eligible, full-time employees of the Company are covered by various benefit plans, as described below.

  DEFINED CONTRIBUTION PLAN

     The Company provides a defined contribution plan for eligible employees. The Company contributes up to 7% of participants' compensation (any portion of which can be contributed, at the participants' option, in the form of ISP's common stock), and also contributes fixed amounts, ranging from $50 to $750 per year depending on age, to the accounts of participants who are not covered by a Company-provided postretirement medical benefit plan. The aggregate contributions by the Company were $8.0, $8.1, $7.7, $5.6 and $5.5 million for 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively.

  DEFINED BENEFIT PLANS

     The Company provides a noncontributory defined benefit retirement plan for certain hourly employees in the United States (the "Hourly Retirement Plan"). Benefits under this plan are based on stated amounts for each year of service. The Company's funding policy is consistent with the minimum funding requirements of ERISA.

     ISP Marl provides a noncontributory defined benefit retirement plan for its hourly and salaried employees (the "ISP Marl Plan"). Benefits under this plan are based on average earnings over each employee's career with the Company.

     The Company's net periodic pension cost (income) for the Hourly Retirement Plan and the ISP Marl Plan included the following components:

                                                                          ISP MARL PLAN
                                            HOURLY RETIREMENT PLAN      ------------------
                                          ---------------------------       YEAR ENDED
                                            YEAR ENDED DECEMBER 31,        DECEMBER 31,
                                          ---------------------------   ------------------
                                           1998      1999      2000     1998   1999   2000
                                          -------   -------   -------   ----   ----   ----
                                                            (THOUSANDS)
Service cost............................  $   313   $   310   $   247   $140   $176   $ 99
Interest cost...........................    1,586     1,678     1,811    172    236    132
Expected return on plan assets..........   (2,366)   (2,314)   (2,633)    --     --     --
Amortization of actuarial losses........       --       215        40     --     12     --
Amortization of unrecognized prior
  service cost..........................      174       174       190     12     11      7
                                          -------   -------   -------   ----   ----   ----
Net periodic pension cost (income)......  $  (293)  $    63   $  (345)  $324   $435   $238
                                          =======   =======   =======   ====   ====   ====

     Net periodic pension cost (income) for the Hourly Retirement Plan was ($257,000) and ($486,000), respectively, for the first nine months of 2000 and 2001, and was $179,000 and $151,000, respectively, for the ISP Marl Plan.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     The following tables set forth, for the years 1999 and 2000, reconciliations of the beginning and ending balances of the benefit obligation, fair value of plan assets, funded status, amounts recognized in the Consolidated Balance Sheets and changes in Accumulated Other Comprehensive Income (Loss) related to the Hourly Retirement Plan and the ISP Marl Plan:

                                                 HOURLY RETIREMENT
                                                       PLAN            ISP MARL PLAN
                                                 -----------------   -----------------
                                                   DECEMBER 31,        DECEMBER 31,
                                                 -----------------   -----------------
                                                  1999      2000      1999      2000
                                                 -------   -------   -------   -------
                                                              (THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of year......  $24,015   $23,429   $ 3,378   $ 3,796
  Service cost.................................      310       247       176        99
  Interest cost................................    1,678     1,811       236       132
  Plan amendments..............................       --       236        --        --
  Actuarial (gains) losses.....................   (1,574)    1,028         6      (862)
  Benefits paid................................   (1,000)   (1,345)       --        --
                                                 -------   -------   -------   -------
  Benefit obligation at end of year............   23,429    25,406     3,796     3,165
                                                 -------   -------   -------   -------
Change in plan assets:
  Fair value of plan assets at beginning of
     year......................................   21,008    23,661        --        --
  Actual return on plan assets.................    2,602     3,959        --        --
  Employer contributions.......................    1,051     1,857        --        --
  Benefits paid................................   (1,000)   (1,345)       --        --
                                                 -------   -------   -------   -------
  Fair value of plan assets at end of year.....   23,661    28,132        --        --
                                                 -------   -------   -------   -------
Reconciliation of funded status:
  Funded status................................      232     2,726    (3,796)   (3,165)
  Transition obligation........................       --        --       159        96
  Unrecognized prior service cost..............    1,062     1,109       515       (64)
  Unrecognized actuarial losses................    2,637     2,299        --        --
                                                 -------   -------   -------   -------
     Net amount recognized in Consolidated
       Balance Sheets..........................  $ 3,931   $ 6,134   $(3,122)  $(3,133)
                                                 =======   =======   =======   =======
Amounts recognized in Consolidated Balance
  Sheets:
  Prepaid (accrued) benefit cost...............  $ 3,931   $ 6,134   $(3,122)  $(3,133)
  Intangible asset.............................       --        --        --        --
  Accumulated other comprehensive loss.........       --        --        --        --
                                                 -------   -------   -------   -------
  Net amount recognized........................  $ 3,931   $ 6,134   $(3,122)  $(3,133)
                                                 =======   =======   =======   =======
Change for the year in accumulated other
  comprehensive loss:
  Change in intangible asset...................  $ 1,236        --        --        --
  Change in additional minimum liability.......   (5,951)       --        --        --
                                                 -------   -------   -------   -------
Total..........................................  $(4,715)       --        --        --
                                                 =======   =======   =======   =======

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     In determining the projected benefit obligation, the weighted-average assumed discount rate was 7.75% and 7.50% for 1999 and 2000, respectively, for the Hourly Retirement Plan, and was 6.5% for each year for the ISP Marl Plan. The expected long-term rate of return on assets, used in determining net periodic pension cost (income) for the Hourly Retirement Plan, was 11% for 1999 and 2000 and was 7% for each year for the ISP Marl Plan.

     The Company also provides a nonqualified defined benefit retirement plan for certain key employees. Expense accrued for this plan was $1.0, $0.9, $1.2, $0.3 and $0.5 million for 1998, 1999 and 2000 and the first nine months of 2000 and 2001, respectively.

  POSTRETIREMENT MEDICAL AND LIFE INSURANCE

     The Company generally does not provide postretirement medical and life insurance benefits, although it subsidizes such benefits for certain employees and certain retirees. Such subsidies were reduced as of January 1, 2000.

     The net periodic postretirement benefit cost included the following components:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1998     1999     2000
                                                              ------   ------   ------
                                                                    (THOUSANDS)
Service cost................................................  $   6    $   7    $ 109
Interest cost...............................................    619      608      576
Amortization of unrecognized prior service cost.............   (179)    (179)    (284)
                                                              -----    -----    -----
Net periodic postretirement benefit cost....................  $ 446    $ 436    $ 401
                                                              =====    =====    =====

     Net periodic postretirement benefit cost was $227,000 and $309,000 for the first nine months of 2000 and 2001, respectively.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     The following table sets forth, for the years 1999 and 2000, reconciliations of the beginning and ending balances of the postretirement benefit obligation, funded status and amounts recognized in the Consolidated Balance Sheets related to postretirement medical and life insurance benefits:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1999      2000
                                                              -------   -------
                                                                 (THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of year...................  $ 9,249   $ 7,640
  Service cost..............................................        7       109
  Interest cost.............................................      608       576
  Effect of plan amendments.................................       --    (1,750)
  Actuarial (gains) losses..................................   (1,393)    2,051
  Benefits paid, net of participant contributions...........     (831)     (458)
                                                              -------   -------
  Benefit obligation at end of year.........................    7,640     8,168
                                                              -------   -------
Change in plan assets:
  Fair value of plan assets at beginning of year............       --        --
  Employer contributions....................................      831       458
  Benefits paid, net of participant contributions...........     (831)     (458)
                                                              -------   -------
  Fair value of plan assets at end of year..................       --        --
                                                              -------   -------
Reconciliation of funded status:
  Funded status.............................................   (7,640)   (8,168)
  Unrecognized prior service cost...........................     (975)   (2,440)
  Unrecognized actuarial (gains) losses.....................   (1,209)      842
                                                              -------   -------
  Net amount recognized in Consolidated Balance Sheets as
     accrued benefit cost...................................  $(9,824)  $(9,766)
                                                              =======   =======

     For purposes of calculating the accumulated postretirement benefit obligation, the following assumptions were made. Retirees as of December 31, 2000 who were formerly salaried employees (with certain exceptions) were assumed to receive a Company subsidy of $400 to $1,000 per year. For retirees over age 65, this subsidy may be replaced by participation in a managed care program. With respect to retirees who were formerly hourly employees, most such retirees are subject to a $5,000 per person lifetime maximum benefit. Subject to such lifetime maximum, a 9% and 6% annual rate of increase in the Company's per capita cost of providing postretirement medical benefits was assumed for 2000 for such retirees under and over age 65, respectively. To the extent that the lifetime maximum benefits have not been reached, the foregoing rates were assumed to decrease gradually to an ultimate rate of 4.5% and 6%, respectively, by the year 2009 and remain at that level thereafter. The weighted-average assumed discount rate used in determining the accumulated postretirement benefit obligation was 7.75% and 7.50% for 1999 and 2000, respectively.

     The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1999 and 2000 by $346,000 and $156,000, respectively, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the years 1999 and 2000 by $25,000 and $11,000, respectively. A decrease of one percentage point in each year would decrease the accumulated postretirement benefit obligation as

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

of December 31, 1999 and 2000 by $308,000 and $138,000, respectively, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the years 1999 and 2000 by $22,000 and $10,000, respectively.

NOTE 15. STOCK OPTION AND AWARD PLANS, LONG TERM INCENTIVE PLAN AND STOCK APPRECIATION RIGHTS

     ISP's 1991 Incentive Plan for Key Employees and Directors, as amended (the "1991 Plan"), authorized the grant of options to purchase a maximum of 13,000,000 shares of ISP's common stock. The Compensation Committee of ISP's Board of Directors (the "Committee") determined the exercise price and vesting schedule of options granted under the 1991 Plan. In 1995 through 1999, ISP granted options to certain employees to purchase an aggregate of 3,217,020 shares of ISP's common stock at exercise prices ranging from $0.625 to $5.625 below the fair market value of such shares on the date of grant. The difference between the exercise price and the fair market value of such shares on the date of grant is being recognized as compensation expense over the vesting period of 2 1/2 to 5 years. Compensation expense for such options was $1.9, $0.8 and $0.5 million in 1998, 1999 and 2000, respectively. All other employee options granted under the 1991 Plan have a term of nine years, have an exercise price equal to the fair market value of such shares on the date of grant and become exercisable at a rate determined by the Committee at the time of grant. Special vesting rules apply to options granted to non-employee directors. The 1991 Plan expired in accordance with its terms in June 2000, and no additional options will be granted under the 1991 Plan.

     Effective July 1, 2000, ISP adopted the 2000 Stock Option Plan for Non-Employee Directors (the "2000 Plan"), which authorizes the grant of options to purchase a maximum of 200,000 shares of ISP's common stock. Under the 2000 Plan, each non-employee director is granted a non-qualified stock option to purchase 5,000 shares of common stock (the "Initial Option") on the date such person becomes an eligible director and an additional non-qualified option to purchase 3,000 shares of common stock (an "Additional Option") on each anniversary of the date of grant of the Initial Option. The term of each option granted is nine years. Initial Options are subject to a three-year vesting period, commencing on the first anniversary of the date of grant, and Additional Options are subject to a one-year vesting period, becoming exercisable in full on the first anniversary of the date of grant. The exercise price of the options is equal to the fair market value of such shares on the date of grant. During 2000, ISP granted 15,000 options pursuant to the 2000 Plan, of which 12,000 options were outstanding at December 31, 2000.

     The Company has elected the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," and applies APB Opinion No. 25 and related interpretations in accounting for the 1991 Plan and the 2000 Plan (collectively, the "Plans"). If the Company had elected to recognize compensation cost based on the fair value of awards under the Plans at grant dates, the Company's pro forma net income for the years 1998, 1999 and 2000 would have been $9.2, $62.5 and $80.9 million, respectively. The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, and the resulting pro forma compensation expense may not be indicative of pro forma expense in future years.

     The fair value of ISP's stock options used to compute pro forma net income and earnings per share is the estimated present value at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6%; expected life of 6 years; expected volatility of 24%; and dividend yield of 0%.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     The following is a summary of transactions pertaining to the Plans:

                                           YEAR ENDED           YEAR ENDED           YEAR ENDED
                                       DECEMBER 31, 1998    DECEMBER 31, 1999    DECEMBER 31, 2000
                                       ------------------   ------------------   ------------------
                                                 WEIGHTED             WEIGHTED             WEIGHTED
                                                 AVERAGE              AVERAGE              AVERAGE
                                       SHARES    EXERCISE   SHARES    EXERCISE   SHARES    EXERCISE
                                       (000'S)    PRICE     (000'S)    PRICE     (000'S)    PRICE
                                       -------   --------   -------   --------   -------   --------
Outstanding, January 1...............   4,733     $ 9.68     6,989     $12.06     8,028     $10.93
Granted..............................   3,117      15.05     3,468       9.47        20       6.12
Exercised............................    (351)      7.70      (292)      7.03       (87)      6.40
Exchanged for Incentive Plan Units...      --         --        --         --    (2,033)     10.94
Forfeited............................    (510)     11.19    (2,137)     12.78    (1,303)     11.62
                                        -----               ------               ------
Outstanding, December 31.............   6,989      12.06     8,028      10.93     4,625      10.50
                                        =====               ======               ======
Options exercisable, December 31.....   2,190      10.63     3,162      10.81     2,669      10.24
                                        =====               ======               ======

     Based on calculations using the Black-Scholes option-pricing model, the weighted-average fair value of options granted in 1998, 1999 and 2000 under the Plans for which the exercise price equaled the fair market value of such shares on the date of grant was $4.40, $2.91 and $1.81 per share, respectively, and such weighted-average fair value of options granted in 1998 and 1999 for which the exercise price was less than the fair market value of such shares on the date of grant was $6.42 and $5.64 per share, respectively; all options granted in 2000 were at exercise prices equal to the fair market value at the date of grant.

     The following is a summary of the status of stock options outstanding and exercisable under the Plans as of December 31, 2000:

                                           STOCK OPTIONS OUTSTANDING         STOCK OPTIONS
                                        --------------------------------      EXERCISABLE
                                                              WEIGHTED     ------------------
                                                  WEIGHTED     AVERAGE               WEIGHTED
                                                  AVERAGE     REMAINING              AVERAGE
                                        SHARES    EXERCISE   CONTRACTUAL   SHARES    EXERCISE
RANGE OF EXERCISE PRICES                (000'S)    PRICE        LIFE       (000'S)    PRICE
------------------------                -------   --------   -----------   -------   --------
$3.781-$5.875.........................     364     $ 4.91    3.92 years        74     $ 5.88
$5.876-$8.938.........................   1,030       7.47    2.90 years       883       7.33
$8.939-$13.313........................   2,389      10.84    6.19 years     1,442      11.17
$13.314-$18.625.......................     842      15.65    6.43 years       270      15.99
                                         -----                              -----
Total.................................   4,625      10.50    5.32 years     2,669      10.24
                                         =====                              =====

     In February 2000, ISP adopted the 2000 Long Term Incentive Plan (the "Incentive Plan"). The Incentive Plan authorizes the grant of incentive units ("Incentive Units") to eligible Company employees. The Incentive Plan is administered by the Committee, which in its sole discretion determines the number of Incentive Units to be granted to each employee. Generally, Incentive Units vest cumulatively, in 20% increments over five years, or in 10% increments every six months over five years. The value of Incentive Units is determined at the end of each fiscal quarter based on ISP's total Stockholders' Equity (excluding accumulated other comprehensive income and losses) divided by ISP's total common shares outstanding. The Incentive Plan will terminate five years after its effective date of February 2000, unless terminated sooner by the Committee.

     In 2000, employees exchanged an aggregate of 2,032,994 stock options granted under the 1991 Plan (discussed above) for an aggregate of 1,508,062 Incentive Units. An additional 2,052,725 Incentive Units

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

were granted during 2000. At December 31, 2000, 3,342,049 Incentive Units were outstanding. Compensation expense for such Incentive Units was $2.0 million in 2000.

     In 2000, ISP issued restricted stock awards to two executives totaling 230,000 shares of ISP's common stock pursuant to individual plan agreements. Such shares were issued subject to certain conditions with respect to transfer and other restrictions as prescribed by the plans. The restricted shares vest over a period of four to five years. Upon the issuance of the restricted shares, unearned compensation, equivalent to the market price of the shares on the date of grant, in the amount of $1.3 million, was charged to ISP's Stockholders' Equity and will be amortized to compensation expense as the shares vest. Also in 2000, ISP granted two executives stock bonus awards totaling 75,000 shares of ISP's common stock and, in connection with such awards, also made loans totaling $167,000 to such executives to enable them to satisfy certain withholding tax obligations. These loans were evidenced by recourse promissory notes with an interest rate of 6.45% per annum and were repaid on April 15, 2001. The value of the stock awards on the date of issuance, totaling $455,000, was charged to compensation expense in 2000.

     ISP Holdings issued options in 1996 to certain employees to purchase 138,983 shares of ISP Holdings' redeemable convertible preferred stock ("Preferred Stock"), exercisable at a price of $111.44 per share. Each share of Preferred Stock was convertible, at the holder's option, into shares of common stock of ISP Holdings at a formula price based on the sum of the determined initial Book Value (as defined) plus interest on such Book Value at a specified rate. The options vested over seven years, subject to earlier vesting under certain circumstances including in connection with a change of control.

     ISP Holdings also issued stock appreciation rights ("SARs") in 1996 related to 27,748 shares of ISP Holdings' common stock. The SARs represented the right to receive a cash payment based upon the appreciation in value of the specified number of shares of common stock of ISP Holdings over the sum of the determined initial Book Value (as defined) per share of common stock of ISP Holdings plus interest on such Book Value at a specified rate. The SARs vested over a five-year period, subject to earlier vesting under certain circumstances including in connection with a change of control.

     As a result of the Merger (see Note 1), ISP Holdings' Preferred Stock option and SAR programs were terminated, and the Company charged $8.0 million against operating income for cash payments made in 1998 for amounts vested at that time. Additional expense is being recorded over the remaining vesting period from the date of the Merger through 2003, including $0.8 million expensed in 1998 after the Merger, $0.9 million in 1999, and $0.4 million in 2000.

NOTE 16.  RELATED PARTY TRANSACTIONS

     Included in the Consolidated Balance Sheets are the following receivable (payable) balances with related parties, which arise from operating transactions between the Company and its affiliates, including the sales of mineral products and the management agreement, as discussed below:

                                                         DECEMBER 31,      SEPTEMBER 30,
                                                       -----------------       2001
                                                        1999      2000      (UNAUDITED)
                                                       -------   -------   -------------
                                                                  (THOUSANDS)
ISP Parent Company...................................  $ 6,316   $ 2,676      $14,447
Building Materials Corporation of America ("BMCA")...   15,037    10,253       15,955
G-I Holdings.........................................    1,460     1,610           --
Other................................................      514      (129)        (257)
                                                       -------   -------      -------
Receivable from related parties, net.................  $23,327   $14,410      $30,145
                                                       =======   =======      =======

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     As discussed in Notes 8 and 20, in January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related claims. As a result, the Company, as of December 31, 2000, established a reserve for doubtful receivables from G-I Holdings of $2.7 million, representing $0.5 million of unpaid management fees (see below) and $2.2 million of other payments which the Company made on behalf of G-I Holdings.

     BMCA, an indirect subsidiary of G-I Holdings and an affiliate of the Company, and its subsidiaries purchase all of their colored roofing granules requirements from the Company under a requirements contract, except for the requirements of certain of their roofing plants which are supplied by a third party. Effective January 1, 2001, this contract was amended and restated to provide, among other things, that the contract will expire on December 31, 2001, unless extended by the parties. In 2000, BMCA and its subsidiaries purchased a total of $59.3 million of mineral products from the Company, representing 7.6% of the Company's total net sales and 82.5% of the Company's net sales of mineral products. Sales by the Company to BMCA and its subsidiaries totaled $62.6 and $57.3 million for 1998 and 1999, respectively. The receivable from BMCA and its subsidiaries for sales of mineral products as of December 31, 1999 and 2000 was $2.9 and $7.7 million, respectively.

     Pursuant to a management agreement (the "Management Agreement"), the Company has provided certain general management, administrative, legal, telecommunications, information and facilities services to certain of its affiliates, including its parent company, BMCA and G-I Holdings. Charges by the Company for providing such services aggregated $5.1, $6.1 and $6.2 million for 1998, 1999 and 2000, respectively, and are reflected as reductions of "Selling, general and administrative" expense. Such charges consist of management fees and other reimbursable expenses attributable to, or incurred by the Company for the benefit of, the respective parties, which are based on an estimate of the costs the Company incurs to provide such services. The receivable from such affiliates for management fees as of December 31, 1999 and 2000 was $3.1 and $1.6 million, respectively. The Management Agreement also provides that the Company pay to a subsidiary of G-I Holdings lease payments for the use of one of the Company's sales offices. Effective January 1, 2001, the Management Agreement was amended to extend the term of the agreement through March 31, 2001, to provide for the automatic extension of the agreement for successive quarterly periods unless the agreement is terminated by a party, and to adjust the management fees payable there under. In addition, the Management Agreement was amended to provide that BMCA rather than the Company be responsible for providing management services to G-I Holdings and certain of its subsidiaries and that G-I Holdings pay to BMCA a management fee for such services. The Company and BMCA also allocate a portion of the management fees payable by BMCA under the Management Agreement to separate lease payments for the use of BMCA's headquarters. These charges consist of management fees and other reimbursable expenses attributable to ISP Investco or its subsidiaries, or incurred by the Company for their benefit. The aggregate amount payable to the Company under the Management Agreement for 2001, net of the lease payments to the subsidiary of G-I Holdings, is expected to be approximately $6.7 million.

     In September 1999, ISP granted its President and Chief Executive Officer the right to purchase, and such officer purchased, 318,599 shares of ISP's common stock held in treasury for a purchase price of $9.563 per share, or an aggregate of $3.047 million. Pursuant to the purchase agreement, ISP loaned such officer $3.047 million to purchase the shares of common stock, which loan is evidenced by a recourse promissory note. The recourse promissory note bears interest at the rate of 6% per annum. The principal amount of the note is payable in four installments starting in June 2001 through January 2004. However, if such officer remains continuously employed by the Company through each installment date, the principal amount due on such installment date will be forgiven. As the loan is forgiven, compensation expense will be recorded.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

NOTE 17.  BUSINESS SEGMENT INFORMATION

     The Company is a leading multinational manufacturer of a broad spectrum of specialty chemicals and mineral products. In addition to the mineral products business segment, the Company operates its specialty chemicals business through three reportable business segments, organized based upon the markets for their products and the internal management of the Company, as follows:

     Personal Care products serve as critical ingredients in the formulation of many well-known skin care, hair care, toiletry and cosmetic products. Skin care ingredients include sunscreen actives, waterproofing agents, preservatives, emollients and moisturizers. Hair care ingredients include a number of specially formulated fixative resins for hairsprays, mousses and gels, as well as thickeners and stabilizers for shampoos and conditioners.

     Pharmaceutical, Food and Beverage products are sold to these three government-regulated industries. In the pharmaceutical market, the Company's products serve as key ingredients in prescription and over-the-counter tablets, injectable prescription drugs and serums, cough syrups, antiseptics, toothpastes and denture adhesives. The Company's food products are comprised of the alginates business which was acquired in October 1999 (see Note 9). The Company's alginates products are used as stabilizers in many well-known consumer products. The Company's specialty polymers serve the beverage market by assuring the clarity and extending the shelf life of beer, wine and fruit juices.

     Performance Chemicals, Fine Chemicals and Industrial. The Company's performance chemicals business includes acetylene-based polymers, vinyl ether monomers, and advanced materials for consumer, agricultural and industrial applications. The Company's acetylene-based chemistry produces a number of performance polymers for use in a wide range of markets including coatings, agriculture, imaging, detergents, electronics and metalworking. The Company manufactures a broad range of highly specialized fine chemicals which are sold to the pharmaceutical, biotechnology, agricultural and imaging markets, including bulk pharmaceuticals, pharmaceutical intermediates, and pheromones for use in insect population measurement and control. The Company's industrial business markets several intermediate and solvent products, such as butanediol, tetrahydrofuran (THF) and N-methyl pyrrolidone (NMP), which are sold primarily to industrial markets for use in high performance plastics, lubricating oil and chemical processing, electronics cleaning, and coatings.

     Mineral Products. The Company manufactures ceramic-coated colored roofing granules that are sold primarily to the North American roofing industry for use in the production of asphalt roofing shingles.

     The following segment data are presented based on the Company's internal management reporting system for the four reportable business segments. The Company evaluates segment performance based on operating income. Therefore, the measure of profit or loss that is reported to management for each segment is operating income. Interest expense, other income items and income taxes are not allocated to the business segments for management reporting. At this time, the Company's internal management reporting system does not report assets by segment for the three specialty chemicals reportable segments (personal care; pharmaceutical, food and beverage; and performance chemicals, fine chemicals and industrial), as many of the Company's plant assets are utilized by several of the segments. Therefore, the following asset-related segment data are presented only for specialty chemicals and mineral products.

     Sales of mineral products to BMCA and its subsidiaries in 1998, 1999 and 2000 accounted for 66.2%, 65.7% and 82.5%, respectively, of the Company's net sales of mineral products, representing 8.0%, 7.3% and 7.6%, respectively, of the Company's total net sales. No other customer accounted for more than 5% of the Company's total net sales in 1998, 1999 or 2000.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                                                            YEAR ENDED DECEMBER 31,
                                                         ------------------------------
                                                           1998       1999       2000
                                                         --------   --------   --------
                                                                   (MILLIONS)
Net sales:
  Personal Care........................................  $  189.4   $  187.1   $  189.0
  Pharmaceutical, Food and Beverage....................     157.9      177.3      232.8
  Performance Chemicals, Fine Chemicals and
     Industrial........................................     342.8      335.7      290.2
                                                         --------   --------   --------
          Total Specialty Chemicals....................     690.1      700.1      712.0
  Mineral Products(1)..................................      94.5       87.3       71.9
                                                         --------   --------   --------
Net sales..............................................  $  784.6   $  787.4   $  783.9
                                                         ========   ========   ========
Operating income(2):
  Personal Care(3).....................................  $   37.6   $   47.9   $   34.7
  Pharmaceutical, Food and Beverage....................      33.6       42.1       50.8
  Performance Chemicals, Fine Chemicals and
     Industrial........................................      64.0       41.8        0.1
                                                         --------   --------   --------
          Total Specialty Chemicals....................     135.2      131.8       85.6
  Mineral Products(3)..................................      20.5       16.1        9.4
                                                         --------   --------   --------
          Total segment operating income...............     155.7      147.9       95.0
  Unallocated corporate office (expenses) income.......      (3.1)      (1.0)       1.7
  Provision for restructuring, staff reduction and
     impairment loss(4)................................     (73.0)      (0.4)     (14.4)
  Merger-related expenses..............................      (8.0)        --         --
                                                         --------   --------   --------
          Total operating income.......................      71.6      146.5       82.3
Interest expense and other, net........................     (55.3)     (83.5)      47.8
                                                         --------   --------   --------
Income from continuing operations before income
  taxes................................................  $   16.3   $   63.0   $  130.1
                                                         ========   ========   ========
Assets:
  Specialty Chemicals..................................  $1,050.3   $1,182.0   $1,173.3
  Mineral Products.....................................     157.6      153.3      152.9
  General Corporate(5).................................     486.2      469.8      597.3
  Net assets of discontinued operation.................      24.2         --         --
                                                         --------   --------   --------
          Total assets.................................  $1,718.3   $1,805.1   $1,923.5
                                                         ========   ========   ========
Capital expenditures and acquisitions:
  Specialty Chemicals..................................  $  153.7   $  101.4   $   53.8
  Mineral Products.....................................      10.1        7.5        4.6
                                                         --------   --------   --------
          Total........................................  $  163.8   $  108.9   $   58.4
                                                         ========   ========   ========
Depreciation and goodwill amortization:
  Specialty Chemicals..................................  $   50.3   $   53.0   $   55.9
  Mineral Products.....................................      11.8       11.4       11.0
  Unallocated corporate office.........................       1.6         --         --
                                                         --------   --------   --------
          Total........................................  $   63.7   $   64.4   $   66.9
                                                         ========   ========   ========

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

---------------

(1) Includes sales to BMCA and its subsidiaries of $62.6, $57.3 and $59.3 million for 1998, 1999 and 2000, respectively.

(2) Operating income for 1998 and 1999 for the three specialty chemicals business segments has been reclassified to conform to the 2000 presentation, based on a reallocation of certain manufacturing costs.

(3) Personal care operating income for the year 1999 includes a pre-tax gain of $8.5 million from the sale of the pearlescent pigments product line. Mineral products operating income for the year 1998 includes a pre-tax gain of $1.2 million from the sale of its tennis court materials business. See Note 6.

(4) Of the $73.0 million restructuring and impairment loss in 1998, $70.0 million related to the performance chemicals, fine chemicals and industrial business segment. The remaining $3.0 million provision related to the consolidation of European offices and related to all business segments except mineral products. Of the $14.4 million provision for restructuring in 2000, $11.9 million relates to the personal care business segment and $2.5 million relates to the performance chemicals, fine chemicals and industrial business segment.

(5) General Corporate assets primarily represent the Company's investments in trading and available-for-sale securities and other short-term investments, which are held for general corporate purposes and are not allocated to business segments.

NOTE 18.  GEOGRAPHIC INFORMATION

     Financial information set forth below for foreign operations represent sales and long-lived assets (property, plant and equipment) of foreign-based subsidiaries. Net sales are attributed to countries based on the location of customers and reflect the Company's internal management reporting system.

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1998     1999     2000
                                                             ------   ------   ------
                                                                    (MILLIONS)
Net sales:
  North America:
     United States.........................................  $407.5   $410.5   $389.5
     Canada................................................    16.4     16.9     21.1
                                                             ------   ------   ------
          Total North America..............................   423.9    427.4    410.6
                                                             ------   ------   ------
  Europe:
     Germany...............................................    84.4     89.0     73.0
     United Kingdom........................................    34.6     39.8     35.6
     France................................................    21.2     17.3     19.7
     Italy.................................................    15.7     15.9     14.1
     Spain.................................................    11.2     11.4     11.2
     Belgium...............................................     6.1      5.6     10.5
     Switzerland...........................................    12.4      7.7      9.3
     Other European countries..............................    47.1     47.4     54.0
                                                             ------   ------   ------
          Total Europe.....................................   232.7    234.1    227.4
                                                             ------   ------   ------

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                              1998     1999     2000
                                                             ------   ------   ------
                                                                    (MILLIONS)
  Asia-Pacific:
     Japan.................................................    26.3     24.7     26.3
     China.................................................     9.4     12.7     15.9
     South Korea...........................................     7.0      9.3     13.9
     Australia.............................................    11.0     11.5     10.9
     Taiwan................................................    13.3      9.6     11.7
     Other Asia-Pacific countries..........................    20.0     21.1     21.6
                                                             ------   ------   ------
          Total Asia-Pacific...............................    87.0     88.9    100.3
                                                             ------   ------   ------
  Latin America:
     Brazil................................................    14.7     12.7     16.6
     Mexico................................................    12.1     12.3     19.6
     Other Latin American countries........................    14.2     12.0      9.4
                                                             ------   ------   ------
          Total Latin America..............................    41.0     37.0     45.6
                                                             ------   ------   ------
Total net sales............................................  $784.6   $787.4   $783.9
                                                             ======   ======   ======
Property, plant and equipment, net:
  United States............................................  $471.0   $491.1   $490.8
  Germany..................................................    53.5     48.0     43.7
  United Kingdom...........................................     6.3     11.3     11.3
  All other foreign countries..............................    11.4     14.8     12.9
                                                             ------   ------   ------
Total property, plant and equipment, net...................  $542.2   $565.2   $558.7
                                                             ======   ======   ======

     Approximately 50% of the Company's sales in 2000 were in foreign countries which are subject to currency exchange rate fluctuation risks. See Note 2 for a discussion of the Company's policy to manage these risks. Certain countries in which the Company has sales are subject to additional risks, including high rates of inflation, exchange controls, government expropriation and general instability.

NOTE 19.  COMMITMENTS AND CONTINGENCIES

  ASBESTOS LITIGATION AGAINST G-I HOLDINGS

     In January 2001, G-I Holdings filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code due to its asbestos-related bodily injury claims relating to the inhalation of asbestos fiber ("Asbestos Claims"). Neither the Company nor the assets or operations of the Company, which was operated as a division of a corporate predecessor of G-I Holdings prior to July 1986, have been involved in the manufacture or sale of asbestos products. The Company believes that it should have no legal responsibility for damages in connection with Asbestos Claims.

     ISP has been advised by Samuel J. Heyman that in 2000 three actions were commenced by creditors or potential creditors of G-I Holdings, two of which were filed against Mr. Heyman and the third against Mr. Heyman and certain other stockholders of G-I Holdings. Two of the actions commenced in 2000 were effectively stayed and the third was dismissed as a result of the G-I Holdings Chapter 11 filing. In September 2001, the Official Committee of Unsecured Creditors of G-I Holdings filed a substantially similar action against Mr. Heyman. The actions allege, among other things, that the distribution by G-I Holdings of the capital stock of ISP to Mr. Heyman and certain G-I Holdings stockholders in the Separation Transactions was without fair consideration and a fraudulent conveyance. These actions seek,

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

among other things, to set aside such distribution and to require Mr. Heyman and such other stockholders to return to G-I Holdings the capital stock of ISP held by them as well as an unspecified amount of damages. The defendants in such actions have advised ISP that they believe these actions are without merit and that the defendants intend to vigorously oppose them. However, if such actions were successful, the plaintiffs could seek to undo the Separation Transactions, which could result in a change of control of ISP. See Note 13 for a discussion of the Senior Credit Facilities.

  ENVIRONMENTAL LITIGATION

     The Company, together with other companies, is a party to a variety of proceedings and lawsuits involving environmental matters ("Environmental Claims"), under the Comprehensive Environmental Response Compensation and Liability Act, Resource Conservation and Recovery Act and similar state laws, in which recovery is sought for the cost of cleanup of contaminated sites or remedial obligations are imposed, a number of which Environmental Claims are in the early stages or have been dormant for protracted periods.

     The Company estimates that its liability in respect of all Environmental Claims (including those relating to its closed Linden, New Jersey plant described below), as of September 30, 2001, is approximately $20.5 million, before reduction for insurance recoveries reflected on the Company's Consolidated Balance Sheet (discussed below) of $12.7 million that relate to both past expenses and estimated future liabilities ("estimated recoveries"). The gross environmental liability is included within "Accrued liabilities" and "Other liabilities," and the estimated recoveries are included within "Other assets."

     In the opinion of the Company's management, the resolution of the Environmental Claims should not be material to the business, liquidity, results of operations, cash flows or financial position of the Company. However, adverse decisions or events, particularly as to increases in remedial costs, discovery of new contamination, assertion of natural resource damages and the liability and the financial responsibility of the Company's insurers and of the other parties involved at each site and their insurers, could cause the Company to increase its estimate of its liability in respect of such matters. It is not currently possible to estimate the amount or range of any additional liability.

     After considering the relevant legal issues and other pertinent factors, the Company believes that it will receive the estimated recoveries and the legal expenses incurred on the Company's behalf and that the recoveries could be well in excess of the current estimated liability for all Environmental Claims, although there can be no assurances in this regard. The Company believes it is entitled to substantially full defense and indemnity under its insurance policies for most Environmental Claims, although the Company's insurers have not affirmed a legal obligation under the policies to provide indemnity for such claims.

     In March 1995, G-I Holdings commenced litigation on behalf of itself and its predecessors, successors, subsidiaries and related corporate entities seeking amounts substantially in excess of the estimated recoveries. While the Company believes that its claims are meritorious, there can be no assurance that the Company will prevail in its efforts to obtain amounts equal to, or in excess of, the estimated recoveries.

     In June 1989, the Company entered into a Consent Order with the New Jersey Department of Environmental Protection ("NJDEP") requiring the development of a remediation plan for its closed Linden, New Jersey plant and the maintenance of financial assurances (currently $7.5 million) to guarantee the Company's performance. This Consent Order does not address any potential natural resource damage claims. In April 1993, NJDEP issued orders which require the prevention of discharge of contaminated groundwater and stormwater from the site and the elimination of other potential exposure

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

concerns. The Company believes, although there can be no assurance, that, taking into account its plans for development of the site, it can comply with the NJDEP order at a cost of no more than $7.5 million.

  LEASE COMMITMENTS

     Leases for certain equipment at the Company's mineral products plants are accounted for as capital leases and are included in "Property, plant and equipment, net," at December 31, 1999 and 2000 in the amount of $1.9 and $0.9 million, respectively. The Company also has operating leases related to the sale-leaseback transaction discussed in Note 9 and for transportation, production and data processing equipment and for various buildings and offices. Rental expense on operating leases was $15.1, $17.3 and $17.9 million for 1998, 1999 and 2000, respectively. Future minimum lease payments for properties which were held under long-term noncancelable leases as of December 31, 2000 were as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
                                                                  (THOUSANDS)
2001........................................................   $299      $10,848
2002........................................................    164        9,608
2003........................................................    145        8,138
2004........................................................      4        6,974
2005........................................................      1        2,001
Later years.................................................     --        3,010
                                                               ----      -------
Total minimum payments......................................    613      $40,579
                                                                         =======
Less interest included above................................    (80)
                                                               ----
Present value of net minimum lease payments.................   $533
                                                               ====

  OTHER MATTERS

     The Company has received site designation from the New Jersey Hazardous Waste Facilities Siting Commission for the construction of a hazardous waste treatment, storage and disposal facility at its Linden, New Jersey property and has received approval from the New Jersey Turnpike Authority for a direct access ramp from the Turnpike to the site. If the Company is successful in securing the necessary permits to construct and operate the hazardous waste facility and decides to proceed with this project, the Company would develop and operate the facility in a separate subsidiary, either on its own or in a joint venture with a suitable partner. The Company estimates that the cost of constructing the facility will be approximately $100.0 million and, if approved, the facility is anticipated to be in operation three years after commencement of construction. The Company anticipates utilizing internally generated cash and/or seeking project or other independent financing for this project. Accordingly, the Company would not expect such facility to impact materially its liquidity or capital resources. The Company is also investigating other development opportunities at this site.

     See Note 8 for information regarding additional contingencies.

NOTE 20.  SUBSEQUENT EVENT

     In October 2001, the Company entered into a new agreement for the sale of its domestic receivables. This agreement replaces a previous agreement which terminated in October 2001 (see Note 10). The agreement has a termination date of October 2004 and provides for up to $40.0 million in cash to be made available to the Company based on eligible domestic receivables outstanding from time to time.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

     On December 13, 2001, ISP called the remaining $308.1 million aggregate principal amount of the 2003 Notes, which were redeemed on January 14, 2002. In connection therewith, ISP will record a first quarter 2002 after-tax extraordinary charge of approximately $4.3 million.

     On December 28, 2001, ISP entered into a letter of intent with Pharmaceutical Resources, Inc., a manufacturer and distributor of generic pharmaceutical products, for the sale of ISP's pharmaceutical fine chemicals business, ISP FineTech. The gross proceeds of the sale will be approximately $109 million, before expenses and related items, including the satisfaction of employee incentive plans and equity options. While the letter agreement does not obligate either of the parties to consummate the transaction, it provides, among other things, for a "break-up" fee of $3.0 million to be paid to ISP under specific circumstances.

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                         SUPPLEMENTARY DATA (UNAUDITED)
                      QUARTERLY FINANCIAL DATA (UNAUDITED)

                                             1999 BY QUARTER                      2000 BY QUARTER
                                    ---------------------------------    ---------------------------------
                                    FIRST    SECOND   THIRD    FOURTH    FIRST    SECOND   THIRD    FOURTH
                                    ------   ------   ------   ------    ------   ------   ------   ------
                                                                  (MILLIONS)
Net sales.........................  $201.6   $193.2   $188.2   $204.4    $197.9   $200.3   $195.9   $189.8
Cost of products sold.............   119.4    111.4    106.9    144.7     129.4    127.0    129.7    128.5
                                    ------   ------   ------   ------    ------   ------   ------   ------
Gross profit......................  $ 82.2   $ 81.8   $ 81.3   $ 59.7    $ 68.5   $ 73.3   $ 66.2   $ 61.3
                                    ======   ======   ======   ======    ======   ======   ======   ======
Operating income(1)...............  $ 46.9   $ 38.8   $ 38.8   $ 22.0    $ 25.7   $ 29.8   $ 24.1   $  2.7
                                    ======   ======   ======   ======    ======   ======   ======   ======
Income from continuing operations
  before income taxes.............  $ 18.6   $ 21.6   $ 17.3   $  5.5    $  9.9   $ 11.8   $ 38.8   $ 69.6
Income taxes......................    (6.6)    (7.5)    (6.2)    (1.8)     (3.3)    (4.3)   (13.6)   (24.5)
                                    ------   ------   ------   ------    ------   ------   ------   ------
Income from continuing
  operations......................    12.0     14.1     11.1      3.7       6.6      7.5     25.2     45.1
                                    ------   ------   ------   ------    ------   ------   ------   ------
Discontinued operation:
Income from discontinued
  operation, net of income
  taxes...........................     0.5      0.9      0.4       --        --       --       --       --
Gain on sale of discontinued
  operation, net of income
  taxes...........................      --       --     24.5     (1.0)       --       --       --       --
                                    ------   ------   ------   ------    ------   ------   ------   ------
Income (loss) from discontinued
  operation.......................     0.5      0.9     24.9     (1.0)       --       --       --       --
                                    ------   ------   ------   ------    ------   ------   ------   ------
Net income........................  $ 12.5   $ 15.0   $ 36.0   $  2.7    $  6.6   $  7.5   $ 25.2   $ 45.1
                                    ======   ======   ======   ======    ======   ======   ======   ======

---------------

(1) Operating income for the first quarter of 1999 reflects a pre-tax gain of $8.5 million from the sale of the Company's pearlescent pigments business. See Note 6 to Consolidated Financial Statements. Operating income for the fourth quarter of 2000 reflects a provision for restructuring of $14.4 million. See Note 4 to Consolidated Financial Statements.

                                                                     SCHEDULE II

                     INTERNATIONAL SPECIALTY HOLDINGS INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                          YEAR ENDED DECEMBER 31, 1998

                                             BALANCE     CHARGED TO                          BALANCE
                                            JANUARY 1,   COSTS AND                         DECEMBER 31,
               DESCRIPTION                     1998       EXPENSES    DEDUCTIONS   OTHER       1998
               -----------                  ----------   ----------   ----------   -----   ------------
                                                                    (THOUSANDS)
Valuation and Qualifying Accounts Deducted
  from Assets to Which They Apply:
  Allowance for doubtful accounts.........   $ 2,609      $    78       $  291(a)  $ 98(b)   $ 2,494
  Reserve for inventory market
     valuation............................    13,585       15,410        7,762(a)   127(b)    21,360
  Reserves for restructuring..............        --       10,503        1,161       --        9,342

                          YEAR ENDED DECEMBER 31, 1999

                                                    BALANCE     CHARGED TO                  BALANCE
                                                   JANUARY 1,   COSTS AND                 DECEMBER 31,
                   DESCRIPTION                        1999       EXPENSES    DEDUCTIONS       1999
                   -----------                     ----------   ----------   ----------   ------------
                                                                       (THOUSANDS)
Valuation and Qualifying Accounts Deducted from
  Assets to Which They Apply:
  Allowance for doubtful accounts................   $ 2,494       $2,026      $ 1,109(a)    $ 3,411
  Reserve for inventory market valuation.........    21,360        5,063       11,275(a)     15,148
  Reserves for restructuring and staff
     reduction...................................     9,342        2,273(c)    10,291(d)      1,324

                          YEAR ENDED DECEMBER 31, 2000

                                           BALANCE     CHARGED TO                           BALANCE
                                          JANUARY 1,   COSTS AND                          DECEMBER 31,
              DESCRIPTION                    2000       EXPENSES    DEDUCTIONS   OTHER        2000
              -----------                 ----------   ----------   ----------   ------   ------------
                                                                  (THOUSANDS)
Valuation and Qualifying Accounts
  Deducted from Assets to Which They
  Apply:
  Allowance for doubtful accounts.......   $ 3,411      $ 1,934       $  434(a)  $   --     $ 4,911
  Reserve for inventory market
     valuation..........................    15,148       11,902        8,535(a)   3,798(b)    22,313
  Reserves for restructuring and staff
     reduction..........................     1,324        3,613        1,324         --       3,613

---------------

Notes:

(a) Represents write-off of uncollectible accounts net of recoveries, and the effects of foreign currency translation.

(b) Represents balance acquired in acquisitions.

(c) Reflects a reserve established for a staff reduction program in 1999 (see
    Note 4 to Consolidated Financial Statements).

(d) Includes $1,863 of excess reserves which were reversed and credited to the Consolidated Statement of Income (see Note 4 to Consolidated Financial Statements).

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN
THIS PROSPECTUS IS CURRENT AS OF          , 2002.

                      ------------------------------------
                               TABLE OF CONTENTS
                      ------------------------------------

                                             PAGE
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................   14
Where You Can Find More Information........   19
Forward-Looking Statements.................   19
The Exchange Offer.........................   20
Capitalization.............................   28
Unaudited Pro Forma Consolidated Financial
  Statements...............................   29
Selected Financial Data....................   35
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   37
Business...................................   49
Management.................................   60
Certain Relationships......................   62
Description of Other Indebtedness..........   65
Description of the Registered Notes........   68
Federal Income Tax Considerations..........   99
Plan of Distribution.......................  100
Legal Matters..............................  100
Experts....................................  100
Index to Consolidated Financial
  Statements...............................  F-1

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------------------------------------------------------
------------------------------------------------------
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                                  $200,000,000

                                   [ISP LOGO]

                            INTERNATIONAL SPECIALTY
                                 HOLDINGS INC.

                             10 5/8% SENIOR SECURED
                                 NOTES DUE 2009
                             ---------------------
                                   PROSPECTUS
                             ---------------------
                                        , 2002

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment to its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transactions from which a director derived an improper personal benefit. The certificate of incorporation of the registrant has eliminated the personal liability of directors to the fullest extent permitted by Subsection (b)(7) of
Section 102 of the DGCL.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer has no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The registrant's By-Laws states that the registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES,

     (a) Exhibits

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 **3.1    --   Certificate of Incorporation of International Specialty
               Holdings Inc.
 **3.2    --   By-laws of International Specialty Holdings Inc.
 **4.1    --   Indenture, dated as of December 13, 2001, between
               International Specialty Holdings Inc., as issuer and
               Wilmington Trust Company, as trustee.
 **4.2    --   Form of Notes (to be included in Exhibit 4.2).
 **4.3    --   A/B Exchange Registration Rights Agreement, dated as of
               December 13, 2001, by and among International Specialty
               Holdings Inc., as issuer, and Bear Stearns & Co. Inc. and
               UBS Warburg LLC as initial purchasers.
 **5.1    --   Opinion of Weil, Gotshal & Manges LLP
  10.1    --   Tax Sharing Agreement, dated as of January 1, 2001, by and among International Specialty Products Inc., International
               Specialty Holdings Inc. and ISP Chemco Inc. (incorporated by reference to Exhibit 10.8 to the Form S-4 of ISP Chemco Inc.
               (Registration No. 333-75574)).
  10.2    --   International Specialty Products Inc. 1991 Incentive Plan
               for Key Employees and Directors, as amended (incorporated by reference to Exhibit 4.3 to Post-Effective Amendment No. 1 on Form S-8 to the ISP Registration Statement Form S-4
               (Registration No. 333-53709)).
  10.3    --   International Specialty Products Inc. 2000 Long-Term
               Incentive Plan (incorporated by reference to Annex A to
               ISP's definitive proxy statement on Schedule 14A with
               respect to ISP's 2001 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 20,
               2001).
  10.4    --   Amendment No. 2 to the International Specialty Products Inc.
               2000 Long-Term Incentive Plan (incorporated by reference to
               Annex C to ISP's definitive proxy statement on Schedule 14A with respect to ISP's 2001 Annual Meeting of Stockholders
               filed with the Securities and Exchange Commission on April
               20, 2001).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  10.5    --   Letter Agreement, dated September 29, 1999, between
               International Specialty Products Inc. and Sunil Kumar
               (incorporated by reference to Exhibit 10 to the ISP
               Quarterly Report on Form 10-Q for the fiscal quarter ended
               October 3, 1999).
  10.6    --   First Amendment to Letter Agreement dated September 29, 1999 between International Specialty Products Inc. and Sunil
               Kumar (incorporated by reference to Exhibit 10.11 to ISP's
               Annual Report on Form 10-K for the fiscal year ended
               December 31, 2000).
  10.7    --   International Specialty Products Inc. Yoss Restricted Share
               Plan (incorporated by reference to Exhibit 4.3 to the Form
               S-8 of International Specialty Products Inc. (Registration
               No. 333-52504)).
  10.8    --   International Specialty Products Inc. Olsen Restricted Share
               Plan (incorporated by reference to Exhibit 4.3 to the Form
               S-8 of International Specialty Products Inc. (Registration
               No. 333-52638)).
  10.9    --   International Specialty Products Inc. Olsen Restricted Share
               Plan II (incorporated by reference to Exhibit 4.3 to the
               Form S-8 of International Specialty Products Inc.
               (Registration No. 333-81486))
  10.10   --   International Specialty Products Inc. Kumar Restricted Share
               Plan (incorporated by reference to Exhibit 4.3 to the Form
               S-8 of International Specialty Products Inc. (Registration
               No. 333-81488))
  10.11   --   International Specialty Products Inc. 2000 Stock Option Plan
               for Non-Employee Directors (incorporated by reference to
               Exhibit 4.3 to the Form S-8 of International Specialty
               Products Inc. (Registration No. 333-81490))
**12.1    --   Computation of Ratio of Earnings to Fixed Charges.
**21.1    --   Subsidiaries of International Specialty Holdings Inc.
 *23.1    --   Consent of Arthur Andersen LLP.
**23.2    --   Consent of Weil, Gotshal & Manges LLP (to be included in
               Exhibit 5).
 *24      --   Power of Attorney (included on signature page).
**25      --   Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of Wilmington Trust Company, as
               Trustee under the Indenture.
**99.1    --   Form of Letter of Transmittal.
**99.2    --   Form of Notice of Guaranteed Delivery.

---------------

 * Filed herewith.

** To be filed by amendment.

ITEM 22.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) Each undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) Each undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (d) Each undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the

     Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (e) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

                               POWER OF ATTORNEY

     Each director and/or officer of the registrant whose signature appears below hereby appoints Susan B. Yoss, as his attorney-in-fact to sign in his name and on his behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, and all amendments, including post-effective amendments, to this registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Township of Wayne, State of New Jersey, on the 14th day of February, 2002.

                                          INTERNATIONAL SPECIALTY HOLDINGS, INC.

                                          By:       /s/ SUSAN B. YOSS
                                            ------------------------------------
                                              Name:  Susan B. Yoss
                                              Title:   Executive Vice
                                                       President -- Finance and
                                                       Treasurer

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                /s/ SAMUEL J. HEYMAN                           Chairman of the          February 14, 2002
 --------------------------------------------------          Board and Director
                  Samuel J. Heyman


                   /s/ SUNIL KUMAR                        Chief Executive Officer,      February 14, 2002
 --------------------------------------------------        President and Director
                     Sunil Kumar                        (Principal Executive Officer)


               /s/ RICHARD A. WEINBERG                    Executive Vice President,     February 14, 2002
 --------------------------------------------------      General Counsel, Secretary
                 Richard A. Weinberg                            and Director


                  /s/ SUSAN B. YOSS                      Executive Vice President --    February 14, 2002
 --------------------------------------------------         Finance and Treasurer
                    Susan B. Yoss                         (Principal Financial and
                                                             Accounting Officer)

                                  EXHIBIT LIST

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 **3.1    --   Certificate of Incorporation of International Specialty
               Holdings Inc.
 **3.2    --   By-laws of International Specialty Holdings Inc.
 **4.1    --   Indenture, dated as of December 13, 2001, between
               International Specialty Holdings Inc., as issuer and
               Wilmington Trust Company, as trustee.
 **4.2    --   Form of Notes (to be included in Exhibit 4.2).
 **4.3    --   A/B Exchange Registration Rights Agreement, dated as of
               December 13, 2001, by and among International Specialty
               Holdings Inc., as issuer and Bear Stearns & Co. Inc. and UBS
               Warburg LLC as initial purchasers.
 **5.1    --   Opinion of Weil, Gotshal & Manges LLP.
  10.1    --   Tax Sharing Agreement, dated as of January 1, 2001, by and among International Specialty Products Inc., International
               Specialty Holdings Inc. and ISP Chemco Inc. (incorporated by reference to Exhibit 10.8 to the Form S-4 of ISP Chemco Inc.
               (Registration No. 333-75574)).
  10.2    --   International Speciality Products Inc. 1991 Incentive Plan
               for Key Employees and Directors, as amended (incorporated by reference to Exhibit 4.3 to Post-Effective Amendment No. 1 on Form S-8 to the ISP Registration Statement on Form S-4
               (Registration No. 333-53709)).
  10.3    --   International Specialty Products Inc. 2000 Long-Term
               Incentive Plan (incorporated by reference to Annex A to
               ISP's definitive proxy statement on Schedule 14A with
               respect to ISP's 2001 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 20,
               2001).
  10.4    --   Amendment No. 2 to the International Specialty Products Inc.
               2000 Long-Term Incentive Plan (incorporated by reference to
               Annex C to ISP's definitive proxy statement on Schedule 14A with respect to ISP's 2001 Annual Meeting of Stockholders
               filed with the Securities and Exchange Commission on April
               20, 2001).
  10.5    --   Letter Agreement, dated September 29, 1999, between
               International Specialty Products Inc. and Sunil Kumar
               (incorporated by reference to Exhibit 10 to the ISP
               Quarterly Report on Form 10-Q for the fiscal quarter ended
               October 3, 1999).
  10.6    --   First Amendment to Letter Agreement dated September 29, 1999 between International Specialty Products Inc. and Sunil
               Kumar (incorporated by reference to Exhibit 10.11 to ISP's
               Annual Report on Form 10-K for the fiscal year ended
               December 31, 2000).
  10.7    --   International Specialty Products Inc. Yoss Restricted Share
               Plan (incorporated by reference to Exhibit 4.3 to the
               Registration Statement on Form S-8 of International
               Specialty Products Inc. (Registration No. 333-52504)).
  10.8    --   International Specialty Products Inc. Olsen Restricted Share
               Plan (incorporated by reference to Exhibit 4.3 to the
               Registration Statement on Form S-8 of International
               Specialty Products Inc. (Registration No. 333-52638)).
  10.9    --   International Specialty Products Inc. Olsen Restricted Share
               Plan II (incorporated by reference to Exhibit 4.3 to the
               Form S-8 of International Specialty Products Inc.
               (Registration No. 333-81486))
  10.10   --   International Specialty Products Kumar Restricted Share Plan
               (incorporated by reference to Exhibit 4.3 to the Form S-8 of
               International Specialty Products, Inc. (Registration No.
               333-81488))
  10.11   --   International Specialty Products Inc. 2000 Stock Option Plan
               for Non-Employee Directors (incorporated by reference to
               Exhibit 4.3 to the Form S-8 of International Specialty
               Products Inc. (Registration No. 333-81490))
**12.1    --   Computation of Ratio of Earnings to Fixed Charges.
**21.1    --   Subsidiaries of International Specialty Holdings Inc.
 *23.1    --   Consent of Arthur Andersen LLP.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
**23.2    --   Consent of Weil, Gotshal & Manges LLP (to be included in
               Exhibit 5).
 *24      --   Power of Attorney (included on signature pages).
**25      --   Form T-1 Statement of Eligibility under the Trust Indenture
               Act of 1939, as amended, of Wilmington Trust Company, as
               Trustee under the Indenture.
**99.1    --   Form of Letter of Transmittal.
**99.2    --   Form of Notice of Guaranteed Delivery.

---------------

 * Filed herewith.

** To be filed by amendment.